UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No.1
FORM 11-K/A
ANNUAL REPORT
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2023
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
JPMORGAN CHASE 401(k)
SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
383 Madison Avenue
New York, New York 10179

EXPLANATORY NOTE

This Amendment No. 1 on Form 11-K/A amends the Annual Report on Form 11-K of the JPMorgan Chase 401(k) Savings Plan (the “Plan”), filed on June 27, 2024 (the "Original Form 11-K"). The Original Form 11-K reported delinquent participant contributions for 2023 related to off-cycle pay periods. The purpose of this Amendment is to disclose that additional delinquent participant contributions related to off-cycle pay periods were identified for 2021 and 2022. The Report of the Registered Public Accounting Firm on page 3 of the Original Form 11-K has been dual dated to expand the scope of the audit to cover the additional delinquent contributions. Footnote 12, Off-cycle Payroll Contributions, on page 17 of the Original Form 11-K has been amended to reference 2021 and 2022 and to disclose that the operational process was updated to address this issue effective July 1, 2024. The supplemental Schedule of Delinquent Participant Contributions on page 95 of the Original Form 11-K has been updated to include the additional delinquent participant contributions identified for 2021 and 2022. No other changes have been made to the Original Form 11-K.

JPMORGAN CHASE 401(k) SAVINGS PLAN

Report of Independent Registered Public Accounting Firm
To the Plan Administrator and Plan Participants of
JPMorgan Chase 401(k) Savings Plan
New York, New York

Opinion on the Financial Statements
We have audited the accompanying Statements of Net Assets Available for Benefits of JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2023 and 2022 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information
The supplemental (1) Schedule of Assets (Held at End of Year) as of December 31, 2023, (2) Schedule of Assets (Both Acquired and Disposed of within Plan Year) for the year ended December 31, 2023, (3) Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible as of December 31, 2023 and (4) Schedule of Delinquent Contributions for the years ended December 31, 2023, 2022, and 2021, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Meaden & Moore, Ltd.

We have served as the Plan's auditor since 2006.

Cleveland, Ohio
June 27, 2024
except for Note 12, as to which the date is October 10, 2024

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits

December 31,	2023	2022
Assets:
Investments at fair value	$40,133,351,968	$32,522,308,003
Investments at contract value	2,425,277,812	2,559,827,516
Total investments	42,558,629,780	35,082,135,519

Receivables:
Employers’ contributions	1,107,443,179	961,639,661
Notes receivable from participants	581,834,377	530,163,208
Receivable for investments sold	207,567,216	125,042,234
Participants’ contributions	50,128,510	42,441,602
Accrued interest and dividends	30,411,010	24,592,259
Other	15,850,351	19,897,859
Total receivables	1,993,234,643	1,703,776,823

Cash and currency	372,599	1,317,492
Total assets	44,552,237,022	36,787,229,834

Liabilities:
Derivative payables at fair value	1,828,784	9,180,858
Mortgage-backed securities sold short at fair value	2,291,625	1,632,438
Total liabilities at fair value	4,120,409	10,813,296
Payable for investments purchased	505,094,953	341,291,670
Cash overdraft	1,187,397	599,308
Accrued administrative expenses	1,943,994	2,304,911
Other	12,423,680	2,906,548
Total liabilities	524,770,433	357,915,733
Net assets available for benefits	$44,027,466,589	$36,429,314,101
The accompanying notes to financial statements are an integral part of these statements.

JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available For Benefits

Years Ended December 31,	2023	2022
Additions:
Contributions:
Participants	$1,538,514,237	$1,359,523,416
Employers	1,118,299,504	973,939,966
Rollovers	471,622,853	234,070,685
Total contributions	3,128,436,594	2,567,534,067
Investment income:
Dividend income:
JPMorgan Chase & Co. common stock	161,011,358	162,160,792
Other	133,630,684	109,559,288
Interest income	141,264,530	80,445,800
Net appreciation/(depreciation) in fair value of investments	6,732,080,073	(6,677,018,204)
Net increase/(decrease) in investment income	7,167,986,645	(6,324,852,324)
Interest income on notes receivable from participants	31,768,523	18,676,892
Total additions, net	10,328,191,762	(3,738,641,365)

Deductions:
Benefits paid to participants	2,711,361,429	2,293,246,378
Administrative expenses	18,677,845	18,307,067
Total deductions	2,730,039,274	2,311,553,445
Net change during the year	7,598,152,488	(6,050,194,810)
Net assets available for benefits, beginning of year	36,429,314,101	42,479,508,911
Net assets available for benefits, end of year	$44,027,466,589	$36,429,314,101
The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

1. Description of the Plan
The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase”), which is a leading global financial services firm and one of the largest banking institutions in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase Bank, N.A. is a national banking association that has retail branches in 48 states and Washington, D.C. and operates nationally as well as through non-U.S. bank branches and subsidiaries, and representative offices.
The following is a general description of the Plan. Refer to the Plan’s Summary Plan Description and governing legal Plan document for a more complete description of the Plan.
General
The Plan enables eligible employees of JPMorgan Chase and certain of its affiliated companies (i.e., "Participants") to save and invest for their retirement in individual accounts. All amounts contributed to a Participant’s account under the Plan are held in a trust fund administered by JPMorgan Chase Bank, N.A., as Trustee.
The Plan is administered by the plan administrator who is appointed by the Board of Directors of JPMorgan Chase or JPMorgan Chase Bank, N.A. The Plan is subject to and is intended to comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended ("Code"). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
Eligibility
Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees who are regularly scheduled to work 20 hours or more per week are eligible to participate after completing 60 days of service. Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 3% before-tax contribution rate on ongoing compensation (base salary/regular pay and any non-annual cash incentive compensation) unless they otherwise enroll themselves or opt out of the Plan within their first 31 days of eligibility. Further, unless the employees elect a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased annually by 1% until they reach a before-tax contribution rate of 10%. Unless another investment election is chosen, Participant contributions are invested in one of the Plan’s qualified default investment alternative funds, the Target Date Funds.
Contributions
Participant contributions
The Plan allows Participants to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation subject to certain legal limitations (“Contributions”). Eligible compensation generally means base salary/regular pay and variable incentive compensation. Eligible compensation excludes overtime, sign-on bonuses and similar awards, referral awards, stipends, non-cash awards (such as equity awards), and allowances. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit.
In addition, Participants who are age 50 or older are permitted to make additional Contributions known as “catch-up” contributions.
Matching contributions
Generally, except as discussed below, each contributing employer (“Contributing Employer”) makes an annual matching contribution ("Matching Contribution") on behalf of each Participant who has completed one year of service in an amount equal to 100% of the Participant’s Contributions up to 5% of eligible compensation – provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met. Participants whose total annual cash compensation is $250,000 or more are not eligible to receive Matching Contributions. The determination of total annual cash compensation is made each August 1 and applies for the next succeeding calendar year.
Matching Contributions are invested in the same manner as a Participant’s Contributions.
Non-matching contributions
Each Contributing Employer provides an annual profit-sharing contribution to the Plan (known as “automatic pay credits”) on behalf of each Participant who has completed one year of service-provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met- based upon a percentage of eligible compensation capped at $100,000 annually.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

Non-matching Contributions are invested in the same manner as a Participant’s Contributions or, in a Target Date Fund in the absence of such an election.
Discretionary contributions
In December 2023 and 2022, JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, announced the granting of discretionary contributions to certain non-highly compensated employees. The contributions were allocated to the accounts of the eligible employees in January 2024 and 2023, respectively. The awards were immediately 100% vested and were invested in the same manner as the Participant's Contributions or, in a Target Date Fund in the absence of such an election.
Rollover contributions
The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers; individual retirement accounts (“IRA”); governmental 457 plans; and 403(b) plans.
Dividend election
The JPMorgan Chase Common Stock Fund has been designated as a non-leveraged employee stock ownership plan. As such, Participants may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
Vesting
A Participant’s Contributions are 100% vested, including any associated investment performance (or “earnings”). Participants become 100% vested in the value of the Matching Contributions and automatic pay credits, including any associated investment performance, after they have completed three years of service. Employer discretionary contributions, if any, vest according to the schedule communicated at the time they were announced.
Forfeited amounts
In accordance with the Plan's governing document, amounts that are forfeited, including unvested employer contributions, can be used to offset the cost of a Contributing Employer’s future contributions and/or Plan expenses that would otherwise be paid directly by the Contributing Employer. For the years ended December 31, 2023 and 2022, $14,976,321 and $12,952,282, respectively, of forfeited amounts were used to offset the cost of Contributing Employer contributions and/or Plan expenses that would have otherwise been paid directly by a Contributing Employer.
Distributions
Withdrawal of contributions
The Plan allows a Participant to withdraw all or any portion of his or her vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of non-forfeitable employer contributions, subject to certain restrictions.
Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions). Participants who do not have the amounts described in the preceding paragraph may request to withdraw their vested account balance only upon attaining age 59 ½ or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per Plan provisions).
The Plan allows for in-plan Roth conversions whereby certain Plan Participants who are eligible to take an in-service withdrawal or distribution can convert certain non-Roth account balances in the Plan to Roth accounts.
Payment of vested benefits
A Participant who terminates employment may elect to receive the value of his or her vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as his or her beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, the value of the vested benefit is distributed to the Participant’s estate.
A terminated Participant whose vested account balance under the Plan (including loans) is $1,000 or more may elect to: (1) receive a lump sum payment; (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan; (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after he or she attains the age of 72 (or age 73 or 75, depending on the Participant's date of birth). A Participant will be deemed to have elected to defer receipt of his or her account balance to April

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

1 of the year following the year in which he or she attains age 72 (or age 73 or 75, depending on the Participant's date of birth) unless otherwise elected by the month following the date of his or her 65th birthday.
If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, the Participant may elect to directly roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan without any required income tax withholding.
Notes receivable from participants
The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. The Plan generally limits Participants to two outstanding loans at any time. Loan principal and interest are paid through payroll deductions. Notes receivable from participants in the Statement of Net Assets Available for Benefits are measured at the principal plus accrued interest amount outstanding.
Administrative expenses
To the extent not paid in full or in part by the Contributing Employers, the trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments, investment management fees and other expenses directly attributable to the administration of the Plan.

2. Summary of significant accounting policies
Basis of presentation
The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of estimates in the preparation of financial statements
The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and the disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
Investment valuation
Investments are recorded at fair value, except for synthetic guaranteed investment contracts ("synthetic GICs"), which are recorded at contract value. Investments measured at fair value include certain investments that use the net asset value per share ("NAV") or its equivalent as a practical expedient. For information related to the Plan’s valuation methodologies for its investments recorded at fair value, refer to Note 3.
Synthetic GICs
A synthetic GIC is an investment contract associated with the Stable Value Fund in which the Plan owns the underlying investment assets and purchases wrapper contracts from insurance companies or other financial institutions which provide market value and cash flow risk protection to the Plan. The Plan accounts for its synthetic GICs at contract value as that is the amount Participants would receive if they were to withdraw or transfer all or a portion of their investments in the Stable Value Fund. For a discussion of synthetic GIC investment contracts, refer to Note 5.
Participant withdrawals
Participant withdrawals are recorded when paid.
Differences between financial statements and Form 5500
The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The U.S. Department of Labor, however, requires that these amounts be reported as a liability on Internal Revenue Service ("IRS") Form 5500. As a result, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on IRS Form 5500 as benefits paid.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

The following is a reconciliation of net assets available for benefits as disclosed per the financial statements to the Form 5500.

December 31,	2023	2022
Net assets available for benefits per the financial statements	$44,027,466,589	$36,429,314,101
Less: Amounts allocated to withdrawing Participants	(7,442,767)	(4,051,713)
Net assets available for benefits per Form 5500	$44,020,023,822	$36,425,262,388

The following is a reconciliation of benefits paid to Participants as disclosed per the financial statements to Form 5500.

Year ended December 31,	2023	2022
Benefits paid to Participants per the financial statements	$2,711,361,429	$2,293,246,378
Add: Amounts allocated to withdrawing Participants at end of year	7,442,767	4,051,713
Less: Amounts allocated to withdrawing Participants at beginning of year	(4,051,713)	(3,946,770)
Benefits paid to Participants per Form 5500	$2,714,752,483	$2,293,351,321

Foreign currency translation
The Plan revalues assets, liabilities, additions and deductions denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates.

3. Fair value measurements
Determination of fair value
The following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. The Plan has an established and well-structured process for determining fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices or inputs, where available. If prices or quotes are not available, fair value is based on valuation models and other valuation techniques that consider relevant transaction characteristics (such as maturity) and use as inputs, observable or unobservable market parameters, including but not limited to yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect constraints on liquidity and unobservable parameters when the Plan is unable to observe a recent market price for a financial instrument that trades in an inactive (or less active) market. No adjustments to quoted prices are applied for instruments classified within level 1 of the fair value hierarchy (refer to the discussion below for further information on the fair value hierarchy).
The Plan uses various methodologies and assumptions in the determination of fair value. The use of different methodologies or assumptions by other market participants compared with those used by the Plan could result in a different estimate of fair value at the reporting date.
During 2023 no changes were made to the Plan's valuation models that had, or are expected to have, a material impact on the Plan's financial statements.
Fair value hierarchy
A three-level fair value hierarchy has been established under U.S. GAAP for disclosure of fair value measurements. The fair value hierarchy is based on the observability of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•Level 3 — one or more inputs to the valuation methodology are unobservable and significant to the fair value measurement.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

A financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The following table describes the valuation methodologies generally used by the Plan to measure its instruments at fair value, including the general classification of such instruments pursuant to the fair value hierarchy.

Instrument	Valuation methodology	Classifications in the fair value hierarchy
JPMorgan Chase & Co. common stock	Closing price reported on the New York Stock Exchange	Level 1
Other equity, corporate debt, asset-backed, U.S. federal, state, local and non-U.S. government and mortgage-backed securities and repurchase agreements.	Quoted market prices	Level 1
	In the absence of quoted market prices, securities are valued based on:	Level 2
•Observable market prices for similar securities
•Relevant broker quotes
•Independent pricing services
•Discounted cash flows
In addition, the following inputs to discounted cash flows are used for the following products:
Mortgage- and asset-backed securities specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Current market assumptions related to yield, prepayment speed, conditional default rates and loss severity
Collateralized loan obligations ("CLOs") specific inputs:
•Collateral characteristics
•Deal-specific payment and loss allocations
•Expected prepayment speed, conditional default rates, loss severity
•Credit spreads
•Credit rating data
Fund investments (e.g., mutual, money market and other) and registered investment companies	Net asset value
	•NAV is supported by the ability to redeem and purchase at NAV level.	Level 1
	•Adjustments to the NAV as required for restrictions on redemption or where observable activity is limited.	Level 2(a)
Derivatives	Non-exchange traded derivatives that are valued using independent pricing services.	Level 2
Refer to Note 6 for further information on derivative instruments.
(a) Excludes certain investments that are measured at fair value using the net asset value per share (or its equivalents) as a practical expedient.
Investments measured at net asset value
The Plan also uses as a practical expedient the NAV per share (or its equivalent) to measure the fair value of multiple investments that (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company. These investments are not required to be classified in the fair value hierarchy and consist predominantly of investments in certain collective investment funds and registered investment companies.
The investment strategies for collective investment funds and registered investment companies vary, and they may invest directly and indirectly in a broad range of equity, debt and derivative investments with the objective of mirroring or exceeding the total return of certain market indices (e.g., Standard & Poor’s ("S&P") 500 Index, Russell 1000 Index, Bloomberg U.S. Aggregate Bond Index). Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization (e.g., large, medium or small cap stocks), and other strategies. Certain of these

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

investments could be subject to restrictions on redemption in the future as indicated above; and they may be sold based on the level of capital markets activity, market levels, the performance of the broader economy and investment-specific issues.
The Plan has no commitments to make additional investments in financial instruments that are valued at NAV.
The following tables present the financial instruments carried at fair value as of December 31, 2023 and 2022, by major product category and fair value hierarchy.
Assets and liabilities measured at fair value on a recurring basis

	Fair value hierarchy
December 31, 2023	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$6,467,518,896	$—	$6,467,518,896
Other equity securities	4,012,231,276	—	4,012,231,276
Total equity securities	10,479,750,172	—	10,479,750,172
Corporate debt and asset-backed securities	—	2,062,386,913	2,062,386,913
U.S. federal, state, local and non-U.S. government securities	654,441,580	27,126,052	681,567,632
Mortgage-backed securities	191,234,848	85,579,319	276,814,167
Money market funds and other(a)	294,668,407	35,370,127	330,038,534
Derivative receivables	—	790,456	790,456
Total assets measured at fair value	$11,620,095,007	$2,211,252,867	$13,831,347,874
Investments measured at NAV(b)			26,302,004,094
Total investments at fair value			$40,133,351,968

Mortgage-backed securities sold short	$2,291,625		$2,291,625
Derivative payables	—	1,828,784	1,828,784
Total liabilities measured at fair value	$2,291,625	$1,828,784	$4,120,409

	Fair value hierarchy
December 31, 2022	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$5,348,755,914	$—	$5,348,755,914
Other equity securities	3,292,031,908	—	3,292,031,908
Total equity securities	8,640,787,822	—	8,640,787,822
Corporate debt and asset-backed securities	—	1,749,460,666	1,749,460,666
U.S. federal, state, local and non-U.S. government securities	627,193,707	19,211,062	646,404,769
Mortgage-backed securities	101,866,263	59,948,292	161,814,555
Money market funds and other(a)	319,518,815	40,104,675	359,623,490
Derivative receivables	—	4,506,951	4,506,951
Total assets measured at fair value	$9,689,366,607	$1,873,231,646	$11,562,598,253
Investments measured at NAV(b)			20,959,709,750
Total investments at fair value			$32,522,308,003

Mortgage-backed securities sold short	$1,632,438		$1,632,438
Derivative payables	—	9,180,858	9,180,858
Total liabilities measured at fair value	$1,632,438	$9,180,858	$10,813,296
(a)Money market funds and other consists of mutual funds, money market funds, and resale agreements.
(b)Investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient are not required to be classified in the fair value hierarchy.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

4. Investment program
As of December 31, 2023, the Plan offers Participants 30 investment options, which consist of: ten target date funds (most of the underlying funds are index funds) and 20 core investment funds, which are composed of six fixed-income funds, nine domestic equity funds (five are index funds), three international equity funds (two are index funds), one emerging markets equity index fund, and the JPMorgan Chase Common Stock Fund.
Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. Empower Plan Services, LLC is the third-party administrator and record-keeper.
Participants may elect to direct or change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund re-allocations, transfers and distributions are processed on a daily basis using NAV. Changes generally become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes generally become effective on the next business day.
The Plan Administrator may place restrictions on investments in the funds and on daily transfers and re-allocations among funds.

5. Synthetic GICs
The Stable Value Fund invests in synthetic GICs, a synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are owned by the Plan. The investment contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recognized in the net assets of the Plan, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate of the synthetic GICs as discussed further below. The issuers of the investment contracts guarantee that all qualified participant withdrawals will take place at the contract value.
The Plan accounts for synthetic GICs at contract value. Contract value represents contributions made under the contract, plus earnings, less Participant withdrawals and administrative expenses. Participants may customarily direct the withdrawal or transfer of all or a portion of their investment at contract value, subject to certain limitations. The Plan has not recognized any provision for credit losses to reflect the credit risk of the issuers of the synthetic GICs (which generally arise when there are net realized and unrealized losses).
There are no events known to the Plan that are probable of occurring that would limit its ability to transact at contract value with the issuer of the investment contract nor with Participants. The investment contracts cannot be terminated by their issuer at a value other than contract value, except under a limited number of very specific circumstances including termination of the Plan or loss of qualified status of the Plan, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
The following is a summary of the Plan’s investments related to the synthetic GICs recorded at contract value:

December 31, 2023	Contract Value	Unrealized Gains/(Losses)	Market Value of Underlying Assets
Synthetic GICs:
MetLife Contract	$639,179,981	$(39,865,061)	$599,314,920
Prudential Contract	654,883,042	(41,493,545)	613,389,497
Transamerica Contract	562,587,615	(36,598,178)	525,989,437
VOYA Contract	568,627,174	(37,189,663)	531,437,511
Total synthetic GICs	$2,425,277,812	$(155,146,447)	$2,270,131,365

December 31, 2022	Contract Value	Unrealized Gains/(Losses)	Market Value of Underlying Assets
Synthetic GICs:
MetLife Contract	$674,246,201	$(54,027,348)	$620,218,853
Prudential Contract	691,073,890	(56,339,108)	634,734,782
Transamerica Contract	594,014,291	(49,720,970)	544,293,321
VOYA Contract	600,493,134	(50,531,497)	549,961,637
Total synthetic GICs	$2,559,827,516	$(210,618,923)	$2,349,208,593

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

6. Derivative instruments
Derivative contracts derive their value from underlying asset prices, indices, reference rates, other inputs or a combination of these factors and may expose counterparties to risks and rewards of an underlying asset or liability without having to actually invest in, own, or exchange the asset or liability. The Plan uses derivatives to manage and invest in market and credit risk exposures, predominantly using interest rate, credit derivative, foreign exchange and equity contracts. For a further discussion of credit derivatives, refer to the discussion in the Credit derivatives section of this Note.
Accounting for derivatives
Derivatives are recorded on the Statements of Net Assets Available for Benefits at fair value, with all changes in fair value reflected in the Statements of Changes in Net Assets Available for Benefits.
Notional amount of derivative contracts
The following table summarizes the notional amount of derivative contracts outstanding which the Plan is a counterparty to as of December 31, 2023 and 2022.

	Notional amounts(a)
December 31,	2023		2022
Interest rate contracts
Swaps	$389,778,348		$279,301,142
Futures and forwards	249,922,074		267,579,912
Written options	100,505,571		169,768,999
Purchased options	19,483,720		107,553,800
Total interest rate contracts	759,689,713		824,203,853
Credit derivatives	9,200,000		10,183,636
Foreign exchange contracts
Spot, futures and forwards	46,035,146		56,125,255
Total foreign exchange contracts	46,035,146	46035146	56,125,255
Equity contracts
Futures and forwards	9,700		11,350
Total equity contracts	9,700		11,350
Total derivative notional amounts	$814,934,559		$890,524,094
(a)Represents the sum of gross long and gross short third-party notional derivative contracts.
While the notional amounts disclosed above give an indication of the volume of the Plan’s derivative activities, the notional amounts significantly exceed, in the Plan’s view, the possible losses that could arise from such transactions. For most derivative transactions, the notional amount is not exchanged; it is simply a reference amount used to calculate payments.
Impact of derivatives on the Statements of Net Assets Available for Benefits
The following table summarizes the gross fair values of derivative receivables and payables (irrespective of any legally enforceable master netting agreements) by contract type which the Plan is a counterparty to as of December 31, 2023 and 2022, respectively.

	Gross derivative receivables(a)		Gross derivative payables
December 31,	2023	2022	2023	2022
Contract type
Interest rate	$759,613	$4,480,575	$1,314,087	$8,108,066
Credit	8,786	2,354	4,589	88,069
Foreign exchange	22,057	24,022	510,108	984,723
Gross fair value of derivative receivables and payables	$790,456	$4,506,951	$1,828,784	$9,180,858
(a) Derivative receivables are recorded on the Statement of Net Assets Available for Benefits in the Investments at fair value line.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

Derivatives gains and losses
The following table presents derivatives gains/(losses), by contract type which the Plan is counterparty to, for the years ended December 31, 2023 and 2022. All amounts are recorded in net appreciation/(depreciation) in fair value of investments in the Statements of Changes in Net Assets Available for Benefits.

	Derivatives gains/(losses)
Year ended December 31,	2023	2022
Contract type
Interest rate	$3,814,619	$15,074,909
Credit	228,810	(1,225,200)
Foreign exchange	(235,162)	5,393,837
Equity	4,718,628	(3,640,237)
Other	14,667	271,334
Total	$8,541,562	$15,874,643
Credit risk, liquidity risk and credit-related contingent features
In addition to the specific market risks introduced by each derivative contract type, derivatives expose the Plan to credit risk — the risk that derivative counterparties may fail to meet their payment obligations under the derivative contracts and the collateral, if any, held by the Plan proves to be of insufficient value to cover the payment obligation. It is the policy of the Plan to actively pursue, where possible, the use of legally enforceable master netting agreements and collateral agreements to mitigate derivative counterparty credit risk inherent in derivative receivables. A master netting agreement is a single contract with a counterparty that permits multiple transactions governed by that contract to be terminated or accelerated and settled through a single payment in a single currency in the event of a default (e.g., bankruptcy, failure to make a required payment or securities transfer or deliver collateral or margin when due). Collateral/margin agreements provide for a security interest in, or title transfer of, securities or cash collateral/margin to the demanding party with a value equal to the amount of the margin deficit on a net basis across all transactions governed by the master netting agreement, less any threshold. The collateral/margin agreement grants to the demanding party, upon default by the counterparty, the right to set off any amounts payable by the counterparty against any posted collateral or the cash equivalent of any posted collateral/margin. It also grants to the demanding party the right to liquidate collateral/margin and to apply the proceeds to an amount payable by the counterparty.
The amount of derivative receivables reported on the Statements of Net Assets Available for Benefits is the fair value of the derivative contracts excluding the impact of any legally enforceable master netting agreements and cash collateral held by the Plan. These amounts represent the cost to the Plan to replace the contracts at then-current market rates should the counterparty default. However, in the Plan’s view, the appropriate measure of current credit risk should take into consideration the collateral held by the Plan. The Plan has received $2,048,775 and $291,087 of cash collateral and no securities collateral as of December 31, 2023 and 2022, respectively.
While derivative receivables expose the Plan to credit risk, derivative payables expose the Plan to liquidity risk, as the derivative contracts may require the Plan to post cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor. Certain derivative contracts also provide for termination of the contract, generally upon a ratings downgrade of the counterparty or in the event sufficient collateral is not delivered as required, at the fair value of the derivative contracts. The aggregate fair value of derivative payables that contain termination features was $1,828,784 and $9,180,858 as of December 31, 2023 and 2022, respectively. The Plan has posted $9,751,392 and $15,128,231 of cash collateral as of December 31, 2023 and 2022, respectively and $6,762,201 of securities collateral as of December 31, 2023. No securities collateral was posted as of December 31, 2022.
Credit derivatives
Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third-party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as a bankruptcy, a failure to pay its obligation or a restructuring. The seller of credit protection receives a premium for providing protection but has the risk that the underlying instrument referenced in the contract will be subject to a credit event.
The Plan primarily enters into credit default swaps (“CDS”), which are credit derivative contracts between two counterparties that provides protection against a credit event on either a single referenced entity ("single-name") or a broad-based index. Protected credit events are specified at the inception of a transaction.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

The following table summarizes the notional amounts by the ratings and maturity profile, and the total fair value, of credit derivatives as of December 31, 2023 and 2022, where the Plan is the seller of protection. All of the credit derivative contracts, where the Plan is the seller of protection, were credit default swaps. Upon a credit event, the Plan as a seller of protection would typically pay out only a percentage of the full notional amount of net protection sold, as the amount actually required to be paid on the contracts takes into account the recovery value of the reference obligation at the time of settlement. The Plan does not use notional amounts as the primary measure of risk management for such derivatives, because the notional amount does not take into account the probability of the occurrence of a credit event, the recovery value of the reference obligation, or related cash instruments and economic hedges, each of which reduces, in the Plan's view, the risks associated with such derivatives. The maturity profile is based on the remaining contractual maturity of the credit derivative contracts. The ratings profile is based on the rating of the reference entity on which the credit derivative contract is based.
Protection sold – credit derivatives ratings(a)/maturity profile

	Risk rating of reference entity				Total notional amount
December 31,		<1 year	1–5 years	>5 years		Fair value of receivables(b)	Fair value of payables(b)	Net Fair value
2023	Investment-grade	$700,000	$6,600,000	400,000	$7,700,000	$8,786	(4,402)	$4,384
	Noninvestment-grade	—	1,500,000	—	1,500,000	—	(187)	(187)
	Total	$700,000	$8,100,000	$400,000	$9,200,000	$8,786	$(4,589)	$4,197

2022	Investment-grade	$1,800,000	$6,350,000	400,000	$8,550,000	$2,354	(88,069)	$(85,715)
	Noninvestment-grade	—	500,000	—	500,000	—	—	—
	Total	$1,800,000	$6,850,000	$400,000	$9,050,000	$2,354	$(88,069)	$(85,715)
(a)The ratings scale is primarily based on external credit ratings as defined by S&P and Moody’s Investor Services.
(b)Amounts are shown on a gross basis, before the benefit of legally enforceable master netting agreements and cash collateral received and posted by the Plan.

7. Transactions with affiliated parties
Certain Plan investments are managed by parties that meet the definition of party in interest, as defined by ERISA. The following summary of transactions qualify as party-in-interest transactions for the years ended December 31, 2023 and 2022.

	Aggregate cost of purchases		Aggregate proceeds from sales, redemptions and distributions to participants
	2023	2022	2023	2022
JPMorgan Chase & Co. common stock	$1,381,274,137	$1,556,974,143	$1,583,901,624	$1,497,549,780
Funds managed by JPMorgan Investment Management Inc.:
Core Bond Fund	96,997,017	33,499,772	37,511,897	51,633,540
Emerging Markets Debt Fund	13,360,293	27,172,836	58,396,978	68,098,997
Short-Term Fixed Income Fund	2,316,140,636	1,807,493,243	2,244,103,759	1,772,809,878
Small Cap Core Fund	681,352,946	665,769,747	695,681,288	688,525,135
Stable Value Fund	671,790,131	719,381,771	848,578,090	486,908,944

8. Tax status and federal income taxes
On May 12, 2017, the Plan received a favorable tax determination letter from the IRS confirming its tax qualified status under Code Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. The Plan is required to operate in accordance with the applicable provisions of the Code to maintain its qualified status. The Plan Administrator believes the Plan is operating in compliance with the applicable requirements of the Code.
U.S. GAAP requires the management of the Plan to evaluate tax positions taken by the Plan and recognize an income tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. Management of the Plan has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2023 and 2022, there were no uncertain tax positions taken, or expected to be taken, that would require

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to audits by the taxing authorities; however, there are currently no audits in progress for any tax period.
Participants who are not currently receiving a distribution under the Plan do not pay any U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.

9. Commitments and contingencies
In accordance with the provisions of U.S. GAAP for contingencies, the Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. Plan management evaluates the Plan's outstanding legal proceedings, if any, periodically to assess whether any litigation reserve is required, and makes adjustments in such reserves, upwards or downwards, as appropriate, based on Plan management’s best judgment after consultation with counsel.
While the outcome of litigation is inherently uncertain, Plan management believes, based upon its current knowledge, after consultation with counsel, in light of all information known to it at December 31, 2023 that there are no pending or threatened legal proceedings affecting the Plan that would require the establishment of a litigation reserve. There is no assurance that the Plan will not need to establish a reserve, or to adjust the amount of such a reserve, for a litigation-related liability in the future.

10. Risks and uncertainties
The Plan’s investments include financial instruments that are exposed to various risks such as market, credit and liquidity risks. The instruments include investments in equities, fixed income securities, swaps, currency and commodities, futures, forwards, options, and other derivative contracts. Due to the level of risk associated with certain financial instruments, and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.
Market risk is the risk associated with the effect of changes in market factors, such as interest and foreign exchange rates, equity and commodity prices, credit spreads or implied volatilities, on the value of assets and liabilities held for both the short and long term. Economies and financial markets throughout the world are becoming increasingly interconnected, which increases the likelihood that events or conditions in one country or region will adversely impact markets or issuers in other countries or regions. Securities in a fund’s portfolio may under perform in comparison to securities in general financial markets, a particular financial market or other asset classes due to a number of factors, including inflation (or expectations for inflation), deflation (or expectations for deflation), interest rates, global demand for particular products or resources, market instability, debt crises and downgrades, embargoes, tariffs, sanctions and other trade barriers, regulatory events, other governmental trade or market control programs and related geopolitical events. In addition, the value of a fund’s investments may be negatively affected by the occurrence of global events such as war, terrorism, environmental disasters, natural disasters or events, country instability, and infectious disease epidemics or pandemics. Governments, their regulatory agencies, or self-regulatory organizations may take actions that affect the instruments in which a fund invests, or the issuers of such instruments, in ways that could also have a significant negative impact on a fund’s investment performance.
In many cases, the Plan’s financial instruments serve to reduce, rather than increase, exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.
Credit risk is the risk associated with the default or change in credit profile of a counterparty. Regarding derivative assets, the Plan is subject to the risk of counterparty nonperformance except for written options, which obligate the Plan to perform, but do not give rise to counterparty credit risk. The Plan predominantly enters into derivative contracts with counterparties of high credit quality; therefore, the risk of counterparty nonperformance is considered to be negligible.
Concentration of credit risk arises when investments or counterparties are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. The Plan’s exposure to a concentration of credit risk is limited by the broad diversification of its investments across the Participant directed fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2023 and 2022

Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan's exposure to credit risk from synthetic GICs is limited to the excess of the carrying value of the contract over the market value of the underlying investments.

11. Plan termination
JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA

12. Off-cycle Payroll Contributions
Certain contributions to the 401(k) trust for off-cycle pay periods throughout the plan years ended December 31, 2023, 2022 and 2021 were remitted to the trust with other contributions from the next on-cycle payroll as set forth in the Schedule of Delinquent Participant Contributions. The operational process was updated to address this issue effective July 1, 2024.

13. Subsequent Events
In preparing the financial statements, management of the Plan has performed an evaluation of material events that occurred subsequent to December 31, 2023, and through June 27, 2024, the date these financial statements were available to be issued. There were no material subsequent events that occurred that would require disclosure or recognition in these financial statements.

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES:
	3M CO	28,350 SHARES	$2,806,141	$3,099,222
	ABERCROMBIE & FITCH CO	36,947 SHARES	1,510,898	3,259,464
	ABM INDUSTRIES INC	100,249 SHARES	4,016,380	4,494,163
	ACADEMY SPORTS &	22,900 SHARES	1,069,491	1,511,400
	ACADIA HEALTHCARE CO INC	65,932 SHARES	3,135,827	5,126,872
	ACADIA PHARMACEUTICALS	92,089 SHARES	2,343,345	2,883,307
	ACCENTURE PLC	15,950 SHARES	4,796,859	5,597,015
	ACELYRIN INC	157,000 SHARES	3,615,318	1,171,220
	ACM RESEARCH INC	105,233 SHARES	1,203,986	2,056,253
	ACUSHNET HOLDINGS CORP	49,566 SHARES	2,300,754	3,131,084
	ACV AUCTIONS INC	313,759 SHARES	6,143,602	4,753,449
	ADAPTIVE BIOTECHNOLOGIES	11,469 SHARES	461,115	56,198
	ADECOAGRO SA	345,678 SHARES	3,195,678	3,837,026
	ADEIA INC	88,482 SHARES	927,049	1,096,292
	ADIENT PLC	62,822 SHARES	2,796,812	2,284,208
	ADTALEM GLOBAL EDUCATION	35,400 SHARES	2,131,373	2,086,830
	ADVANCED MICRO DEVICES	141,902 SHARES	16,994,459	20,917,774
	ADVANSIX INC	20,805 SHARES	886,484	623,318
	AENA SME SA	35,939 SHARES	5,225,109	6,514,773
	AGREE REALTY CORP REIT	63,878 SHARES	4,414,532	4,021,120
	AIR LIQUIDE SA	24,103 SHARES	3,527,949	4,689,262
	AIRBNB INC	146,704 SHARES	21,634,504	19,972,283
	AIRBUS SE ADR	256,464 SHARES	7,046,920	9,891,816
	AKZO NOBEL NV	119,577 SHARES	8,921,509	9,883,029
	ALBANY INTERNATIONAL	3,425 SHARES	289,455	336,404
	ALIMENTATION COUCHE-TARD	77,846 SHARES	3,472,082	4,606,646
	ALKERMES PLC	38,190 SHARES	1,183,761	1,059,391
	ALLIANZ SE	29,390 SHARES	6,749,831	7,855,067
	ALLOGENE THERAPEUTICS	156,087 SHARES	1,507,706	501,039
	ALPHA METALLURGICAL	11,724 SHARES	1,808,175	3,973,498
	ALPHABET INC	860,386 SHARES	57,386,775	121,254,199
	ALPHATEC HOLDINGS INC	75,801 SHARES	458,909	1,145,353
	ALSTOM SA	653,354 SHARES	15,950,416	8,790,641
	AMADEUS IT GROUP SA	70,719 SHARES	4,201,978	5,068,409
	AMALGAMATED FINL CORP	6,200 SHARES	143,274	167,028
	AMAZON.COM INC	776,048 SHARES	83,548,204	117,912,733
	AMEREN CORP	69,652 SHARES	5,476,632	5,038,626
	AMERICAN AXLE &	92,476 SHARES	600,268	814,714
	AMERICAN EQUITY	17,203 SHARES	632,361	959,927

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	AMERICAN EXPRESS CO	13,200 SHARES	2,476,925	2,472,888
	AMERICAN INTERNATIONAL	239,071 SHARES	12,273,955	16,197,060
	AMERICAN STATES WATER CO	23,187 SHARES	2,105,281	1,864,699
	AMERICAN TOWER CORP REIT	107,536 SHARES	23,125,326	23,214,872
	AMERIS BANCORP	44,519 SHARES	1,685,658	2,361,733
	AMICUS THERAPEUTICS INC	283,315 SHARES	2,991,628	4,020,240
	AMN HEALTHCARE SERVICES	11,500 SHARES	1,196,728	861,120
	ANDERSONS INC/THE	28,929 SHARES	1,088,180	1,664,575
	ANGIODYNAMICS INC	115,945 SHARES	1,266,555	909,009
	ANHEUSER-BUSCH INBEV	120,956 SHARES	6,542,112	7,805,733
	ANI PHARMACEUTICALS INC	10,000 SHARES	619,596	551,400
	ANSYS INC	39,128 SHARES	12,045,093	14,198,769
	APELLIS PHARMACEUTICALS	78,892 SHARES	3,542,024	4,722,475
	API GROUP CORP	143,522 SHARES	3,648,374	4,965,861
	APOGEE ENTERPRISES INC	14,091 SHARES	503,942	752,600
	APPLE HOSPITALITY REIT	106,901 SHARES	1,720,022	1,775,626
	APPLE INC	786,899 SHARES	48,474,855	151,501,664
	APPLIED INDUSTRIAL	2,900 SHARES	454,991	500,801
	APPLIED MATERIALS INC	18,825 SHARES	969,214	3,050,968
	ARCBEST CORP	28,707 SHARES	1,499,949	3,450,868
	ARCH RESOURCES INC	9,398 SHARES	716,393	1,559,504
	ARCUTIS BIOTHERAPEUTICS	425,672 SHARES	3,149,771	1,374,921
	ARES MANAGEMENT CORP	117,229 SHARES	11,983,242	13,940,873
	ARGAN INC	29,643 SHARES	1,259,679	1,386,996
	ARMADA HOFFLER	15,995 SHARES	215,551	197,858
	ARROWHEAD	29,803 SHARES	681,040	911,972
	ASANA INC	83,558 SHARES	2,194,553	1,588,438
	ASBURY AUTOMOTIVE GROUP	16,619 SHARES	3,377,860	3,738,776
	ASGN INC	66,664 SHARES	5,867,851	6,411,077
	ASML HOLDING NV NY REG	22,057 SHARES	13,055,605	16,695,384
	ASSA ABLOY AB	89,773 SHARES	1,937,811	2,585,978
	ASSETMARK FINANCIAL	122,310 SHARES	3,281,160	3,663,185
	ASSOCIATED BANC-CORP	26,000 SHARES	501,267	556,140
	ASTRAZENECA PLC	75,989 SHARES	9,530,719	10,268,302
	ATARA BIOTHERAPEUTICS	443,828 SHARES	1,082,952	227,595
	ATI INC	10,812 SHARES	275,809	491,622
	ATKORE INC	40,956 SHARES	1,510,368	6,552,960
	ATLANTIC UNION	49,629 SHARES	1,554,863	1,813,444

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	ATLASSIAN CORP	81,685 SHARES	11,797,362	19,429,594
	ATRICURE INC	75,974 SHARES	3,318,657	2,711,512
	ATRION CORP	968 SHARES	378,175	366,669
	AVALONBAY COMMUNITIES	71,956 SHARES	13,905,620	13,471,602
	AVEPOINT INC	425,157 SHARES	1,869,104	3,490,539
	AVIAT NETWORKS INC	29,528 SHARES	924,780	964,384
	AVIENT CORP	162,391 SHARES	5,682,846	6,750,594
	AXA SA	205,013 SHARES	5,139,286	6,678,530
	AXCELIS TECHNOLOGIES INC	5,968 SHARES	970,396	773,990
	AXIS CAPITAL HOLDINGS	86,222 SHARES	4,586,909	4,774,112
	AXONICS INC	13,469 SHARES	675,766	838,176
	AXSOME THERAPEUTICS INC	38,669 SHARES	1,419,347	3,077,666
	B2GOLD CORP	735,839 SHARES	2,842,751	2,325,251
	BAKER HUGHES CO	141,188 SHARES	3,983,216	4,825,806
	BANC OF CALIFORNIA INC	46,130 SHARES	633,029	619,526
	BANCO BRADESCO SA ADR	728,256 SHARES	2,045,669	2,548,896
	BANCORP INC/THE	55,603 SHARES	1,728,320	2,144,052
	BANK OF AMERICA CORP	538,360 SHARES	17,673,077	18,126,581
	BANK OF NT BUTTERFIELD &	101,409 SHARES	2,870,552	3,246,102
	BANKUNITED INC	113,408 SHARES	3,541,721	3,677,821
	BANNER CORP	24,686 SHARES	1,418,901	1,322,182
	BARCLAYS PLC	5,954,612 SHARES	11,714,846	11,673,347
	BARRETT BUSINESS	13,200 SHARES	1,332,066	1,528,560
	BAXTER INTERNATIONAL INC	239,818 SHARES	9,778,174	9,271,364
	BAYER AG	82,221 SHARES	4,968,054	3,054,459
	BEACON ROOFING SUPPLY	46,880 SHARES	2,577,225	4,079,498
	BECTON DICKINSON & CO	45,964 SHARES	10,609,428	11,207,402
	BELLRING BRANDS INC	71,169 SHARES	2,986,785	3,944,898
	BENCHMARK ELECTRONICS	50,466 SHARES	1,206,404	1,394,880
	BERKELEY GROUP HOLDINGS	51,542 SHARES	2,186,374	3,080,285
	BEST BUY CO INC	46,383 SHARES	3,217,644	3,630,861
	BGC PARTNERS INC	98,600 SHARES	613,586	711,892
	BIOHAVEN LTD	3,577 SHARES	23,916	153,096
	BLACKLINE INC	31,489 SHARES	2,258,880	1,966,173
	BLACKSTONE GROUP INC	53,296 SHARES	3,660,860	6,977,512
	BLADE AIR MOBILITY INC	186,111 SHARES	735,294	656,972
	BLOOM ENERGY	31,489 SHARES	1,276,297	466,037

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	BLOOMIN' BRANDS INC	137,243 SHARES	3,093,576	3,863,390
	BLUEBIRD BIO INC	3,329 SHARES	69,002	4,594
	BLUEGREEN VACATIONS	23,616 SHARES	629,335	1,774,034
	BLUELINX HOLDINGS INC	7,645 SHARES	573,425	866,255
	BLUEPRINT MEDICINES CORP	15,860 SHARES	1,360,525	1,462,926
	BNP PARIBAS SA	50,333 SHARES	2,698,936	3,480,026
	BOEING CO	38,400 SHARES	7,356,311	10,009,344
	BOISE CASCADE CO	16,242 SHARES	985,126	2,101,065
	BOOT BARN HOLDINGS INC	79,000 SHARES	5,420,692	6,064,040
	BOSTON SCIENTIFIC CORP	147,545 SHARES	5,572,685	8,529,576
	BOX INC	136,946 SHARES	3,824,709	3,507,187
	BOYD GAMING CORP	26,303 SHARES	1,438,657	1,646,831
	BP PLC	1,983,115 SHARES	11,101,078	11,784,622
	BRANDYWINE REALTY TRUST	202,358 SHARES	932,689	1,092,733
	BRAZE INC	34,229 SHARES	1,374,123	1,818,587
	BRIDGE INVESTMENT GROUP	207,914 SHARES	3,318,395	2,033,399
	BRIDGEBIO PHARMA INC	16,641 SHARES	451,841	671,797
	BRIGHTSPHERE INVESTMENT	91,543 SHARES	1,543,840	1,753,964
	BRIGHTSPIRE CAPITAL INC	189,900 SHARES	1,285,823	1,412,856
	BRINK'S CO	22,633 SHARES	1,218,269	1,990,572
	BRISTOL-MYERS SQUIBB CO	80,148 SHARES	6,010,804	4,112,394
	BRITISH AMERICAN TOBACCO	223,586 SHARES	8,310,313	6,542,805
	BROADSTONE NET LEASE INC	50,933 SHARES	840,124	877,066
	BROOKLINE BANCORP INC	346,717 SHARES	3,955,339	3,782,682
	BRP GROUP INC	10,185 SHARES	286,038	244,644
	BRUNSWICK CORP/DE	30,880 SHARES	2,099,399	2,987,640
	BUCKLE INC/THE	37,900 SHARES	1,297,116	1,801,008
	BUSINESS FIRST	23,802 SHARES	449,397	586,719
	BYLINE BANCORP INC	58,089 SHARES	1,368,969	1,368,577
	C3.AI INC	17,006 SHARES	382,788	488,242
	CABALETTA BIO INC	65,850 SHARES	1,353,427	1,494,795
	CABOT CORP	32,485 SHARES	2,146,943	2,712,498
	CACI INTERNATIONAL INC	9,365 SHARES	3,097,754	3,032,949
	CACTUS INC	166,820 SHARES	5,632,465	7,573,628
	CADENCE DESIGN SYSTEMS	44,267 SHARES	10,592,843	12,057,003
	CALIFORNIA RESOURCES	20,238 SHARES	842,877	1,106,614
	CALIX INC	52,785 SHARES	2,823,537	2,306,177

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	CAL-MAINE FOODS INC	20,900 SHARES	960,483	1,199,451
	CANADIAN PACIFIC KANSAS	72,975 SHARES	5,767,777	5,802,138
	CAPITAL CITY BANK GROUP	18,386 SHARES	496,601	541,100
	CARETRUST REIT INC	29,067 SHARES	548,885	650,519
	CARREFOUR SA	289,547 SHARES	5,494,412	5,298,284
	CARS.COM INC	36,234 SHARES	753,775	687,359
	CARVANA CO	16,100 SHARES	438,123	852,334
	CASELLA WASTE SYSTEMS	70,488 SHARES	5,617,487	6,023,904
	CATALYST PHARMACEUTICALS	71,503 SHARES	192,065	1,201,965
	CAVA GROUP INC	107,942 SHARES	3,915,698	4,639,347
	CBIZ INC	43,297 SHARES	2,320,433	2,709,959
	CENTRAL GARDEN & PET CO	48,076 SHARES	1,774,146	2,117,267
	CENTRAL PACIFIC	15,950 SHARES	347,592	313,896
	CENTURY COMMUNITIES INC	95,999 SHARES	5,250,368	8,749,349
	CF INDUSTRIES HOLDINGS	90,487 SHARES	4,327,028	7,193,717
	CHAMPIONX CORP	81,258 SHARES	1,750,852	2,373,546
	CHARLES SCHWAB CORP	76,800 SHARES	4,492,991	5,283,840
	CHEFS' WAREHOUSE INC	163,048 SHARES	5,035,179	4,798,503
	CHESAPEAKE UTILITIES	42,241 SHARES	4,006,439	4,461,917
	CHORD ENERGY CORP	70,550 SHARES	10,104,323	11,727,527
	CHUBB LTD	88,990 SHARES	13,849,813	20,111,740
	CIE FINANCIERE RICHEMONT	32,483 SHARES	3,850,982	4,467,305
	CIGNA GROUP	23,688 SHARES	5,431,075	7,093,372
	CIRRUS LOGIC INC	8,970 SHARES	665,714	746,214
	CITI TRENDS INC	63,298 SHARES	3,914,220	1,790,067
	CITIGROUP INC	57,100 SHARES	2,891,244	2,937,224
	CITY HOLDING CO	684 SHARES	61,941	75,418
	CITY OFFICE REIT INC	36,400 SHARES	230,453	222,404
	CIVITAS RESOURCES INC	12,419 SHARES	970,520	849,211
	CLEAR SECURE INC	126,419 SHARES	4,083,110	2,610,552
	CLEARWAY ENER-C RG	68,127 SHARES	2,092,376	1,868,724
	CLEARWAY ENERGY INC	18,099 SHARES	354,347	462,972
	CNX RESOURCES CORP	30,641 SHARES	358,563	612,820
	COASTAL FINANCIAL	27,304 SHARES	1,138,303	1,212,571
	COCA-COLA CO	90,320 SHARES	4,714,353	5,322,558
	COCA-COLA CONSOLIDATED	1,600 SHARES	431,122	1,485,440
	COGENT COMMUNICATIONS	78,899 SHARES	4,628,987	6,001,058

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	COLGATE-PALMOLIVE CO	127,066 SHARES	9,647,214	10,128,431
	COMFORT SYSTEMS USA INC	33,096 SHARES	1,737,688	6,806,854
	COMMERCIAL METALS CO	90,285 SHARES	2,976,090	4,517,861
	COMMUNITY HEALTHCARE	14,868 SHARES	600,978	396,084
	COMMVAULT SYSTEMS INC	35,931 SHARES	2,184,652	2,869,090
	COMPASS GROUP PLC	167,223 SHARES	3,538,605	4,574,754
	CONAGRA BRANDS INC	377,091 SHARES	11,761,333	10,807,428
	CONCRETE PUMPING	315,267 SHARES	2,426,039	2,585,189
	CONMED CORP	45,059 SHARES	5,801,288	4,934,411
	CONNECTONE BANCORP INC	171,844 SHARES	2,614,096	3,936,946
	CONOCOPHILLIPS	46,718 SHARES	2,550,989	5,422,558
	CONSOL ENERGY INC	4,131 SHARES	202,345	415,289
	CONSTELLIUM SE	479,573 SHARES	7,344,546	9,572,277
	CONSTRUCTION PARTNERS	115,261 SHARES	3,594,039	5,016,159
	CONTRA ADURO BIOTECH I	76,740 SHARES	—	—
	COPART INC	288,417 SHARES	11,693,512	14,132,433
	COPT DEFENSE PROPERTIES	116,810 SHARES	2,884,531	2,993,840
	CORE & MAIN INC	29,357 SHARES	678,504	1,186,316
	COUSINS PROPERTIES INC	49,024 SHARES	1,684,725	1,193,734
	CREDO TECHNOLOGY GROUP	165,797 SHARES	2,901,448	3,228,068
	CRINETICS	89,546 SHARES	2,693,709	3,186,047
	CROCS INC	34,463 SHARES	2,800,280	3,219,189
	CRODA INTERNATIONAL PLC	26,563 SHARES	1,491,804	1,710,057
	CROSS COUNTRY HEALTHCARE	45,003 SHARES	1,252,668	1,018,868
	CUMMINS INC	38,267 SHARES	7,671,786	9,167,625
	CUSTOMERS BANCORP INC	69,216 SHARES	2,098,504	3,988,226
	CVB FINANCIAL CORP	128,064 SHARES	2,786,264	2,585,612
	CVR ENERGY INC	26,727 SHARES	832,156	809,828
	CVS HEALTH CORP	122,555 SHARES	8,923,173	9,676,943
	CYMABAY THERAPEUTICS INC	144,272 SHARES	2,481,762	3,407,705
	DAKTRONICS INC	209,100 SHARES	2,202,575	1,773,168
	DANAHER CORP	94,051 SHARES	20,440,078	21,757,758
	DANONE SA	155,737 SHARES	9,971,630	10,095,007
	DARLING INGREDIENTS INC	20,587 SHARES	1,435,669	1,026,056
	DAVE & BUSTER'S	47,500 SHARES	2,088,813	2,557,875
	DELEK US HOLDINGS INC	44,887 SHARES	1,080,022	1,158,079
	DESCARTES SYSTEMS GROUP	27,151 SHARES	1,699,263	2,282,313

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	DEUTSCHE TELEKOM AG	436,664 SHARES	8,899,467	10,491,349
	DIAGEO PLC	264,937 SHARES	11,022,588	9,645,903
	DNOW INC	257,911 SHARES	2,175,336	2,919,553
	DOLE PLC	120,800 SHARES	1,376,143	1,484,632
	DOMINION ENERGY INC	163,999 SHARES	10,855,546	7,707,953
	DONNELLEY FINANCIAL	74,771 SHARES	2,377,955	4,663,467
	DORIAN LPG LTD	28,069 SHARES	660,223	1,231,387
	DORMAN PRODUCTS INC	30,935 SHARES	2,569,554	2,580,288
	DUOLINGO INC	10,825 SHARES	1,632,039	2,455,651
	EAGLE BULK SHIPPING INC	7,435 SHARES	352,655	411,899
	EASTERLY GOVERNMENT	27,600 SHARES	379,318	370,944
	EASTERN BANKSHARES INC	355,646 SHARES	5,259,725	5,050,173
	ECHOSTAR CORP	23,621 SHARES	453,263	391,400
	ECOVYST INC	19,687 SHARES	225,288	192,342
	EDGEWELL PERSONAL CARE	44,215 SHARES	1,421,416	1,619,595
	ELANCO ANIMAL HEALTH INC	355,413 SHARES	7,615,762	5,295,654
	ELEVANCE HEALTH INC	35,702 SHARES	13,340,622	16,835,635
	ELF BEAUTY INC	93,012 SHARES	3,048,463	13,425,352
	ELI LILLY & CO	59,061 SHARES	29,627,160	34,427,838
	ENACT HOLDINGS INC	33,800 SHARES	936,638	976,482
	ENANTA PHARMACEUTICALS	33,327 SHARES	1,339,201	313,607
	ENBRIDGE INC	1 SHARE	—	36
	ENCORE WIRE CORP	20,298 SHARES	2,140,770	4,335,653
	ENEL SPA	1,572,054 SHARES	11,685,273	11,687,112
	ENERGY RECOVERY INC	47,360 SHARES	1,026,811	892,262
	ENERPAC TOOL GROUP CORP	191,451 SHARES	4,923,383	5,952,212
	ENOVA INTERNATIONAL INC	9,152 SHARES	396,550	506,655
	ENPRO INC	31,827 SHARES	3,794,566	4,988,564
	ENSTAR GROUP LTD	900 SHARES	211,808	264,915
	ENTERPRISE FINANCIAL	99,654 SHARES	4,439,397	4,449,552
	ENVESTNET INC	33,142 SHARES	1,672,888	1,641,192
	EOG RESOURCES INC	41,250 SHARES	4,721,933	4,989,188
	EQT CORP	169,669 SHARES	6,761,253	6,559,404
	EQUINIX INC REIT USD	18,137 SHARES	11,204,195	14,607,358
	EQUITABLE HOLDINGS INC	265,943 SHARES	6,932,022	8,855,902
	EQUITY BANCSHARES INC	5,200 SHARES	170,880	176,280

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	EQUITY COMMONWEALTH REIT	31,719 SHARES	698,726	609,005
	ERO COPPER CORP	142,789 SHARES	2,154,564	2,254,638
	ESPERION THERAPEUTICS	527,339 SHARES	793,276	1,576,744
	ESSENT GROUP LTD	92,416 SHARES	4,151,927	4,874,019
	ESSENTIAL PROPERTIES	45,012 SHARES	1,014,807	1,150,507
	EVERI HOLDINGS INC	89,442 SHARES	1,510,349	1,008,011
	EVERTEC INC	76,348 SHARES	2,581,959	3,125,687
	EXTREME NETWORKS INC	33,489 SHARES	784,192	590,746
	EXXON MOBIL CORP	106,178 SHARES	8,220,671	10,615,676
	FABRINET	23,018 SHARES	2,352,902	4,381,016
	FANUC CORP	312,500 SHARES	10,569,446	9,192,350
	FEDERAL AGRICULTURAL	2,900 SHARES	476,232	554,538
	FEDERATED HERMES INC	31,916 SHARES	1,245,530	1,080,676
	FIFTH THIRD BANCORP	272,342 SHARES	8,451,528	9,393,076
	FINANCIAL INSTITUTIONS	4,177 SHARES	132,989	88,970
	FIRST BANCORP/PUERTO	314,993 SHARES	3,570,222	5,181,635
	FIRST BANCORP/SOUTHERN	60,619 SHARES	2,126,068	2,243,509
	FIRST BANCSHARES INC	19,903 SHARES	554,160	583,755
	FIRST CITIZENS	1,246 SHARES	1,219,161	1,768,037
	FIRST COMMONWEALTH	27,922 SHARES	404,461	431,116
	FIRST FINANCIAL CORP	10,428 SHARES	453,913	448,717
	FIRST INDUSTRIAL REALTY	12,395 SHARES	282,622	652,845
	FIRST INTERSTATE	63,630 SHARES	1,627,182	1,956,623
	FIRST MERCHANTS CORP	54,205 SHARES	1,827,219	2,009,921
	FIRST MID BANCSHARES INC	18,000 SHARES	480,646	623,880
	FIRSTCASH HOLDINGS INC	23,821 SHARES	2,257,511	2,581,958
	FISERV INC	108,960 SHARES	11,438,227	14,474,246
	FLEETCOR TECHNOLOGIES	89,028 SHARES	16,148,751	25,160,203
	FLYWIRE CORP	192,419 SHARES	5,723,037	4,454,500
	FNB CORP/PA	22,375 SHARES	288,708	308,104
	FORESTAR GROUP INC	29,864 SHARES	639,935	987,602
	FORWARD AIR CORP	6,684 SHARES	590,570	420,223
	FRESH DEL MONTE PRODUCE	13,800 SHARES	329,329	362,250
	FRESHPET INC	64,979 SHARES	4,690,656	5,637,578
	FULGENT GENETICS INC	24,468 SHARES	1,039,979	707,370
	GARTNER INC	18,999 SHARES	7,778,800	8,570,639
	GENERAL DYNAMICS CORP	47,343 SHARES	11,214,200	12,293,557

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	GENERAL ELECTRIC CO	90,131 SHARES	6,271,310	11,503,420
	GIBRALTAR INDUSTRIES INC	14,241 SHARES	795,391	1,124,754
	G-III APPAREL GROUP LTD	43,300 SHARES	1,089,690	1,471,334
	GLOBAL MEDICAL REIT INC	14,783 SHARES	201,346	164,091
	GLOBAL PAYMENTS INC	77,663 SHARES	9,864,609	9,863,201
	GMS INC	42,537 SHARES	1,771,348	3,506,325
	GOGO INC	35,652 SHARES	455,249	361,155
	GOLD ENTERTAINMENT GROUP	3,410 SHARES	—	1
	GOLDEN ENTERTAINMENT INC	69,750 SHARES	2,796,065	2,785,118
	GRAY TELEVISION INC	50,233 SHARES	657,710	450,088
	GREAT LAKES DREDGE &	371,586 SHARES	3,312,137	2,853,780
	GREEN BRICK PARTNERS INC	25,400 SHARES	1,013,416	1,319,276
	GREEN PLAINS INC	30,159 SHARES	813,052	760,610
	GREIF INC	8,863 SHARES	603,014	581,324
	GRID DYNAMICS HOLDINGS	398,024 SHARES	6,073,452	5,305,660
	GRIFFON CORP	47,255 SHARES	2,816,885	2,880,192
	GROUP 1 AUTOMOTIVE INC	9,326 SHARES	2,431,560	2,842,005
	GSK PLC	507,886 SHARES	9,567,159	9,389,365
	GUARDANT HEALTH INC	80,597 SHARES	2,432,381	2,180,149
	GULFPORT ENERGY CORP	3,200 SHARES	359,231	426,240
	HAMILTON LANE INC	23,598 SHARES	1,624,712	2,676,957
	HARTFORD FINANCIAL	155,449 SHARES	10,352,686	12,494,991
	HAYWARD HOLDINGS INC	297,185 SHARES	3,541,306	4,041,716
	HB FULLER CO	22,641 SHARES	1,399,621	1,843,204
	HEALTH CATALYST INC	279,291 SHARES	2,847,551	2,586,235
	HEALTHEQUITY INC	52,731 SHARES	3,249,920	3,496,065
	HEARTLAND FINANCIAL USA	12,600 SHARES	439,302	473,886
	HECLA MINING CO	241,800 SHARES	1,032,118	1,163,058
	HEIDRICK & STRUGGLES	30,793 SHARES	922,041	909,317
	HELMERICH & PAYNE INC	7,800 SHARES	390,990	282,516
	HERBALIFE LTD	83,601 SHARES	1,844,183	1,275,751
	HERC HOLDINGS INC	50,049 SHARES	5,918,719	7,451,796
	HERITAGE COMMERCE CORP	98,944 SHARES	1,054,697	981,524
	HEXCEL CORP	69,969 SHARES	4,460,876	5,160,214
	HILLTOP HOLDINGS INC	80,020 SHARES	2,406,050	2,817,504
	HILTON GRAND VACATIONS	38,815 SHARES	1,431,474	1,559,587
	HILTON WORLDWIDE	101,969 SHARES	13,852,887	18,567,535

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	HIRERIGHT HOLDINGS	155,399 SHARES	2,462,656	2,090,117
	HOME BANCSHARES INC/AR	43,800 SHARES	895,459	1,109,454
	HONEYWELL INTERNATIONAL	32,900 SHARES	6,233,490	6,899,459
	HOPE BANCORP INC	67,200 SHARES	742,396	811,776
	HOULIHAN LOKEY INC	29,920 SHARES	1,557,902	3,587,707
	HUB GROUP INC	42,676 SHARES	1,943,283	3,923,631
	HUBSPOT INC	28,764 SHARES	13,448,540	16,698,653
	HUDSON TECHNOLOGIES INC	10,880 SHARES	138,487	146,771
	HUMANA INC	5,200 SHARES	2,261,932	2,380,612
	HUNTINGTON BANCSHARES	575,305 SHARES	8,248,268	7,317,880
	HURON CONSULTING GROUP	64,461 SHARES	4,310,309	6,626,591
	IBERDROLA SA	359,534 SHARES	3,943,078	4,714,280
	IDACORP INC	16,094 SHARES	1,512,261	1,582,362
	IDEX CORP	16,897 SHARES	2,271,702	3,668,508
	IES HOLDINGS INC	11,964 SHARES	640,600	947,788
	IMMUNOVANT INC	54,518 SHARES	828,847	2,296,843
	INARI MEDICAL INC	75,655 SHARES	5,666,878	4,911,523
	INDEPENDENCE REALTY	338,143 SHARES	4,105,867	5,173,588
	INFINEON TECHNOLOGIES AG	58,223 SHARES	2,149,241	2,431,146
	INFORMATION SERVICES	371,802 SHARES	2,329,404	1,751,187
	ING GROEP NV	492,966 SHARES	5,358,850	7,365,649
	INGEVITY CORP	11,751 SHARES	817,293	554,882
	INMODE LTD	40,148 SHARES	1,444,324	892,892
	INNOVATIVE INDUSTRIAL	7,337 SHARES	810,634	739,716
	INSIGHT ENTERPRISES INC	15,149 SHARES	2,149,631	2,684,251
	INSMED INC	51,430 SHARES	1,149,078	1,593,816
	INSPIRE MEDICAL SYSTEMS	14,246 SHARES	2,199,700	2,898,064
	INTAPP INC	112,339 SHARES	2,245,578	4,271,129
	INTEGRA LIFESCIENCES	30,233 SHARES	1,691,946	1,316,647
	INTEGRAL AD SCIENCE	47,253 SHARES	852,109	679,971
	INTEL CORP	214,250 SHARES	7,979,915	10,766,063
	INTELLIA THERAPEUTICS	30,191 SHARES	3,461,558	920,524
	INTER PARFUMS INC	5,100 SHARES	658,913	734,451
	INTERNATIONAL MONEY	71,347 SHARES	1,647,906	1,576,055
	INTERNATIONAL PAPER CO	178,671 SHARES	8,012,132	6,458,957
	INTUIT INC	40,204 SHARES	17,063,085	25,128,706
	INVENTRUST PROPERTIES	47,900 SHARES	1,207,388	1,213,786

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	IRIDIUM COMMUNICATIONS	14,384 SHARES	874,581	592,045
	JACKSON FINANCIAL INC	52,250 SHARES	1,871,044	2,675,200
	JAKKS PACIFIC INC	11,700 SHARES	360,101	415,935
	JAMES RIVER GROUP	115,470 SHARES	2,863,432	1,066,943
	JOBY AVIATION INC	133,400 SHARES	861,256	887,110
	JOHN B SANFILIPPO & SON	17,419 SHARES	1,919,476	1,794,854
	JOHN WILEY & SONS INC	25,222 SHARES	1,142,357	800,546
	JOHNSON & JOHNSON	104,189 SHARES	15,013,140	16,330,583
*	JPMORGAN CHASE & CO	38,021,863 SHARES	3,585,975,673	6,467,518,896
	JULIUS BAER GROUP LTD	6,043 SHARES	338,841	338,534
	KBR INC	37,621 SHARES	728,566	2,084,580
	KENVUE INC	383,791 SHARES	7,890,013	8,263,020
	KERING SA	18,064 SHARES	9,083,338	7,961,805
	KFORCE INC	26,667 SHARES	1,255,185	1,801,623
	KIMBERLY-CLARK CORP	61,161 SHARES	7,746,806	7,431,673
	KINGFISHER PLC	566,131 SHARES	1,487,688	1,755,905
	KINSALE CAPITAL GROUP	852 SHARES	172,023	285,343
	KIRBY CORP	94,352 SHARES	6,434,296	7,404,745
	KITE REALTY GROUP TRUST	77,737 SHARES	1,406,321	1,777,068
	KKR & CO INC	143,237 SHARES	11,506,802	11,867,185
	KKR REAL ESTATE FINANCE	17,537 SHARES	349,742	232,015
	KOHL'S CORP	133,758 SHARES	3,886,878	3,836,179
	KOKUSAI ELECTRIC CORP	29,900 SHARES	380,430	650,046
	KONINKLIJKE PHILIPS NV	422,063 SHARES	9,107,884	9,830,499
	KONTOOR BRANDS INC	89,728 SHARES	2,660,616	5,600,822
	KOSMOS ENERGY LTD	657,028 SHARES	4,706,618	4,408,658
	KRYSTAL BIOTECH INC	25,592 SHARES	2,989,263	3,174,944
	KURA ONCOLOGY INC	123,769 SHARES	1,734,255	1,779,798
	KURA SUSHI USA INC	8,631 SHARES	898,617	655,956
	L3HARRIS TECHNOLOGIES	74,076 SHARES	15,833,974	15,601,887
	LADDER CAPITAL CORP REIT	543,756 SHARES	6,128,137	6,258,631
	LANDSEA HOMES CORP	129,764 SHARES	1,031,384	1,705,099
	LANTHEUS HOLDINGS INC	56,349 SHARES	3,968,012	3,493,638
	LANXESS AG	138,582 SHARES	4,160,514	4,343,010
	LAS VEGAS SANDS CORP	103,925 SHARES	5,080,955	5,114,149
	LEAR CORP	5,425 SHARES	739,876	766,064
	LEGAL & GENERAL GROUP	1,538,550 SHARES	4,318,538	4,924,934

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	LIBERTY ENERGY INC	170,904 SHARES	2,638,823	3,100,199
	LIBERTY LATIN AMERICA	214,443 SHARES	1,718,325	1,574,012
	LIFESTANCE HEALTH GROUP	323,421 SHARES	2,534,252	2,532,386
	LIGHT & WONDER INC	22,500 SHARES	1,946,882	1,847,475
	LINK REIT	200,800 SHARES	1,046,629	1,127,620
	LIONS GATE ENTERTAINMENT	97,215 SHARES	1,946,016	1,059,644
	LITTELFUSE INC	9,984 SHARES	1,995,027	2,671,319
	LIVE OAK BANCSHARES INC	10,500 SHARES	335,545	477,750
	LIVENT CORP	21,623 SHARES	620,647	388,782
	LIVERAMP HOLDINGS INC	106,487 SHARES	2,660,890	4,033,728
	LONGBOARD	171,930 SHARES	1,661,431	1,036,738
	LULULEMON ATHLETICA INC	16,577 SHARES	5,781,300	8,475,654
	LUXFER HOLDINGS PLC	16,989 SHARES	258,003	151,882
	LYONDELLBASELL	7 SHARES	—	666
	MACOM TECHNOLOGY	94,801 SHARES	5,661,343	8,811,753
	MADRIGAL PHARMACEUTICALS	11,311 SHARES	2,907,470	2,617,139
	MAGNITE INC	66,183 SHARES	804,118	618,149
	MAGNOLIA OIL & GAS CORP	28,728 SHARES	422,000	611,619
	MARCUS & MILLICHAP INC	65,892 SHARES	2,061,367	2,878,163
	MARSH & MCLENNAN COS INC	70,369 SHARES	5,332,885	13,332,814
	MASTEC INC	12,212 SHARES	666,619	924,693
	MASTERCARD INC	159,080 SHARES	37,430,399	67,849,211
	MATADOR RESOURCES CO	75,550 SHARES	2,758,583	4,295,773
	MATERION CORP	19,451 SHARES	2,283,525	2,531,159
	MATSON INC	20,598 SHARES	1,514,485	2,257,541
	MAXLINEAR INC	89,975 SHARES	2,263,224	2,138,706
	MEDPACE HOLDINGS INC	15,186 SHARES	2,915,190	4,654,965
	MEDTRONIC PLC	143,843 SHARES	12,015,630	11,849,786
	MEIRAGTX HOLDINGS PLC	114,909 SHARES	1,157,710	806,661
	MERCANTILE BANK CORP	3,805 SHARES	125,071	153,646
	MERCHANTS BANCORP/IN	54,798 SHARES	1,470,739	2,333,299
	MERCK & CO INC	63,029 SHARES	4,741,372	6,871,422
	MERIT MEDICAL SYSTEMS	33,059 SHARES	2,698,394	2,511,162
	MERITAGE HOMES CORP	17,249 SHARES	2,138,103	3,004,776
	META PLATFORMS INC	158,906 SHARES	39,144,013	56,246,368
	METTLER-TOLEDO	3,834 SHARES	2,954,664	4,650,489

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	MFA FINANCIAL INC REIT	138,508 SHARES	1,529,949	1,560,985
	MGE ENERGY INC	28,914 SHARES	2,202,322	2,090,771
	MICROCHIP TECHNOLOGY INC	146,838 SHARES	7,036,115	13,241,851
	MICRON TECHNOLOGY INC	111,331 SHARES	7,389,812	9,500,988
	MICROSOFT CORP	554,462 SHARES	77,039,545	208,499,890
	MICROSTRATEGY INC	7,298 SHARES	4,416,092	4,609,563
	MID PENN BANCORP INC	3,995 SHARES	70,661	96,999
	MIDWESTONE FINANCIAL	6,294 SHARES	135,969	169,372
	MILLERKNOLL INC	142,597 SHARES	3,721,030	3,804,488
	MOELIS & CO	17,630 SHARES	624,124	989,572
	MONGODB INC	45,109 SHARES	14,081,992	18,442,815
	MONOLITHIC POWER SYSTEMS	37,448 SHARES	12,675,836	23,621,449
	MORGAN STANLEY	136,313 SHARES	12,481,787	12,711,187
	MR COOPER GROUP INC	43,794 SHARES	1,998,257	2,851,865
	MSCI INC	29,049 SHARES	15,172,735	16,431,567
	MUELLER INDUSTRIES INC	119,498 SHARES	3,793,092	5,634,331
	MURAL ONCOLOGY PLC	3,819 SHARES	89,519	22,608
	MURATA MANUFACTURING CO	450,200 SHARES	8,897,640	9,557,729
	MURPHY OIL CORP	78,385 SHARES	3,219,067	3,343,904
	MVB FINANCIAL CORP	1,800 SHARES	76,372	40,608
	MYR GROUP INC	39,598 SHARES	4,916,388	5,727,059
	NATERA INC	16,585 SHARES	1,735,811	1,038,884
	NATIONAL BANK HOLDINGS	10,000 SHARES	357,556	371,900
	NATIONAL HEALTHCARE CORP	33,177 SHARES	2,092,403	3,066,218
	NATIONAL STORAGE	157,602 SHARES	5,215,034	6,535,754
	NATURE'S SUNSHINE	21,200 SHARES	356,701	366,548
	NATWEST GROUP PLC	1,188,865 SHARES	3,423,276	3,325,150
	NEOGENOMICS INC	97,892 SHARES	1,604,581	1,583,893
	NETFLIX INC	42,861 SHARES	17,628,761	20,868,164
	NEW JERSEY RESOURCES	28,620 SHARES	1,424,255	1,275,880
	NEWS CORP	584,214 SHARES	10,199,859	14,342,454
	NEXTERA ENERGY INC	36,650 SHARES	2,453,478	2,226,121
	NMI HOLDINGS INC	84,883 SHARES	2,184,071	2,519,327
	NOBLE CORP PLC	61,373 SHARES	2,826,497	2,955,724
	NORFOLK SOUTHERN CORP	35,022 SHARES	7,442,811	8,278,500
	NORTHWEST NATURAL	21,843 SHARES	1,039,720	850,566
	NORTHWESTERN ENERGY	16,034 SHARES	920,149	815,970

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	NOVARTIS AG	69,020 SHARES	5,601,190	6,959,814
	NOWAUTO INC	12,999 SHARES	—	1
	NVIDIA CORP	184,335 SHARES	29,905,902	91,286,379
	OCEANEERING	74,498 SHARES	1,530,081	1,585,317
	OCEANFIRST FINANCIAL	95,817 SHARES	1,859,238	1,663,383
	ODDITY TECH LTD	62,400 SHARES	2,084,324	2,903,472
	ODP CORP/THE	44,339 SHARES	1,938,560	2,496,286
	OFG BANCORP	94,376 SHARES	2,581,820	3,537,212
	O-I GLASS INC	65,577 SHARES	1,073,181	1,074,151
	OIL STATES INTERNATIONAL	89,486 SHARES	708,082	607,610
	OLD NATIONAL BANCORP/IN	149,899 SHARES	2,627,109	2,531,794
	OLD SECOND BANCORP INC	75,381 SHARES	1,080,935	1,163,883
	OLINK HOLDING AB	36,186 SHARES	811,265	910,078
	OLO INC	202,110 SHARES	1,644,854	1,156,069
	OLYMPIC STEEL INC	4,610 SHARES	135,148	307,487
	OMNICELL INC	17,110 SHARES	2,008,620	643,849
	ONE GAS INC	47,388 SHARES	3,457,672	3,019,563
	ONTO INNOVATION INC	9,308 SHARES	987,011	1,423,193
	OOMA INC	93,827 SHARES	1,115,165	1,006,764
	OPEN LENDING CORP	91,783 SHARES	737,118	781,073
	OPKO HEALTH INC	373,470 SHARES	825,107	563,940
	OPTIMIZERX CORP	37,398 SHARES	810,095	535,165
	OPTION CARE HEALTH INC	158,303 SHARES	4,454,916	5,333,228
	ORION SA	162,855 SHARES	2,665,753	4,515,969
	OSI SYSTEMS INC	24,311 SHARES	2,171,471	3,137,335
	OVID THERAPEUTICS INC	522,500 SHARES	2,012,016	1,682,450
	OVINTIV INC	53,274 SHARES	1,519,603	2,339,794
	PALOMAR HOLDINGS INC	35,176 SHARES	1,906,417	1,952,268
	PANOLAM HOLDINGS CO	268 SHARES	—	—
	PATHWARD FINANCIAL INC	50,707 SHARES	2,516,633	2,683,922
	PATTERSON-UTI ENERGY INC	276,078 SHARES	2,639,819	2,981,642
	PAYCOR HCM INC	188,524 SHARES	4,991,733	4,070,233
	PBF ENERGY INC	30,946 SHARES	943,667	1,360,386
	PEABODY ENERGY CORP	11,840 SHARES	260,143	287,949
	PENNYMAC FINANCIAL	11,755 SHARES	772,264	1,038,789
	PEOPLES BANCORP INC/OH	6 SHARES	197	203
	PERDOCEO EDUCATION CORP	75,700 SHARES	1,332,273	1,329,292

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	PERFICIENT INC	16,446 SHARES	1,650,148	1,082,476
	PFIZER INC	283,393 SHARES	9,758,196	8,158,884
	PHILIP MORRIS	126,826 SHARES	11,682,685	11,931,790
	PHILLIPS EDISON & CO INC	74,133 SHARES	2,434,813	2,704,372
	PINNACLE FINANCIAL	81,126 SHARES	4,813,373	7,075,810
	PIPER SANDLER COS	10,080 SHARES	1,353,364	1,762,690
	PJT PARTNERS INC	7,097 SHARES	488,762	722,971
	PLATCOM INC	1 SHARE	—	—
	PLYMOUTH INDUSTRIAL REIT	343,296 SHARES	7,214,163	8,263,135
	PNM RESOURCES INC	43,384 SHARES	1,985,844	1,804,774
	POPULAR INC	55,805 SHARES	3,314,728	4,579,916
	PORTLAND GENERAL	73,073 SHARES	3,142,790	3,166,984
	POTLATCHDELTIC CORP REIT	46,562 SHARES	2,118,457	2,286,194
	PREFERRED BANK/LOS	9,800 SHARES	607,153	715,890
	PREMIER FINANCIAL CORP	9,005 SHARES	147,918	217,021
	PRESTIGE CONSUMER	106,381 SHARES	5,647,723	6,512,645
	PRIMO WATER CORP	131,675 SHARES	2,053,925	1,981,709
	PRIMORIS SERVICES CORP	49,045 SHARES	757,835	1,628,784
	PROGRESSIVE CORP/THE	151,340 SHARES	17,293,266	24,105,435
	PROGYNY INC	242,316 SHARES	9,252,428	9,009,309
	PROLOGIS INC REIT	60,998 SHARES	8,253,816	8,131,033
	PROTAGONIST THERAPEUTICS	49,106 SHARES	1,354,419	1,126,001
	PROTHENA CORP PLC	34,276 SHARES	2,080,918	1,245,590
	PRUDENTIAL PLC	959,996 SHARES	13,332,460	10,857,579
	PTC THERAPEUTICS INC	27,841 SHARES	1,369,381	767,298
	Q2 HOLDINGS INC	167,541 SHARES	6,389,061	7,272,955
	QCR HOLDINGS INC	32,812 SHARES	1,694,168	1,915,893
	QUALCOMM INC	163,917 SHARES	16,429,202	23,707,316
	QUALYS INC	18,986 SHARES	2,607,161	3,726,572
	QUANTERIX CORP	21,539 SHARES	1,357,426	588,876
	QUINSTREET INC	57,698 SHARES	982,018	739,688
	RADIAN GROUP INC	112,187 SHARES	2,310,820	3,202,939
	RADIANT LOGISTICS INC	103,359 SHARES	695,508	686,304
	RAMBUS INC	72,287 SHARES	3,524,046	4,933,588
	RAPID7 INC	49,889 SHARES	2,111,149	2,848,662
	RECKITT BENCKISER GROUP	179,576 SHARES	13,777,770	12,407,653
	RELX PLC	188,735 SHARES	5,442,570	7,472,480

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	REMITLY GLOBAL INC	58,761 SHARES	1,035,824	1,141,139
	REPAY HOLDINGS CORP	80,476 SHARES	604,720	687,265
	REPLIMUNE GROUP INC	76,162 SHARES	1,437,838	642,046
	RESIDEO TECHNOLOGIES INC	34,420 SHARES	713,431	647,784
	RETAIL OPPORTUNITY	309,525 SHARES	4,763,413	4,342,635
	REVOLUTION MEDICINES INC	103,779 SHARES	2,782,936	2,976,382
	REX AMERICAN RESOURCES	12,727 SHARES	309,983	601,987
	RIO TINTO PLC	31,012 SHARES	1,856,818	2,309,582
	RIOT PLATFORMS INC	125,728 SHARES	1,069,956	1,945,012
	RISKIFIED LTD	276,064 SHARES	1,323,510	1,291,980
	RLI CORP	18,078 SHARES	2,178,958	2,406,543
	RLJ LODGING TRUST REIT	124,210 SHARES	1,403,275	1,455,741
	ROCHE HOLDING AG	44,458 SHARES	13,918,733	12,915,085
	ROLLS-ROYCE HOLDINGS PLC	5,340,678 SHARES	6,001,714	20,404,464
	RPM INTERNATIONAL INC	47,325 SHARES	3,904,085	5,282,890
	RPT REALTY REIT	24,447 SHARES	250,636	313,655
	RUSH ENTERPRISES INC	77,234 SHARES	2,821,329	3,884,870
	RWE AG	134,246 SHARES	5,319,474	6,106,782
	RYANAIR HOLDINGS PLC ADR	39,856 SHARES	3,281,320	5,315,196
	RYERSON HOLDING CORP	16,437 SHARES	646,905	570,035
	RYMAN HOSPITALITY	34,185 SHARES	2,851,047	3,762,401
	S&P GLOBAL INC	57,518 SHARES	13,007,517	25,337,831
	SABRA HEALTH CARE REIT	141,100 SHARES	1,960,723	2,013,497
	SAFE BULKERS INC	86,727 SHARES	280,928	340,837
	SAGE THERAPEUTICS INC	35,067 SHARES	2,205,541	759,902
	SALESFORCE INC	74,798 SHARES	14,050,913	19,682,346
	SAMSUNG ELECTRONICS CO	13,423 SHARES	14,790,584	20,107,654
	SANDVIK AB	21,163 SHARES	360,426	458,000
	SANOFI SA	71,338 SHARES	7,066,958	7,073,404
	SAP SE	58,194 SHARES	6,539,408	8,966,333
	SAVERS VALUE VILLAGE INC	67,400 SHARES	1,100,329	1,171,412
	SCANSOURCE INC	22,127 SHARES	439,182	876,450
	SCHNITZER STEEL	14,218 SHARES	744,387	428,815
	SEAWORLD ENTERTAINMENT	36,512 SHARES	2,126,370	1,928,929
	SEGRO PLC REIT	192,288 SHARES	1,773,661	2,172,821
	SELECT ENERGY SERVICES	68,256 SHARES	739,263	518,063
	SEMPRA	75,761 SHARES	4,746,209	5,661,620

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	SEMTECH CORP	82,407 SHARES	2,978,634	1,805,537
	SERVICENOW INC	30,616 SHARES	11,001,709	21,629,898
	SEVEN & I HOLDINGS CO	122,800 SHARES	4,726,292	4,873,500
	SHELL PLC	324,335 SHARES	10,074,772	10,676,644
	SHIFT4 PAYMENTS INC	105,222 SHARES	5,098,165	7,822,203
	SHOPIFY INC	161,579 SHARES	9,926,346	12,587,004
	SHUTTERSTOCK INC	34,861 SHARES	3,261,635	1,683,089
	SI-BONE INC	46,652 SHARES	550,093	979,225
	SIEMENS AG ADR	158,652 SHARES	12,141,627	14,840,308
	SIGNET JEWELERS LTD	31,917 SHARES	973,998	3,423,417
	SIMPLY GOOD FOODS CO	47,500 SHARES	1,640,552	1,881,000
	SIMPSON MANUFACTURING CO	3,900 SHARES	627,195	772,122
	SITE CENTERS CORP REIT	86,538 SHARES	1,180,184	1,179,513
	SITIME CORP	30,082 SHARES	3,781,126	3,672,411
	SKYLINE CHAMPION CORP	12,007 SHARES	753,150	891,640
	SKYWARD SPECIALTY	87,500 SHARES	1,816,556	2,964,500
	SKYWEST INC	50,332 SHARES	1,790,990	2,627,330
	SL GREEN REALTY CORP	28,337 SHARES	1,091,754	1,279,982
	SM ENERGY CO	122,129 SHARES	4,673,577	4,728,835
	SMART GLOBAL HOLDINGS	73,537 SHARES	1,137,316	1,392,055
	SOCIAL CAPITAL	289,800 SHARES	1,182,409	1,298,304
	SONOS INC	83,098 SHARES	1,564,264	1,424,300
	SOUTH PLAINS FINANCIAL	2,217 SHARES	60,773	64,204
	SOUTHERN CO/THE	283,466 SHARES	16,015,298	19,876,636
	SOUTHSIDE BANCSHARES INC	9,567 SHARES	303,464	299,638
	SOUTHSTATE CORP	10,047 SHARES	799,798	848,469
	SOUTHWEST AIRLINES CO	163,574 SHARES	5,805,962	4,724,017
	SPARTANNASH CO	35,802 SHARES	1,100,384	821,656
	SPRINGWORKS THERAPEUTICS	69,237 SHARES	2,678,613	2,527,151
	SPROUT SOCIAL INC	157,271 SHARES	9,840,892	9,662,730
	SPROUTS FARMERS MARKET	43,700 SHARES	1,824,426	2,102,407
	SPS COMMERCE INC	16,606 SHARES	2,892,143	3,218,907
	SQUARESPACE INC	43,188 SHARES	1,263,187	1,425,636
	STAG INDUSTRIAL INC REIT	48,603 SHARES	1,620,691	1,908,154
	STANLEY BLACK & DECKER	118,266 SHARES	10,148,101	11,601,895
	STERLING INFRASTRUCTURE	44,861 SHARES	933,873	3,944,628
	STEVEN MADDEN LTD	37,823 SHARES	1,198,383	1,588,566

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	STONEX GROUP INC	13,861 SHARES	872,471	1,023,358
	STRIDE INC	28,900 SHARES	1,552,582	1,715,793
	STRYKER CORP	23,376 SHARES	5,369,853	7,000,177
	SUMITOMO MITSUI	55,100 SHARES	1,971,921	2,688,949
	SUMMIT HOTEL PROPERTIES	299,525 SHARES	2,773,884	2,012,808
	SUMMIT MATERIALS INC	78,342 SHARES	2,149,501	3,013,025
	SUN COUNTRY AIRLINES	138,810 SHARES	4,405,876	2,183,481
	SUNCOKE ENERGY INC	27,102 SHARES	259,950	291,075
	SUNCOR ENERGY INC	211,377 SHARES	6,555,981	6,772,519
	SUNNOVA ENERGY	32,742 SHARES	756,202	499,316
	SUNOPTA INC	145,500 SHARES	695,485	795,885
	SUPER MICRO COMPUTER INC	27,097 SHARES	6,027,465	7,702,593
	SURGERY PARTNERS INC	18,470 SHARES	760,326	590,855
	SUTRO BIOPHARMA INC	8,098 SHARES	121,470	34,740
	SYNDAX PHARMACEUTICALS	89,272 SHARES	1,475,013	1,929,168
	TAKEDA PHARMACEUTICAL CO	234,300 SHARES	8,947,631	6,737,496
	TANDEM DIABETES CARE INC	103,464 SHARES	2,962,083	3,060,465
	TANGER INC REIT	30,800 SHARES	770,993	853,776
	TAYLOR MORRISON HOME	94,354 SHARES	2,481,319	5,033,786
	TEEKAY TANKERS LTD	26,953 SHARES	1,006,231	1,346,841
	TELEPHONE AND DATA	14,500 SHARES	276,402	266,075
	TENCENT HOLDINGS LTD	103,400 SHARES	4,442,305	3,887,820
	TENET HEALTHCARE CORP	16,655 SHARES	1,307,779	1,258,619
	TEREX CORP	7,221 SHARES	141,874	414,919
	TERRENO REALTY CORP REIT	24,816 SHARES	1,552,323	1,555,219
	TESLA INC	30,461 SHARES	8,100,246	7,568,949
	TETRA TECH INC	22,626 SHARES	3,231,576	3,776,958
	TEXAS INSTRUMENTS INC	27,408 SHARES	3,241,329	4,671,968
	THRYV HOLDINGS INC	52,072 SHARES	1,220,898	1,059,665
	TITAN INTERNATIONAL INC	22,265 SHARES	332,791	331,303
	TITAN MACHINERY INC	24,767 SHARES	888,122	715,271
	TJX COS INC/THE	226,739 SHARES	15,253,020	21,270,386
	TOTALENERGIES SE ADR	289,498 SHARES	14,198,005	19,506,375
	TOWER SEMICONDUCTOR LTD	149,383 SHARES	3,614,157	4,559,169
	TOWNE BANK/PORTSMOUTH VA	21,282 SHARES	565,694	633,352
	TRANSUNION	284,748 SHARES	14,957,664	19,565,035
	TRAVERE THERAPEUTICS INC	107,811 SHARES	1,652,192	969,221

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	TREACE MEDICAL CONCEPTS	39,293 SHARES	1,007,267	500,986
	TRI POINTE HOMES INC	65,799 SHARES	1,658,110	2,329,285
	TRICO BANCSHARES	28,770 SHARES	1,311,328	1,236,247
	TRINET GROUP INC	42,152 SHARES	2,108,080	5,013,137
	TRINITY INDUSTRIES INC	272,130 SHARES	7,235,837	7,235,937
	TRONOX HOLDINGS PLC	32,450 SHARES	341,466	459,492
	TWIST BIOSCIENCE CORP	34,018 SHARES	1,293,555	1,253,903
	TYRA BIOSCIENCES INC	127,368 SHARES	2,096,595	1,764,047
	TYSON FOODS INC	99,246 SHARES	5,711,100	5,334,473
	UBER TECHNOLOGIES INC	362,464 SHARES	12,879,184	22,316,908
	UBS GROUP	62,139 SHARES	1,152,794	1,926,962
	UFP INDUSTRIES INC	46,140 SHARES	3,355,502	5,792,877
	ULTRA CLEAN HOLDINGS INC	18,229 SHARES	634,853	622,338
	UMB FINANCIAL CORP	3,700 SHARES	281,825	309,135
	UMH PROPERTIES INC REIT	268,465 SHARES	5,343,057	4,112,883
	UNICREDIT SPA	377,559 SHARES	4,911,691	10,245,338
	UNILEVER PLC	93,950 SHARES	4,997,130	4,551,164
	UNION PACIFIC CORP	31,345 SHARES	6,386,753	7,698,959
	UNISYS CORP	389,338 SHARES	2,097,832	2,188,080
	UNITED BANKSHARES INC/WV	17,500 SHARES	553,954	657,125
	UNITED OVERSEAS BANK LTD	211,500 SHARES	4,516,199	4,561,576
	UNITED PARCEL SERVICE	27,994 SHARES	3,642,126	4,401,497
	UNITEDHEALTH GROUP INC	78,082 SHARES	21,427,850	41,107,831
	UNITIL CORP	58,704 SHARES	3,020,494	3,086,069
	UNIVERSAL DISPLAY CORP	14,665 SHARES	1,698,338	2,804,828
	UPBOUND GROUP INC	37,137 SHARES	1,328,778	1,261,544
	URANIUM ENERGY CORP	172,700 SHARES	948,105	1,105,280
	URBAN EDGE PROPERTIES	72,407 SHARES	1,312,946	1,325,048
	URBAN OUTFITTERS INC	56,500 SHARES	2,004,425	2,016,485
	US BANCORP	254,553 SHARES	11,306,381	11,017,054
	USANA HEALTH SCIENCES	28,337 SHARES	1,811,728	1,518,863
	UTZ BRANDS HOLDINGS LLC	190,471 SHARES	3,133,749	3,093,249
	V2X INC	48,305 SHARES	1,829,109	2,243,283
	VALARIS LTD	9,930 SHARES	728,837	680,900
	VALEO SE	215,247 SHARES	4,621,917	3,308,600
	VALVOLINE INC	41,700 SHARES	1,261,899	1,567,086
	VARONIS SYSTEMS INC	134,365 SHARES	3,036,938	6,084,047

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	VAXCYTE INC	52,116 SHARES	2,142,797	3,272,885
	VEECO INSTRUMENTS INC	101,979 SHARES	2,517,886	3,164,408
	VERACYTE INC	65,769 SHARES	1,738,043	1,809,305
	VERADIGM INC	103,082 SHARES	1,785,681	1,081,330
	VERALTO CORP	1 SHARE	29	27
	VERICEL CORP	43,298 SHARES	1,876,799	1,541,842
	VERIS RESIDENTIAL INC	24,224 SHARES	442,300	381,044
	VERISIGN INC	6,268 SHARES	1,318,382	1,290,957
	VERIZON COMMUNICATIONS	199,124 SHARES	7,798,777	7,506,975
	VERONA PHARMA PLC ADR	80,940 SHARES	1,670,422	1,609,087
	VERTEX PHARMACEUTICALS	37,563 SHARES	13,786,517	15,284,009
	VICTORY CAPITAL HOLDINGS	93,361 SHARES	2,906,097	3,215,353
	VIKING THERAPEUTICS INC	142,661 SHARES	2,164,128	2,654,921
	VINCI SA	37,285 SHARES	3,554,964	4,682,948
	VIRTUS INVESTMENT	3,609 SHARES	679,090	872,512
	VISA INC	65,890 SHARES	9,829,294	17,154,462
	VISTEON CORP	9,449 SHARES	1,442,498	1,180,180
	VITA COCO CO INC/THE	80,100 SHARES	2,208,051	2,054,565
	VITAL FARMS INC	35,553 SHARES	492,518	557,827
	VSE CORP	42,154 SHARES	2,153,229	2,723,570
	WALMART INC	90,279 SHARES	10,988,681	14,232,484
	WALT DISNEY CO/THE	26,109 SHARES	3,221,254	2,357,382
	WARBY PARKER INC-CLASS A	83,019 SHARES	1,044,581	1,170,568
	WASTE CONNECTIONS INC	55,139 SHARES	8,124,028	8,230,599
	WATTS WATER TECHNOLOGIES	24,468 SHARES	4,230,821	5,097,663
	WEATHERFORD	100,781 SHARES	6,239,217	9,859,405
	WELLS FARGO & CO	418,975 SHARES	18,924,453	20,621,950
	WELLTOWER INC	176,615 SHARES	14,460,305	15,925,375
	WESBANCO INC	17,400 SHARES	501,155	545,838
	WESCO INTERNATIONAL INC	20,130 SHARES	942,518	3,500,204
	WESTAMERICA BANCORP	8,014 SHARES	376,661	452,070
	WESTERN ALLIANCE BANCORP	83,119 SHARES	3,471,428	5,468,399
	WESTERN DIGITAL CORP	287,976 SHARES	11,037,952	15,081,303
	WEYERHAEUSER CO REIT	366,909 SHARES	10,654,466	12,757,426
	WH SMITH PLC	301,270 SHARES	4,868,803	5,123,347
	WILLIAMS COS INC/THE	115,250 SHARES	3,779,508	4,014,158
	WINGSTOP INC	33,356 SHARES	3,621,247	8,558,482

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES(CONTINUED):
	WINTRUST FINANCIAL CORP	80,068 SHARES	6,188,943	7,426,308
	WORKIVA INC	34,694 SHARES	3,464,462	3,522,482
	WSFS FINANCIAL CORP	63,785 SHARES	2,566,261	2,929,645
	XENCOR INC	132,251 SHARES	4,732,408	2,807,689
	XPEL INC	13,617 SHARES	1,011,668	733,275
	XPERI INC	119,820 SHARES	2,041,553	1,320,416
	YELP INC	61,273 SHARES	1,923,955	2,900,664
	Y-MABS THERAPEUTICS INC	2,286 SHARES	36,576	15,591
	ZIMMER BIOMET HOLDINGS	74,850 SHARES	9,215,009	9,109,245
	ZOETIS INC	115,759 SHARES	19,734,052	22,847,354
	ZOOMINFO TECHNOLOGIES	727,868 SHARES	24,813,773	13,458,279
	ZUORA INC	54,326 SHARES	531,996	510,664
	ZURN ELKAY WATER	73,565 SHARES	1,684,613	2,163,547

	TOTAL EQUITY SECURITIES		6,682,073,442	10,479,750,172

CORPORATE DEBT AND ASSET-BACKED SECURITIES:
	8TH AVENUE FOOD AND PROVISIONS	ZCP 21/SEP/2025 1,810,386	1,741,926	1,740,994
	ABN AMRO BANK NV	6.58% 13/OCT/2026 700,000	700,000	710,860
	ABN AMRO FUNDING USA	ZCP 21/MAY/2024 4,500,000	4,401,829	4,403,912
	ACADIA HEALTHCARE CO INC	5.00% 15/APR/2029 845,000	791,131	811,183
	ACADIA HEALTHCARE CO INC	5.50% 01/JUL/2028 2,874,000	2,847,301	2,837,702
	ADAPTHEALTH LLC	4.63% 01/AUG/2029 469,000	420,340	361,833
	ADAPTHEALTH LLC	5.13% 01/MAR/2030 1,061,000	1,064,914	828,153
	ADVENTIST HEALTH SYSTEM/WEST	2.43% 01/SEP/2024 200,000	200,000	195,452
	AEP TEXAS INC	2.10% 01/JUL/2030 2,300,000	2,290,731	1,932,681
	AERCAP IRELAND CAPITAL DAC	2.88% 14/AUG/2024 400,000	383,212	392,332
	AG ISSUER LLC	6.25% 01/MAR/2028 1,085,000	1,052,335	1,078,538
	AG TTMT ESCROW ISSUER LLC	8.63% 30/SEP/2027 1,694,000	1,746,256	1,781,060
	AHS HOSPITAL CORP	2.78% 01/JUL/2051 300,000	300,000	200,899
	AIR CANADA	5.25% 01/OCT/2030 622,890	622,890	610,651
	AIR CANADA	3.88% 15/AUG/2026 1,754,000	1,756,825	1,675,563
	AIR PRODUCTS & CHEMI	ZCP 28/MAR/2024 5,000,000	4,935,354	4,933,125
	AKER BP ASA	2.00% 15/JUL/2026 1,000,000	998,270	921,994
	ALBERTSONS COS INC	3.25% 15/MAR/2026 2,420,000	2,319,274	2,282,692

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ALBERTSONS COS INC	4.63% 15/JAN/2027 1,563,000	1,578,319	1,519,851
	ALBERTSONS COS INC	6.50% 15/FEB/2028 843,000	844,054	851,676
	ALBERTSONS COS INC	7.50% 15/MAR/2026 800,000	799,765	814,682
	ALIANZ FINANCE	ZCP 29/JAN/2024 10,500,000	10,454,675	10,451,793
	ALIANZ FINANCE	ZCP 29/JAN/2024 5,600,000	5,575,783	5,574,290
	ALLEGION US HOLDING CO INC	3.20% 01/OCT/2024 400,000	381,688	391,939
	ALLIANT HOLDINGS INTERMEDIATE LLC	4.25% 15/OCT/2027 1,360,000	1,368,963	1,307,028
	ALLIANT HOLDINGS INTERMEDIATE LLC	5.88% 01/NOV/2029 1,505,000	1,494,400	1,425,951
	ALLIANT HOLDINGS INTERMEDIATE LLC	6.75% 15/APR/2028 3,705,000	3,701,526	3,790,337
	ALLIANT HOLDINGS INTERMEDIATE LLC	6.75% 15/OCT/2027 3,656,000	3,632,964	3,624,396
	ALLY AUTO RECEIVABLES TRUST	4.62% 15/OCT/2025 4,179,801	4,166,594	4,171,349
	ALLY AUTO RECEIVABLES TRUST	5.29% 16/JUN/2025 1,149,671	1,148,283	1,148,927
	ALTICE FRANCE HOLDING SA	6.00% 15/FEB/2028 2,135,000	2,140,155	1,025,628
	ALTICE FRANCE SA	5.13% 15/JUL/2029 3,011,000	2,812,465	2,338,325
	ALTICE FRANCE SA	5.50% 15/JAN/2028 2,173,000	2,199,048	1,789,643
	ALTICE FRANCE SA	5.50% 15/OCT/2029 1,115,000	1,115,000	873,837
	ALTICE FRANCE SA	8.13% 01/FEB/2027 861,000	868,534	793,621
	AMERICAN AIRLINES INC	5.50% 20/APR/2026 5,148,856	5,273,307	5,111,807
	AMERICAN AIRLINES INC	5.75% 20/APR/2029 1,097,371	1,148,063	1,075,424
	AMERICAN AIRLINES INC	8.50% 15/MAY/2029 925,000	925,000	976,681
	AMERICAN AXLE & MANUFACTURING INC	6.25% 15/MAR/2026 466,000	479,284	462,579
	AMERICAN BUILDERS & CONTR SUPPLY	3.88% 15/NOV/2029 1,111,000	952,683	990,446
	AMERICAN BUILDERS & CONTR SUPPLY	4.00% 15/JAN/2028 2,011,000	2,018,554	1,903,518
	AMERICAN EXPRESS CO	3.38% 03/MAY/2024 1,600,000	1,599,840	1,587,756
	AMERICAN HONDA FINANCE CORP	5.00% 23/MAY/2025 800,000	799,448	802,148
	AMERICAN HONDA FINANCE CORP	FLT 10/JAN/2025 400,000	400,000	400,360
	AMERICAN TOWER CORP	2.40% 15/MAR/2025 300,000	284,832	289,839
	AMERICAN TOWER CORP	3.65% 15/MAR/2027 500,000	466,700	481,183
	AMGEN INC	5.75% 02/MAR/2063 500,000	495,360	527,099
	ANZ NEW ZEALAND INT'L LTD	3.40% 19/MAR/2024 915,000	910,338	911,136
	APPLE INC	3.00% 09/FEB/2024 7,661,000	7,639,983	7,638,140
	APX GROUP INC	6.75% 15/FEB/2027 499,000	529,574	497,753
	ARAMARK SERVICES INC	5.00% 01/FEB/2028 844,000	749,145	818,665
	ARBOR REALTY COMM REAL ESTATE	FLT 15/JAN/2037 1,100,000	1,065,281	1,093,154
	ARCHES BUYER INC	4.25% 01/JUN/2028 3,170,000	3,012,713	2,870,991
	ARCHES BUYER INC	6.13% 01/DEC/2028 2,054,000	1,828,421	1,776,710
	ARCHROCK PARTNERS LP	6.25% 01/APR/2028 2,129,000	2,148,547	2,097,065

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ARCHROCK PARTNERS LP	6.88% 01/APR/2027 445,000	447,781	446,113
	ARDAGH METAL PACK FINANCE USA	4.00% 01/SEP/2029 5,494,000	5,017,193	4,654,741
	ARDAGH METAL PACK FINANCE USA	6.00% 15/JUN/2027 2,962,000	2,972,198	2,943,488
	ARDAGH PACKAGING FINANCE PLC	5.25% 30/APR/2025 1,500,000	1,500,000	1,454,220
	ARETEC GROUP INC	10.00% 15/AUG/2030 1,900,000	1,911,066	2,019,035
	ARETEC GROUP INC	7.50% 01/APR/2029 1,530,000	1,300,966	1,379,424
	ARKANSAS ELCT COOP CRP	ZCP 23/JAN/2024 10,600,000	10,564,502	10,560,708
	ARROW ELECTRONICS INC	3.25% 08/SEP/2024 400,000	373,756	392,765
	ASBURY AUTOMOTIVE GROUP INC	4.63% 15/NOV/2029 638,000	579,904	590,722
	ASBURY AUTOMOTIVE GROUP INC	5.00% 15/FEB/2032 2,678,000	2,619,967	2,435,257
	ASCEND LEARNING LLC	ZCP 17/NOV/2028 2,070,033	2,002,762	2,037,834
	ASCEND LEARNING LLC	ZCP 17/NOV/2029 909,000	906,728	788,394
	ASSURED GUARANTY US HOLDINGS INC	3.15% 15/JUN/2031 1,100,000	1,096,887	976,571
	ASSUREDPARTNERS INC	5.63% 15/JAN/2029 2,421,000	2,339,613	2,259,762
	ASSUREDPARTNERS INC	7.00% 15/AUG/2025 1,409,000	1,367,939	1,411,194
	AT&T INC	2.55% 01/DEC/2033 1,021,000	862,168	832,954
	AT&T INC	3.65% 01/JUN/2051 1,000,000	996,130	756,520
	ATHENAHEALTH GROUP INC	6.50% 15/FEB/2030 3,959,000	3,844,703	3,594,067
	ATHENE	0.95% 08/JAN/2024 1,295,000	1,293,686	1,294,051
	ATI INC	4.88% 01/OCT/2029 278,000	275,915	258,464
	ATI INC	5.13% 01/OCT/2031 2,558,000	2,575,888	2,377,426
	ATLAS SENIOR LOAN FUND LTD	FLT 16/JAN/2030 280,520	280,576	280,508
	AUST & NZ BANKING GROUP	ZCP 12/MAR/2024 2,700,000	2,670,375	2,670,500
	AUST & NZ BANKING GROUP	ZCP 15/MAY/2024 2,200,000	2,155,138	2,155,241
	AUST & NZ BANKING GROUP	ZCP 18/MAR/2024 3,000,000	2,964,944	2,964,578
	AUST & NZ BANKING GROUP	ZCP 01/APR/2024 1,423,000	1,403,204	1,403,303
	AUST & NZ BANKING GROUP	ZCP 18/JUL/2024 1,000,000	969,167	971,072
	AVANTOR FUNDING INC	3.88% 01/NOV/2029 3,983,000	3,921,575	3,616,541
	AVANTOR FUNDING INC	4.63% 15/JUL/2028 733,000	737,581	708,225
	AVIENT CORP	7.13% 01/AUG/2030 634,000	645,249	659,911
	AXALTA COATING SYSTEMS LLC	3.38% 15/FEB/2029 1,216,000	1,216,000	1,092,226
	AXALTA COATING SYSTEMS LLC	4.75% 15/JUN/2027 1,686,000	1,722,388	1,641,743
	BACARDI LTD	5.30% 15/MAY/2048 700,000	689,115	671,364
	BALL CORP	6.00% 15/JUN/2029 2,156,000	2,156,000	2,201,718
	BANCO SANTANDER SA	4.38% 12/APR/2028 775,000	719,138	753,153
	BANK OF AMERICA	1.20% 24/OCT/2026 1,800,000	1,800,000	1,671,475
	BANK OF AMERICA	1.73% 22/JUL/2027 2,900,000	2,900,000	2,657,973

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	BANK OF AMERICA	2.30% 21/JUL/2032 1,200,000	1,200,000	981,105
	BANK OF AMERICA	5.62% 13/DEC/2024 10,441,577	10,441,577	10,445,234
	BANK OF AMERICA	5.76% 16/FEB/2024 4,800,000	4,799,593	4,800,833
	BANK OF AMERICA	5.44% 08/FEB/2024 964,000	963,590	963,714
	BANK OF MONTREAL	ZCP 12/APR/2024 4,000,000	3,936,951	3,937,875
	BANK OF MONTREAL	4.69% 28/JUL/2029 800,000	800,000	804,759
	BANK OF NEW ZEALAND	3.50% 20/FEB/2024 250,000	249,137	249,325
	BANK OF NOVA SCOTIA	4.75% 02/FEB/2026 900,000	899,208	898,240
	BANK OF NOVA SCOTIA	FLT 31/MAY/2024 1,807,000	1,807,000	1,809,487
	BANQUE ET CAISSE	ZCP 01/FEB/2024 5,500,000	5,473,478	5,472,279
	BANQUE ET CAISSE	ZCP 06/FEB/2024 2,700,000	2,685,015	2,684,366
	BANQUE FEDERATIVE DU CREDIT MUTUE	0.65% 27/FEB/2024 300,000	297,557	297,692
	BARCLAYS BANK PLC	5.50% 09/AUG/2028 700,000	677,985	703,437
	BARCLAYS BANK PLC	ZCP 06/JUN/2024 4,000,000	3,905,444	3,905,428
	BARCLAYS BANK PLC	ZCP 09/FEB/2024 7,165,000	7,122,076	7,119,839
	BARCLAYS BANK PLC NY	6.00% 08/AUG/2024 1,650,000	1,650,000	1,654,546
	BAT CAPITAL CORP	2.73% 25/MAR/2031 1,600,000	1,600,000	1,343,774
	BATH & BODY WORKS INC	5.25% 01/FEB/2028 456,000	455,068	451,096
	BATH & BODY WORKS INC	6.63% 01/OCT/2030 2,461,000	2,595,543	2,517,335
	BATH & BODY WORKS INC	6.88% 01/NOV/2035 773,000	761,741	782,801
	BATH & BODY WORKS INC	7.50% 15/JUN/2029 1,440,000	1,474,185	1,496,250
	BAUSCH + LOMB CORP	8.38% 01/OCT/2028 1,876,000	1,906,030	1,979,067
	BAUSCH HEALTH COS INC	4.88% 01/JUN/2028 2,326,000	1,843,783	1,401,737
	BAUSCH HEALTH COS INC	11.00% 30/SEP/2028 909,000	1,960,371	660,825
	BAUSCH HEALTH COS INC	14.00% 15/OCT/2030 180,000	388,242	98,863
	BAUSCH HEALTH COS INC	5.50% 01/NOV/2025 1,069,000	1,073,118	977,889
	BAYTEX ENERGY CORP	8.50% 30/APR/2030 1,725,000	1,697,344	1,784,759
	BC LTD	9.00% 30/JAN/2028 511,000	1,102,108	498,276
	BEACON ROOFING SUPPLY INC	4.13% 15/MAY/2029 1,671,000	1,610,977	1,518,694
	BEACON ROOFING SUPPLY INC	4.50% 15/NOV/2026 2,614,000	2,633,559	2,534,721
	BEACON ROOFING SUPPLY INC	6.50% 01/AUG/2030 1,730,000	1,750,836	1,769,217
	BETONY CLO 2 LTD	FLT 30/APR/2031 750,604	748,998	750,595
	BLACK KNIGHT INFOSERV LLC	3.63% 01/SEP/2028 1,590,000	1,428,610	1,511,661
	BLACKSTONE MORTGAGE TRUST INC	3.75% 15/JAN/2027 2,275,000	2,275,000	2,023,553
	BMW US CAPITAL LLC	FLT 01/APR/2024 262,000	262,119	262,106
	BMW US CAPITAL LLC	FLT 01/APR/2025 495,000	497,225	497,406
	BMW US CAPITAL LLC	1.25% 12/AUG/2026 2,700,000	2,694,141	2,475,681

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	BMW US CAPITAL LLC	FLT 12/AUG/2024 1,896,000	1,894,639	1,897,746
	BMW VEHICLE LEASE TRUST	1.10% 25/MAR/2025 3,681,384	3,649,547	3,660,493
	BMW VEHICLE LEASE TRUST	5.27% 25/FEB/2025 1,920,945	1,917,388	1,919,780
	BMW VEHICLE OWNER TRUST	5.59% 25/JUL/2024 1,959,560	1,959,539	1,959,728
	BMW VEHICLE OWNER TRUST	5.59% 25/JUL/2024 111,975	111,975	111,984
	BNP PARIBAS SA	2.59% 20/JAN/2028 1,900,000	1,900,000	1,759,219
	BNP PARIBAS NY BRANCH	5.95% 03/OCT/2024 2,269,000	2,269,000	2,279,181
	BNZ INTNL FDG LTD	ZCP 13/MAR/2024 5,900,000	5,835,808	5,833,809
	BOEING CO	5.81% 01/MAY/2050 700,000	700,378	727,798
	BOFA SECURITIES INC	ZCP 19/JUL/2024 1,800,000	1,743,569	1,746,977
	BOMBARDIER INC	7.88% 15/APR/2027 1,707,000	1,710,853	1,707,377
	BOOST NEWCO BORROWER LLC	7.50% 15/JAN/2031 3,144,000	3,182,561	3,322,335
	BOXER PARENT CO INC	7.13% 02/OCT/2025 498,000	498,000	500,669
	BOXER PARENT CO INC	9.13% 01/MAR/2026 303,000	303,000	302,814
	BOYD GAMING CORP	4.75% 01/DEC/2027 714,000	714,893	686,849
	BOYD GAMING CORP	4.75% 15/JUN/2031 2,147,000	2,165,236	1,972,059
	BPCE SA	1.65% 06/OCT/2026 300,000	273,654	279,245
	BPCE SA	2.28% 20/JAN/2032 700,000	700,000	561,589
	BPCE SA	ZCP 28/MAY/2024 2,500,000	2,442,022	2,444,130
	BPCE SA	ZCP 31/JAN/2024 5,000,000	4,976,667	4,975,388
	BRANDYWINE OPERATING PARTN LP	3.95% 15/NOV/2027 200,000	162,800	178,795
	BRANDYWINE OPERATING PARTN LP	4.55% 01/OCT/2029 700,000	546,000	612,354
	BRIGHTHOUSE F S	ZCP 29/MAY/2024 5,377,000	5,250,593	5,254,196
	BRIGHTHOUSE F S	ZCP 29/FEB/2024 1,370,000	1,357,797	1,357,198
	BROADCOM INC	3.46% 15/SEP/2026 2,024,000	1,995,257	1,958,162
	BROADCOM INC	4.15% 15/NOV/2030 200,000	218,158	191,313
	BROADSTREET PARTNERS INC	5.88% 15/APR/2029 2,842,000	2,849,834	2,653,028
	BWX TECHNOLOGIES INC	4.13% 30/JUN/2028 935,000	942,013	867,016
	CAESARS ENTERTAINMENT INC	4.63% 15/OCT/2029 4,284,000	4,193,455	3,863,074
	CAESARS ENTERTAINMENT INC	6.25% 01/JUL/2025 3,254,000	3,271,302	3,263,092
	CAESARS ENTERTAINMENT INC	7.00% 15/FEB/2030 4,380,000	4,426,109	4,489,728
	CAESARS ENTERTAINMENT INC	8.13% 01/JUL/2027 2,349,000	2,409,309	2,408,608
	CAISSE D'AMORT DE LA	ZCP 23/FEB/2024 1,000,000	991,864	991,661
	CAISSE D'AMORT DE LA	ZCP 26/FEB/2024 3,000,000	2,974,785	2,973,609
	CAISSE D'AMORT DE LA	ZCP 04/MAR/2024 2,900,000	2,872,849	2,871,364
	CAISSE D'AMORT DE LA	ZCP 06/FEB/2024 5,500,000	5,469,838	5,468,272
	CAISSE D'AMORT DE LA	ZCP 02/FEB/2024 2,900,000	2,885,898	2,885,005

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CAISSE D'AMORT DE LA	ZCP 26/JAN/2024 1,614,000	1,607,948	1,607,327
	CAISSE DES DEPOTS	ZCP 31/JAN/2024 8,200,000	8,163,052	8,159,899
	CALLON PETROLEUM CO	6.38% 01/JUL/2026 3,734,000	3,455,756	3,716,063
	CALLON PETROLEUM CO	7.50% 15/JUN/2030 957,000	949,950	965,297
	CALLON PETROLEUM CO	8.00% 01/AUG/2028 331,000	330,063	338,335
	CALPINE CORP	4.50% 15/FEB/2028 1,598,000	1,603,993	1,518,743
	CAMELOT FINANCE SA	4.50% 01/NOV/2026 2,471,000	2,551,739	2,414,213
	CANADIAN IMPER. HLDG	ZCP 01/MAR/2024 2,500,000	2,477,167	2,476,412
	CANADIAN PACIFIC RAILWAY CO	2.45% 02/DEC/2031 900,000	899,685	836,359
	CANPACK SA	3.88% 15/NOV/2029 2,982,000	2,982,000	2,528,438
	CANTOR FITZGERALD LP	4.88% 01/MAY/2024 800,000	797,648	793,876
	CANTOR FITZGERALD LP	7.20% 12/DEC/2028 700,000	698,642	718,448
	CAPITAL ONE PRIME AUTO REC TRUST	2.71% 16/JUN/2025 564,989	561,983	562,985
	CAPITAL ONE PRIME AUTO REC TRUST	3.74% 15/SEP/2025 1,354,678	1,345,927	1,347,963
	CAPITAL ONE PRIME AUTO REC TRUST	3.74% 15/SEP/2025 3,076,219	3,060,482	3,060,971
	CAPITAL ONE PRIME AUTO REC TRUST	FLT 15/SEP/2025 729,201	729,428	729,536
	CARLYLE GLOBAL MARKET STRATEGIES	FLT 14/AUG/2030 1,916,264	1,916,264	1,915,329
	CARLYLE GLOBAL MARKET STRATEGIES	FLT 27/JUL/2031 748,266	746,283	748,237
	CARMAX AUTO OWNER TRUST	1.47% 15/DEC/2026 3,013,770	2,904,723	2,918,821
	CARMAX AUTO OWNER TRUST	0.50% 15/AUG/2025 602,351	595,567	596,035
	CARMAX AUTO OWNER TRUST	5.63% 15/JUL/2024 1,907,643	1,907,292	1,907,592
	CARNIVAL CORP	4.00% 01/AUG/2028 2,644,000	2,650,610	2,457,664
	CARNIVAL CORP	5.75% 01/MAR/2027 658,000	661,734	642,536
	CARNIVAL CORP	6.00% 01/MAY/2029 2,842,000	2,874,854	2,733,734
	CARNIVAL CORP	7.00% 15/AUG/2029 741,000	742,853	774,074
	CARNIVAL CORP	7.63% 01/MAR/2026 1,495,000	1,581,377	1,522,085
	CARNIVAL HOLDINGS BERMUDA LTD	10.38% 01/MAY/2028 586,000	578,675	637,556
	CATALENT PHARMA SOLUTIONS INC	3.13% 15/FEB/2029 1,884,000	1,721,645	1,648,726
	CATALENT PHARMA SOLUTIONS INC	3.50% 01/APR/2030 726,000	601,118	631,880
	CATAMARAN CLO 2014-1 LTD	FLT 22/APR/2030 1,957,889	1,958,281	1,958,253
	CATERPILLAR FINAN SERVICES CORP	FLT 10/JAN/2024 310,000	309,999	309,997
	CATERPILLAR FINAN SERVICES CORP	FLT 13/SEP/2024 565,000	564,986	564,897
	CBAM 2018-5 LTD	FLT 17/APR/2031 1,047,485	1,020,460	1,046,370
	CCO HOLDINGS LLC	4.50% 01/MAY/2032 1,039,000	820,810	889,460
	CCO HOLDINGS LLC	4.50% 15/AUG/2030 4,961,000	4,932,505	4,472,533
	CCO HOLDINGS LLC	4.75% 01/FEB/2032 3,113,000	2,950,283	2,745,541
	CCO HOLDINGS LLC	4.75% 01/MAR/2030 4,896,000	4,952,308	4,472,964

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CCO HOLDINGS LLC	5.00% 01/FEB/2028 3,279,000	3,182,225	3,138,449
	CCO HOLDINGS LLC	5.13% 01/MAY/2027 5,174,000	5,127,280	4,993,010
	CD&R SMOKEY BUYER INC	6.75% 15/JUL/2025 3,854,000	3,775,390	3,812,916
	CDP FINANCIAL INC	ZCP 04/MAR/2024 800,000	792,505	792,106
	CDP FINANCIAL INC	ZCP 02/MAY/2024 5,750,000	5,641,657	5,643,944
	CDP FINANCIAL INC	ZCP 16/DEC/2024 2,900,000	2,759,874	2,760,372
	CDP FINANCIAL INC	ZCP 22/OCT/2024 2,500,000	2,386,916	2,396,478
	CEDAR FAIR LP	5.38% 15/APR/2027 1,305,000	1,241,381	1,276,886
	CEDAR FAIR LP	5.50% 01/MAY/2025 2,060,000	2,086,858	2,049,574
	CEDAR FAIR LP	6.50% 01/OCT/2028 635,000	635,000	631,244
	CENGAGE LEARNING ACQUISITIONS, INC.	ZCP 29/JUN/2026 1,841,019	1,825,123	1,849,184
	CENTENE CORP	3.00% 15/OCT/2030 400,000	336,448	346,613
	CENTERPOINT ENERGY HOUSTON ELEC	4.95% 01/APR/2033 500,000	498,780	509,812
	CENTRAL PARENT INC	7.25% 15/JUN/2029 979,000	960,355	1,000,486
	CENTRAL PARENT LLC	8.00% 15/JUN/2029 363,000	363,000	378,885
	CHARLES RIVER LABS INTERNAT	4.00% 15/MAR/2031 250,000	235,000	225,636
	CHARLES RIVER LABS INTERNAT	4.25% 01/MAY/2028 1,473,000	1,506,848	1,400,475
	CHART INDUSTRIES INC	7.50% 01/JAN/2030 1,395,000	1,421,156	1,459,658
	CHENIERE ENERGY INC	4.63% 15/OCT/2028 700,000	639,772	682,474
	CHURCHILL DOWNS INC	6.75% 01/MAY/2031 1,097,000	1,098,371	1,113,384
	CHURCHILL DOWNS INC	5.75% 01/APR/2030 900,000	837,443	877,492
	CIFC FUNDING 2013-III-R LTD	FLT 24/APR/2031 667,041	663,906	666,846
	CINEMARK USA INC	8.75% 01/MAY/2025 928,000	944,541	932,640
	CINEMARK USA INC	5.25% 15/JUL/2028 1,643,000	1,492,980	1,506,057
	CINEMARK USA INC	5.88% 15/MAR/2026 2,925,000	2,498,223	2,859,563
	CITIBANK NA	5.49% 04/DEC/2026 1,000,000	1,000,000	1,018,475
	CITIBANK NA	5.86% 29/SEP/2025 500,000	500,000	508,393
	CITIBANK NA	3.65% 23/JAN/2024 250,000	249,661	249,720
	CITIGROUP GBL MKTS INC	ZCP 19/SEP/2024 1,750,000	1,677,786	1,683,986
	CITIZENS AUTO RECEIVABLES TRUST	5.74% 16/SEP/2024 3,855,562	3,856,008	3,856,314
	CIVITAS RESOURCES INC	8.38% 01/JUL/2028 586,000	588,200	611,793
	CIVITAS RESOURCES INC	8.63% 01/NOV/2030 1,430,000	1,490,575	1,516,474
	CIVITAS RESOURCES INC	8.75% 01/JUL/2031 646,000	651,285	687,903
	CLARIOS GLOBAL LP	6.25% 15/MAY/2026 599,000	616,045	599,724
	CLARIOS GLOBAL LP	6.75% 15/MAY/2025 809,000	829,963	816,119
	CLARIOS GLOBAL LP	8.50% 15/MAY/2027 3,150,000	3,195,784	3,160,890
	CLARIVATE SCIENCE HOLDINGS CORP	3.88% 01/JUL/2028 2,245,000	2,058,355	2,117,041

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	CLARIVATE SCIENCE HOLDINGS CORP	4.88% 01/JUL/2029 4,139,000	3,942,962	3,883,973
	CLEAR CHANNEL INTERNATIONAL BV	6.63% 01/AUG/2025 1,219,000	1,259,845	1,224,878
	CLEAR CHANNEL OUTDOOR HLDINGS INC	5.13% 15/AUG/2027 2,914,000	2,952,215	2,781,664
	CLEAR CHANNEL OUTDOOR HLDINGS INC	7.50% 01/JUN/2029 1,977,000	1,898,340	1,643,014
	CLEAR CHANNEL OUTDOOR HLDINGS INC	7.75% 15/APR/2028 2,904,000	2,964,218	2,502,587
	CLEAR CHANNEL OUTDOOR HLDINGS INC	9.00% 15/SEP/2028 351,000	351,000	366,256
	CLEARWAY ENERGY OPERATING LLC	3.75% 15/FEB/2031 4,468,000	4,099,708	3,932,344
	CLEARWAY ENERGY OPERATING LLC	3.75% 15/JAN/2032 793,000	795,280	688,718
	CLEARWAY ENERGY OPERATING LLC	4.75% 15/MAR/2028 1,737,000	1,796,061	1,672,592
	CLOUD SOFTWARE GROUP INC	9.00% 30/SEP/2029 4,763,000	3,809,121	4,536,996
	CLOUD SOFTWARE GROUP INC	6.50% 31/MAR/2029 5,120,000	4,412,575	4,878,523
	CLYDESDALE ACQUISITION HLDINGS INC	6.63% 15/APR/2029 425,000	413,313	418,017
	CMWTH BK OF AUS	5.30% 09/FEB/2024 5,500,000	5,497,164	5,498,099
	CNH EQUIPMENT TRUST	5.69% 15/OCT/2024 10,530,006	10,530,006	10,532,775
	CNH EQUIPMENT TRUST	3.94% 15/DEC/2025 665,500	661,102	662,065
	CNH EQUIPMENT TRUST	5.43% 15/MAY/2024 860,810	860,698	860,719
	CNX MIDSTREAM PARTNERS LP	4.75% 15/APR/2030 1,857,000	1,780,694	1,669,160
	CNX RESOURCES CORP	6.00% 15/JAN/2029 1,573,000	1,610,029	1,507,842
	CNX RESOURCES CORP	7.25% 14/MAR/2027 197,000	204,159	198,748
	CNX RESOURCES CORP	7.38% 15/JAN/2031 650,000	634,186	654,627
	COMMONWEALTH BK AUSTRALI	ZCP 22/JUL/2024 2,330,000	2,256,628	2,262,226
	COMMSCOPE TECHNOLOGIES LLC	5.00% 15/MAR/2027 1,280,000	475,148	532,800
	COMMSCOPE TECHNOLOGIES LLC	6.00% 15/JUN/2025 869,000	819,604	708,235
	COMMUNITY HEALTH SYSTEMS INC	10.88% 15/JAN/2032 740,000	740,000	775,093
	COMMUNITY HEALTH SYSTEMS INC	5.25% 15/MAY/2030 5,035,000	4,675,103	4,222,333
	COMMUNITY HEALTH SYSTEMS INC	5.63% 15/MAR/2027 1,458,000	1,420,857	1,354,815
	COMMUNITY HEALTH SYSTEMS INC	6.88% 15/APR/2029 1,442,000	1,468,735	944,813
	COMSTOCK RESOURCES INC	6.75% 01/MAR/2029 860,000	876,929	786,661
	COMSTOCK RESOURCES INC	5.88% 15/JAN/2030 752,000	752,000	651,895
	CONAGRA BRANDS INC	4.60% 01/NOV/2025 900,000	947,205	891,235
	CONSTELLATION ENERGY GENERATION	5.60% 01/MAR/2028 500,000	499,930	515,395
	CONSTELLIUM SE	3.75% 15/APR/2029 2,907,000	2,661,973	2,636,891
	CONSTELLIUM SE	5.63% 15/JUN/2028 2,103,000	2,132,170	2,052,284
	CONSTELLIUM SE	5.88% 15/FEB/2026 1,521,000	1,487,841	1,511,130
	CONSUMERS 2023 SECURITIZ FUNDING	5.21% 01/SEP/2031 700,000	699,701	716,617
	COOPERATIEVE CENTRALE	ZCP 04/MAR/2024 2,160,000	2,139,399	2,139,009
	COOPERATIEVE CENTRALE	5.95% 02/JUL/2024 2,009,000	2,009,000	2,015,123

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	COOPERATIEVE CENTRALE	5.90% 06/SEP/2024 1,650,000	1,650,000	1,657,119
	COOPERATIEVE RABOBANK UA	FLT 12/JAN/2024 1,325,000	1,324,998	1,325,046
	COOPERATIEVE RABOBANK UA	ZCP 08/MAR/2024 2,500,000	2,474,692	2,474,171
	COOPERATIEVE RABOBANK UA	ZCP 01/FEB/2024 5,013,000	4,989,486	4,988,017
	COOPERATIEVE RABOBANK UA	3.65% 06/APR/2028 3,900,000	3,900,000	3,719,526
	CREDIT AGRICOLE CRP&IN	ZCP 22/JAN/2024 10,500,000	10,466,006	10,462,774
	CREDIT AGRICOLE CRP&IN	ZCP 28/MAR/2024 2,700,000	2,663,675	2,663,840
	CREDIT AGRICOLE SA	1.25% 26/JAN/2027 300,000	300,000	276,320
	CREDIT AGRICOLE CRP&IN	5.81% 03/JUN/2024 1,000,000	1,000,085	1,001,599
	CREDIT IND ET CM NY	ZCP 09/FEB/2024 3,000,000	2,982,164	2,981,296
	CREDIT IND ET CM NY	ZCP 08/MAR/2024 2,700,000	2,671,760	2,671,668
	CREDIT IND ET CM NY	5.73% 12/JAN/2024 5,000,000	5,000,027	5,000,491
	CREDIT SUISSE AG/NEW YORK	7.50% 15/FEB/2028 300,000	299,313	328,855
	CREDIT SUISSE AG/NEW YORK	7.95% 09/JAN/2025 400,000	399,200	408,853
	CROWN CASTLE INC	3.65% 01/SEP/2027 200,000	184,648	190,248
	CROWN CASTLE INC	3.70% 15/JUN/2026 400,000	380,874	386,162
	CROWN CASTLE INC	4.80% 01/SEP/2028 700,000	664,811	691,380
	CROWNROCK LP	5.00% 01/MAY/2029 1,808,000	1,787,737	1,762,800
	CROWNROCK LP	5.63% 15/OCT/2025 2,841,000	2,822,802	2,837,221
	CSC HOLDINGS LLC	3.38% 15/FEB/2031 2,359,000	2,285,087	1,721,764
	CSC HOLDINGS LLC	4.63% 01/DEC/2030 511,000	512,278	307,851
	CSC HOLDINGS LLC	5.00% 15/NOV/2031 1,492,000	1,495,730	902,660
	CSC HOLDINGS LLC	5.38% 01/FEB/2028 1,539,000	1,546,695	1,358,414
	CSC HOLDINGS LLC	5.50% 15/APR/2027 1,010,000	1,022,625	934,068
	CSC HOLDINGS LLC	5.75% 15/JAN/2030 1,106,000	1,153,003	688,485
	CSC HOLDINGS LLC	6.50% 01/FEB/2029 2,903,000	3,153,125	2,562,188
	CVS PASS-THROUGH TRUST	5.88% 10/JAN/2028 68,358	65,990	67,687
	CVS PASS-THROUGH TRUST	6.04% 10/DEC/2028 315,322	231,973	318,636
	DANONE SA	2.95% 02/NOV/2026 3,000,000	3,292,445	2,867,315
	DANSKE BANK A/S	1.62% 11/SEP/2026 2,800,000	2,800,000	2,613,255
	DANSKE BANK A/S	3.24% 20/DEC/2025 1,100,000	1,100,000	1,071,681
	DARLING INGREDIENTS INC	6.00% 15/JUN/2030 1,376,000	1,397,619	1,376,904
	DAVITA INC	4.63% 01/JUN/2030 1,055,000	815,635	920,160
	DBS BANK LTD.	ZCP 17/JAN/2024 3,000,000	2,992,653	2,991,527
	DBS BANK LTD.	ZCP 04/JAN/2024 7,400,000	7,396,633	7,393,418
	DELEK LOGISTICS PARTNERS LP	6.75% 15/MAY/2025 1,242,000	1,232,623	1,233,666
	DELL EQUIPMENT FINANCE TRUST	0.53% 22/DEC/2026 1,041,185	1,032,656	1,032,719

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	DELL EQUIPMENT FINANCE TRUST	2.49% 23/AUG/2027 4,052,469	3,961,650	4,004,018
	DELL EQUIPMENT FINANCE TRUST	5.64% 24/JUN/2024 3,628,734	3,628,677	3,629,197
	DELL EQUIPMENT FINANCE TRUST	5.76% 22/OCT/2024 1,036,951	1,036,951	1,037,635
	DELOS AIRCRAFT DESIGNATED ACTIVITY CO	ZCP 31/OCT/2027 40,000	39,783	40,210
	DELTA AIR LINES INC	4.38% 19/APR/2028 442,000	413,270	427,545
	DELTA AIR LINES INC	4.50% 20/OCT/2025 866,000	889,815	853,026
	DEUTSCHE BANK AG/NEW YORK	6.82% 20/NOV/2029 700,000	700,000	737,696
	DEWOLF PARK CLO LTD	FLT 15/OCT/2030 475,911	473,293	475,127
	DEXIA CREDIT LOCAL SA	ZCP 07/MAY/2024 5,800,000	5,689,510	5,688,555
	DEXIA CREDIT LOCAL SA	ZCP 31/JAN/2024 5,500,000	5,474,563	5,473,052
	DIRECTV FINANCING LLC	5.88% 15/AUG/2027 600,000	600,000	564,132
	DISH DBS CORP	5.13% 01/JUN/2029 3,777,000	3,416,886	1,946,628
	DISH DBS CORP	5.75% 01/DEC/2028 2,124,000	2,121,345	1,694,102
	DISH DBS CORP	7.75% 01/JUL/2026 1,714,000	1,850,613	1,193,818
	DISH NETWORK CORP	11.75% 15/NOV/2027 5,541,000	5,606,507	5,801,089
	DLLAA 2023-1 LLC	5.63% 20/AUG/2024 2,625,223	2,625,242	2,625,448
	DLLMT 2023-1 LLC	5.53% 20/MAY/2024 2,506,245	2,506,341	2,506,178
	DLLST 2022-1 LLC	3.40% 21/JAN/2025 5,184,623	5,146,182	5,149,016
	DNB BANK ASA	ZCP 15/APR/2024 2,800,000	2,754,800	2,755,500
	DNB BANK ASA	ZCP 16/SEP/2024 1,700,000	1,634,922	1,637,825
	DNB BANK ASA	ZCP 25/MAR/2024 2,200,000	2,171,648	2,171,740
	DNB BANK ASA	ZERO 10/JUN/2024 2,900,000	2,827,760	2,831,319
	DRYDEN SENIOR LOAN FUND	FLT 15/APR/2028 360,119	360,119	360,017
	DT MIDSTREAM INC	4.13% 15/JUN/2029 3,252,000	3,164,256	2,991,986
	DT MIDSTREAM INC	4.38% 15/JUN/2031 1,397,000	1,245,103	1,259,521
	DTE ENERGY CO	1.05% 01/JUN/2025 1,200,000	1,198,548	1,130,898
	EDISON INTERNATIONAL	6.95% 15/NOV/2029 800,000	792,712	869,115
	EL PASO NATURAL GAS CO LLC	8.38% 15/JUN/2032 70,000	62,621	81,698
	ELEMENT SOLUTIONS INC	3.88% 01/SEP/2028 2,562,000	2,608,246	2,359,011
	ELEVATION CLO 2020-11 LTD	FLT 15/APR/2033 700,000	693,560	694,842
	ELI LILLY AND CO.	ZCP 23/JAN/2024 10,500,000	10,465,671	10,461,176
	EMRLD BORROWER LP	6.63% 15/DEC/2030 2,777,000	2,777,000	2,836,344
	ENDEAVOR ENERGY RESOURCES LP	5.75% 30/JAN/2028 1,557,000	1,576,361	1,558,469
	ENERGY TRANSFER LP	3.90% 15/JUL/2026 200,000	190,234	194,460
	ENERGY TRANSFER LP	4.05% 15/MAR/2025 400,000	399,672	393,543
	ENTEGRIS INC	5.95% 15/JUN/2030 3,839,000	3,595,056	3,812,525
	ENTERGY TEXAS INC	1.75% 15/MAR/2031 900,000	896,670	738,360

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ENTERPRISE FLEET FINANCING	5.91% 21/OCT/2024 2,100,597	2,100,597	2,103,034
	ENTERPRISE FLEET FUNDING	0.44% 21/DEC/2026 1,123,335	1,096,601	1,111,099
	ENTERPRISE FLEET FUNDING	0.44% 21/DEC/2026 1,020,698	1,007,293	1,009,580
	EPR PROPERTIES	4.95% 15/APR/2028 500,000	443,660	474,401
	EQM MIDSTREAM PARTNERS LP	4.50% 15/JAN/2029 3,650,000	3,399,574	3,449,587
	EQM MIDSTREAM PARTNERS LP	4.75% 15/JAN/2031 2,896,000	2,808,394	2,695,126
	EQM MIDSTREAM PARTNERS LP	6.00% 01/JUL/2025 1,628,000	1,636,869	1,627,608
	EQM MIDSTREAM PARTNERS LP	6.50% 01/JUL/2027 2,128,000	2,159,358	2,166,498
	EQM MIDSTREAM PARTNERS LP	7.50% 01/JUN/2027 590,000	594,425	606,914
	EQUITABLE FINANCIAL LIFE	0.80% 12/AUG/2024 700,000	699,937	679,425
	ESC LEHMAN BRTH HLD	5.25% 06/FEB/2012 210,000	26,775	210
	EUROPEAN INVT BNK	ZCP 31/JAN/2024 4,400,000	4,380,159	4,378,801
	EXPORT DEVELOPMENT CANAD	ZCP 06/FEB/2024 5,000,000	4,973,518	4,971,005
	EXPORT DEVELOPMENT CANAD	ZCP 08/FEB/2024 2,000,000	1,988,642	1,987,790
	F&G GLOBAL	1.75% 30/JUN/2026 300,000	299,913	271,547
	FAGE INTERNATIONAL SA	5.63% 15/AUG/2026 1,272,000	1,231,095	1,239,836
	FEDERATION DES CAISS	ZCP 03/JAN/2024 5,400,000	5,398,347	5,396,007
	FEDERATION DES CAISS	ZCP 06/MAR/2024 5,800,000	5,743,031	5,740,482
	FEDERATION DES CAISS	ZCP 16/FEB/2024 10,600,000	10,525,235	10,521,922
	FERTITTA ENTERTAINMENT LLC	6.75% 15/JAN/2030 1,660,000	1,660,000	1,459,493
	FIFTH THIRD AUTO TRUST	5.62% 15/AUG/2024 402,818	402,869	402,857
	FIRST ABU DHABI BANK	ZCP 20/FEB/2024 10,600,000	10,519,617	10,516,151
	FLORIDA POWER & LIGHT CO	5.05% 01/APR/2028 700,000	716,226	716,108
	FLORIDA POWER & LIGHT CO	FLT 12/JAN/2024 4,621,000	4,620,984	4,620,976
	FLORIDA POWER & LIGHT CO	ZCP 05/FEB/2024 10,800,000	10,743,405	10,737,946
	FMS WERTMANAGEMENT	ZCP 08/FEB/2024 4,500,000	4,474,140	4,472,744
	FORD CREDIT AUTO LEASE TRUST	3.23% 15/MAY/2025 4,326,594	4,294,021	4,307,073
	FORD CREDIT AUTO LEASE TRUST	5.19% 15/JUN/2025 2,703,190	2,697,558	2,700,126
	FORD CREDIT AUTO LEASE TRUST	5.69% 15/OCT/2024 4,266,248	4,266,906	4,266,605
	FORD CREDIT AUTO OWNER TRUST	0.79% 15/NOV/2025 3,315,046	3,284,453	3,287,669
	FORD CREDIT AUTO OWNER TRUST	5.52% 15/JUL/2024 1,879,241	1,879,080	1,879,280
	FORD CREDIT AUTO OWNER TRUST	3.44% 15/FEB/2025 101,368	100,917	101,234
	FORD MOTOR CREDIT CO LLC	2.90% 16/FEB/2028 1,051,000	1,051,000	944,375
	FORD MOTOR CREDIT CO LLC	3.38% 13/NOV/2025 3,168,000	3,181,253	3,032,543
	FORD MOTOR CREDIT CO LLC	3.66% 08/SEP/2024 2,873,000	2,690,582	2,826,994
	FORD MOTOR CREDIT CO LLC	4.06% 01/NOV/2024 1,280,000	1,241,600	1,257,287
	FORD MOTOR CREDIT CO LLC	4.13% 17/AUG/2027 1,880,000	1,880,000	1,781,526

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	FORD MOTOR CREDIT CO LLC	4.39% 08/JAN/2026 2,702,000	2,366,430	2,627,734
	FORD MOTOR CREDIT CO LLC	4.54% 01/AUG/2026 700,000	667,821	678,094
	FORD MOTOR CREDIT CO LLC	5.13% 16/JUN/2025 2,339,000	2,283,998	2,308,704
	FORD MOTOR CREDIT CO LLC	5.58% 18/MAR/2024 200,000	200,992	199,725
	FORD MOTOR CREDIT CO LLC	5.58% 18/MAR/2024 840,000	835,800	838,846
	FORD MOTOR CREDIT CO LLC	6.95% 06/MAR/2026 683,000	682,133	700,023
	FORD MOTOR CREDIT CO LLC	7.35% 04/NOV/2027 1,598,000	1,617,143	1,685,996
	FRONTIER COMMUNICATIONS HLDINGS	8.63% 15/MAR/2031 1,855,000	1,853,841	1,890,848
	FRONTIER COMMUNICATIONS HLDINGS	8.75% 15/MAY/2030 1,923,000	1,965,094	1,978,207
	GALAXY XXI CLO LTD	FLT 20/APR/2031 651,659	646,771	651,362
	GARTNER INC	4.50% 01/JUL/2028 814,000	828,245	771,695
	GATES GLOBAL LLC	6.25% 15/JAN/2026 4,095,000	4,050,959	4,074,525
	GEORGIA TRANSMSSN CO	ZCP 14/FEB/2024 10,850,000	10,777,064	10,774,560
	GFL ENVIRONMENTAL INC	4.25% 01/JUN/2025 800,000	800,000	788,190
	GFL ENVIRONMENTAL INC	6.75% 15/JAN/2031 1,110,000	1,121,100	1,143,826
	GFL ENVIRONMENTAL INC	3.75% 01/AUG/2025 2,312,000	2,335,845	2,257,620
	GFL ENVIRONMENTAL INC	5.13% 15/DEC/2026 1,461,000	1,491,340	1,445,483
	GLOBAL PAYMENTS INC	3.20% 15/AUG/2029 1,900,000	2,039,023	1,723,794
	GM FINANCIAL	5.56% 16/JUL/2024 62,908	62,908	62,911
	GM FINANCIAL AUTO LEASING TRUST	4.01% 22/SEP/2025 1,252,865	1,244,630	1,245,295
	GM FINANCIAL AUTO LEASING TRUST	5.27% 20/JUN/2025 2,068,094	2,064,038	2,066,480
	GM FINANCIAL CONSUMER AUTO REC TR	0.35% 16/OCT/2025 1,955,411	1,919,967	1,929,303
	GM FINANCIAL CONSUMER AUTO REC TR	0.51% 16/APR/2026 2,242,318	2,187,853	2,190,919
	GM FINANCIAL CONSUMER AUTO REC TR	0.58% 16/JAN/2026 1,731,000	1,690,502	1,694,891
	GM FINANCIAL CONSUMER AUTO REC TR	2.52% 16/MAY/2025 666,418	662,200	665,106
	GM FINANCIAL CONSUMER AUTO REC TR	3.50% 16/SEP/2025 1,763,424	1,751,818	1,755,871
	GM FINANCIAL CONSUMER AUTO REC TR	4.60% 17/NOV/2025 1,412,163	1,406,690	1,407,758
	GM FINANCIAL CONSUMER AUTO REC TR	5.56% 16/JUL/2024 272,601	272,555	272,616
	GOLDMAN SACHS GROUP INC	1.43% 09/MAR/2027 1,700,000	1,700,000	1,567,738
	GOLDMAN SACHS GROUP INC	1.95% 21/OCT/2027 400,000	355,701	366,073
	GOLDMAN SACHS GROUP INC	2.38% 21/JUL/2032 600,000	600,000	493,262
	GOLDMAN SACHS GROUP INC	2.62% 22/APR/2032 200,000	200,000	168,171
	GOLDMAN SACHS GROUP INC	3.85% 08/JUL/2024 400,000	389,568	396,380
	GOODYEAR TIRE & RUBBER CO	5.00% 15/JUL/2029 712,000	649,240	672,882
	GOTO GROUP INC	5.50% 01/SEP/2027 3,798,000	3,782,632	1,837,064
	GREAT WEST LIFE	ZCP 19/JAN/2024 10,500,000	10,471,020	10,467,378
	GREATAMERICA LEASING RECEIVABLES	5.52% 14/JUN/2024 1,088,714	1,088,616	1,088,683

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	GRIFOLS SA	4.75% 15/OCT/2028 1,252,000	1,258,348	1,135,401
	GROUP 1 AUTOMOTIVE INC	4.00% 15/AUG/2028 897,000	783,754	831,693
	GTA FUNDING	ZCP 09/JAN/2024 1,800,000	1,797,870	1,797,060
	GTA FUNDING	ZCP 22/JAN/2024 3,000,000	2,990,439	2,989,276
	GTCR AP FINANCE INC	8.00% 15/MAY/2027 461,000	476,681	465,635
	GUARDIAN LIFE	2.90% 06/MAY/2024 1,770,000	1,752,616	1,753,907
	H&E EQUIPMENT SERVICES INC	3.88% 15/DEC/2028 3,615,000	3,413,370	3,285,367
	HANESBRANDS INC	9.00% 15/FEB/2031 2,395,000	2,405,348	2,346,276
	HAWAIIAN BRAND INTELLECTUAL PR	5.75% 20/JAN/2026 3,545,612	3,624,983	3,337,762
	HB FULLER CO	4.25% 15/OCT/2028 1,391,000	1,416,587	1,300,660
	HEALTHEQUITY INC	4.50% 01/OCT/2029 930,000	942,535	863,944
	HELIOS SOFTWARE HOLDINGS INC	4.63% 01/MAY/2028 2,975,000	2,776,003	2,713,975
	HER MAJESTY RGT CANA	ZCP 09/AUG/2024 4,500,000	4,357,731	4,354,871
	HERC HOLDINGS INC	5.50% 15/JUL/2027 774,000	819,860	763,976
	HERENS HOLDCO SARL	4.75% 15/MAY/2028 2,243,000	2,134,901	1,840,035
	HESS MIDSTREAM OPERATIONS LP	4.25% 15/FEB/2030 520,000	522,600	478,400
	HF SINCLAIR CORP	5.00% 01/FEB/2028 1,260,000	1,275,148	1,214,138
	HF SINCLAIR CORP	6.38% 15/APR/2027 871,000	871,000	878,248
	HIGHTOWER HOLDING LLC	6.75% 15/APR/2029 1,558,000	1,605,081	1,404,194
	HILCORP ENERGY I LP	5.75% 01/FEB/2029 1,474,000	1,506,854	1,424,646
	HILCORP ENERGY I LP	6.00% 01/FEB/2031 725,000	659,750	699,308
	HILCORP ENERGY I LP	6.00% 15/APR/2030 2,182,000	2,148,945	2,117,106
	HILCORP ENERGY I LP	6.25% 01/NOV/2028 1,155,000	1,160,524	1,150,429
	HILCORP ENERGY I LP	6.25% 15/APR/2032 1,058,000	997,537	1,017,406
	HILTON DOMESTIC OPERATING CO INC	5.38% 01/MAY/2025 716,000	712,420	714,049
	HILTON DOMESTIC OPERATING CO INC	5.75% 01/MAY/2028 2,420,000	2,498,315	2,421,266
	HOME DEPOT INC	3.75% 15/FEB/2024 3,615,000	3,606,746	3,605,329
	HOME EQUITY ASSET TRUST	FLT 25/FEB/2033 211	186	199
	HOME EQUITY MORTGAGE LOAN	FLT 25/APR/2037 577,827	127,893	491,958
	HONDA AUTO RECEIV 2020-3 OWNER TR	0.37% 18/OCT/2024 163,305	161,770	162,859
	HONDA AUTO RECEIV 2021-1 OWNER TR	0.27% 21/APR/2025 1,669,756	1,644,864	1,649,482
	HONDA AUTO RECEIV 2022-2 OWNER TR	3.81% 18/MAR/2025 1,119,770	1,114,404	1,115,755
	HOST HOTELS & RESORTS LP	4.00% 15/JUN/2025 500,000	527,500	488,304
	HPEFS EQUIPMENT TRUST	5.76% 18/OCT/2024 3,937,386	3,939,517	3,939,745
	HSBC HOLDINGS PLC	2.63% 07/NOV/2025 1,600,000	1,683,152	1,560,137
	HSBC HOLDINGS PLC	4.25% 18/AUG/2025 1,300,000	1,289,340	1,271,064
	HSBC HOLDINGS PLC	7.39% 03/NOV/2028 500,000	530,518	536,179

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	HSBC BANK USA NA	5.91% 08/AUG/2024 5,500,000	5,499,610	5,514,780
	HUB INTERNATIONAL LTD	5.63% 01/DEC/2029 2,517,000	2,516,460	2,405,271
	HUB INTERNATIONAL LTD	7.00% 01/MAY/2026 4,050,000	4,034,554	4,065,653
	HUB INTERNATIONAL LTD	7.25% 15/JUN/2030 2,890,000	2,914,125	3,052,505
	HUDBAY MINERALS INC	4.50% 01/APR/2026 4,413,000	4,276,139	4,269,698
	HUDBAY MINERALS INC	6.13% 01/APR/2029 1,471,000	1,489,388	1,441,504
	HYUNDAI AUTO LEASE SECURITIZ TRUST	0.38% 16/SEP/2024 1,096,854	1,088,579	1,094,260
	HYUNDAI AUTO LEASE SECURITIZ TRUST	1.16% 15/JAN/2025 1,753,882	1,733,064	1,742,501
	HYUNDAI AUTO LEASE SECURITIZ TRUST	3.35% 16/JUN/2025 2,583,575	2,561,874	2,565,339
	HYUNDAI AUTO LEASE SECURITIZ TRUST	4.34% 15/JAN/2025 730,800	728,173	729,300
	HYUNDAI AUTO RECEIVABLES TRUST	5.35% 17/NOV/2025 2,113,923	2,110,028	2,112,358
	HYUNDAI AUTO RECEIVABLES TRUST	5.58% 15/JUL/2024 116,234	116,234	116,241
	HYUNDAI AUTO RECEIVABLES TRUST	0.38% 15/SEP/2025 404,883	397,562	399,154
	HYUNDAI AUTO RECEIVABLES TRUST	0.74% 15/MAY/2026 1,767,716	1,716,626	1,719,718
	HYUNDAI AUTO RECEIVABLES TRUST	5.19% 15/DEC/2025 2,331,745	2,327,588	2,328,460
	HYUNDAI CAPITAL AMERICA	1.00% 17/SEP/2024 1,700,000	1,696,940	1,645,374
	IHEARTCOMMUNICATIONS INC	4.75% 15/JAN/2028 1,723,000	1,662,764	1,325,513
	IHEARTCOMMUNICATIONS INC	5.25% 15/AUG/2027 1,937,000	1,762,685	1,539,134
	IHEARTCOMMUNICATIONS INC	6.38% 01/MAY/2026 806,655	844,635	687,811
	IHEARTCOMMUNICATIONS INC	8.38% 01/MAY/2027 3,958,572	4,032,713	2,569,410
	IHO VERWALTUNGS GMBH	4.75% 15/SEP/2026 1,782,000	1,701,220	1,706,265
	ILIAD HOLDING SASU	6.50% 15/OCT/2026 2,435,000	2,502,306	2,430,236
	ILIAD HOLDING SASU	7.00% 15/OCT/2028 4,189,000	4,236,930	4,168,428
	ILLINOIS TOOL WORKS INC	3.50% 01/MAR/2024 1,716,000	1,710,001	1,709,816
	ILLUMINATE BUYER LLC	9.00% 01/JUL/2028 1,562,000	1,718,294	1,493,584
	IMPERIAL BRANDS FINANCE PLC	3.50% 26/JUL/2026 1,100,000	1,090,023	1,049,723
	IMPERIAL BRANDS FINANCE PLC	4.25% 21/JUL/2025 200,000	210,748	196,468
	INEOS QUATTRO FINANCE 2 PLC	9.63% 15/MAR/2029 1,263,000	1,308,475	1,348,253
	ING (US) FUNDING LLC	ZCP 03/JUN/2024 5,300,000	5,175,672	5,178,281
	ING (US) FUNDING LLC	ZCP 16/FEB/2024 2,900,000	2,879,582	2,878,718
	ING (US) FUNDING LLC	ZCP 31/JAN/2024 2,700,000	2,687,557	2,686,662
	ING GROEP NV	1.73% 01/APR/2027 800,000	800,000	740,315
	ING GROEP NV	FLT 11/SEP/2027 700,000	700,000	702,962
	INGEVITY CORP	3.88% 01/NOV/2028 2,532,000	2,319,512	2,267,014
	INNOPHOS HOLDINGS INC	9.38% 15/FEB/2028 2,020,000	2,027,525	1,834,281
	INTEGRIS BAPTIST MEDICAL CENTER INC	3.88% 15/AUG/2050 300,000	300,000	230,285
	INTERCONTINENTAL EXCHANGE INC	4.00% 15/SEP/2027 1,200,000	1,196,820	1,176,612

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	INTERCONTINENTAL EXCHANGE INC	4.35% 15/JUN/2029 150,000	149,841	149,085
	INTERFACE INC	5.50% 01/DEC/2028 952,000	910,606	879,918
	INTERNATIONAL GAME TECHNOLGY PLC	4.13% 15/APR/2026 846,000	881,955	822,241
	INTERNATIONAL GAME TECHNOLGY PLC	6.50% 15/FEB/2025 1,669,000	1,734,358	1,670,896
	ION TRADING TECHNOLOGIES SARL	5.75% 15/MAY/2028 2,761,000	2,593,863	2,435,561
	IPALCO ENTERPRISES INC	4.25% 01/MAY/2030 500,000	457,615	462,405
	IQVIA INC	5.00% 15/MAY/2027 771,000	814,754	756,718
	IQVIA INC	6.50% 15/MAY/2030 822,000	828,165	844,884
	IRB HOLDING CORP	7.00% 15/JUN/2025 2,371,000	2,382,100	2,371,000
	IRIS HOLDINGS INC	8.75% 15/FEB/2026 892,000	893,530	753,686
	IRON MOUNTAIN INC	5.00% 15/JUL/2028 910,000	847,438	874,769
	IRON MOUNTAIN INC	4.88% 15/SEP/2027 672,000	675,685	655,849
	IRON MOUNTAIN INC	5.25% 15/JUL/2030 785,000	780,094	750,182
	IRON MOUNTAIN INC	5.25% 15/MAR/2028 1,319,000	1,253,050	1,282,307
	ITT HOLDINGS LLC	6.50% 01/AUG/2029 1,004,000	1,004,000	888,179
	JAMES HARDIE INTERNATIONAL FIN	5.00% 15/JAN/2028 2,738,000	2,671,423	2,648,561
	JERSEY CENTRAL POWER & LIGHT CO	4.70% 01/APR/2024 600,000	656,616	597,826
	JOHN DEERE CAPITAL	ZCP 04/MAR/2024 5,500,000	5,448,239	5,446,135
	JOHN DEERE CAPITAL	ZCP 22/JAN/2024 7,000,000	6,977,787	6,975,152
	JOHN DEERE CAPITAL	ZCP 24/JAN/2024 2,750,000	2,740,425	2,739,421
	JOHN DEERE CAPITAL	ZCP 29/FEB/2024 5,800,000	5,747,910	5,746,653
	JOHN DEERE OWNER TRUST	3.73% 16/JUN/2025 3,139,967	3,122,896	3,129,937
	JOHN DEERE OWNER TRUST	4.98% 15/AUG/2025 1,491,349	1,485,946	1,488,818
	JOHN DEERE OWNER TRUST	5.55% 15/JUL/2024 3,056,890	3,056,890	3,056,692
	JYSKE REALKREDIT	0.50% 01/OCT/2043 1,923,258	311,239	231,127
	JYSKE REALKREDIT	1.00% 01/OCT/2050 14,965,650	2,261,195	1,733,184
	JYSKE REALKREDIT	1.00% 01/OCT/2053 3,895,648	633,973	419,617
	JYSKE REALKREDIT	1.50% 01/OCT/2053 13,673,752	2,050,122	1,552,243
	JYSKE REALKREDIT	1.50% 01/OCT/2053 4,364,201	659,794	523,690
	KAISER ALUMINUM CORP	4.50% 01/JUN/2031 2,492,000	2,504,573	2,148,260
	KAISER ALUMINUM CORP	4.63% 01/MAR/2028 319,000	295,930	295,023
	KBC GROUP NV	5.80% 19/JAN/2029 700,000	688,450	712,412
	KENTUCKY UTILITIES CO	5.45% 15/APR/2033 300,000	299,316	312,167
	KFW	ZCP 02/FEB/2024 2,500,000	2,487,889	2,487,231
	KFW	ZCP 02/MAY/2024 1,925,000	1,889,743	1,889,965
	KKR CLO 14 LTD	FLT 15/JUL/2031 503,818	501,248	503,832
	KOREA DEVELOPMENT BK NY	ZCP 02/FEB/2024 2,889,000	2,874,696	2,873,978

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	KUBOTA CREDIT OWNER TRUST	5.62% 15/JUL/2024 1,458,013	1,458,116	1,457,973
	KUBOTA CREDIT OWNER TRUST	4.07% 17/JUN/2025 861,939	856,041	857,737
	LADDER CAPITAL FINANCE HOLDINGS	4.25% 01/FEB/2027 682,000	645,829	642,525
	LADDER CAPITAL FINANCE HOLDINGS	4.75% 15/JUN/2029 5,347,000	5,165,213	4,820,332
	LADDER CAPITAL FINANCE HOLDINGS	5.25% 01/OCT/2025 2,764,000	2,443,451	2,726,601
	LAMB WESTON HOLDINGS INC	4.13% 31/JAN/2030 1,926,000	1,892,685	1,777,440
	LCM INVESTMENTS HOLDINGS II LLC	4.88% 01/MAY/2029 700,000	604,625	650,125
	LCM INVESTMENTS HOLDINGS II LLC	8.25% 01/AUG/2031 1,169,000	1,170,741	1,220,090
	LCM XV LP 15A AR2	FLT 20/JUL/2030 1,047,779	1,047,779	1,047,273
	LEEWARD RENEWABLE ENERGY OPER	4.25% 01/JUL/2029 526,000	531,260	458,194
	LEH.BROS.HOLD.INC.	6.20% 26/SEP/2014 340,000	43,350	340
	LENNAR CORP	4.75% 29/NOV/2027 800,000	940,104	799,129
	LIGHT & WONDER INTERNATIONAL INC	7.25% 15/NOV/2029 1,181,000	1,233,706	1,209,238
	LIGHT & WONDER INTERNATIONAL INC	7.50% 01/SEP/2031 531,000	535,646	553,760
	LITHIA MOTORS INC	4.38% 15/JAN/2031 1,406,000	1,181,297	1,277,815
	LIVE NATION ENTERTAINMENT INC	3.75% 15/JAN/2028 797,000	800,985	743,276
	LIVE NATION ENTERTAINMENT INC	4.75% 15/OCT/2027 1,226,000	1,260,643	1,175,532
	LIVE NATION ENTERTAINMENT INC	4.88% 01/NOV/2024 90,000	88,425	89,189
	LIVE NATION ENTERTAINMENT INC	5.63% 15/MAR/2026 630,000	637,088	624,242
	LIVE NATION ENTERTAINMENT INC	6.50% 15/MAY/2027 2,049,000	2,061,806	2,084,831
	LLOYDS BANK CORP	ZCP 11/MAR/2024 6,000,000	5,936,417	5,934,316
	LLOYDS BANK PLC	ZCP 05/MAR/2024 4,250,000	4,208,671	4,206,613
	LLOYDS BANK PLC	ZCP 22/APR/2024 3,145,000	3,091,186	3,090,605
	LMA SA & LMA AMERICAS	ZCP 08/FEB/2024 1,500,000	1,491,086	1,490,675
	LMA SA & LMA AMERICAS	ZCP 16/FEB/2024 3,000,000	2,978,533	2,977,657
	LMA SA & LMA AMERICAS	ZCP 18/JAN/2024 3,000,000	2,992,166	2,990,997
	LOANCORE 2021-CRE6 ISSUER LTD	FLT 15/NOV/2038 400,000	383,313	390,348
	LVMH CORP	ZCP 19/MAR/2024 10,500,000	10,377,833	10,373,677
	MACQUARIE BANK LIMITED	ZCP 04/MAR/2024 2,500,000	2,475,369	2,474,902
	MACQUARIE BANK LIMITED	ZCP 09/AUG/2024 1,600,000	1,546,384	1,548,163
	MACQUARIE BANK LIMITED	ZCP 26/APR/2024 2,800,000	2,749,295	2,749,323
	MADISON IAQ LLC	4.13% 30/JUN/2028 1,087,000	1,086,353	988,869
	MADISON IAQ LLC	5.88% 30/JUN/2029 2,525,000	2,520,986	2,225,430
	MARATHON CLO IX LTD	FLT 15/APR/2029 275,423	275,423	275,428
	MARATHON STATIC CLO 2022-18 LTD	FLT 20/JUL/2030 670,770	670,770	669,681
	MARBLE POINT CLO X LTD	FLT 15/OCT/2030 1,319,049	1,319,049	1,318,449
	MARBLE POINT CLO XIV LTD	FLT 20/JAN/2032 700,000	694,610	699,620

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	MASS MUTUAL	FLT 12/APR/2024 450,000	450,000	450,121
	MATADOR RESOURCES CO	5.88% 15/SEP/2026 3,205,000	3,182,686	3,180,980
	MATADOR RESOURCES CO	6.88% 15/APR/2028 1,015,000	1,004,444	1,030,214
	MATCH GROUP HOLDINGS II LLC	3.63% 01/OCT/2031 1,740,000	1,481,526	1,503,395
	MATCH GROUP HOLDINGS II LLC	4.63% 01/JUN/2028 1,788,000	1,827,504	1,712,010
	MATTEL INC	5.88% 15/DEC/2027 1,723,000	1,791,627	1,720,224
	MCAFEE CORP	7.38% 15/FEB/2030 4,466,000	3,874,634	4,080,253
	MCCORMICK & CO INC/MD	3.15% 15/AUG/2024 800,000	799,496	787,343
	MEDLINE BORROWER LP	3.88% 01/APR/2029 1,976,000	1,750,042	1,786,308
	MEDLINE BORROWER LP	5.25% 01/OCT/2029 5,209,000	4,483,325	4,908,817
	MERCEDES-BENZ AUTO LEASE TRUST	0.40% 15/NOV/2024 563,855	558,061	562,789
	MERCEDES-BENZ AUTO RECEIVAB TRUST	5.26% 15/OCT/2025 1,260,758	1,258,905	1,259,771
	MERCEDES-BENZ FIN LLC	ZCP 27/MAR/2024 10,800,000	10,660,680	10,653,159
	MERCEDES-BENZ FINANCE NORTH AMER	4.80% 30/MAR/2026 700,000	699,069	700,531
	MERITAGE HOMES CORP	6.00% 01/JUN/2025 705,000	709,406	703,115
	METROPOLITAN EDISON CO	5.20% 01/APR/2028 400,000	399,444	403,239
	MGIC INVESTMENT CORP	5.25% 15/AUG/2028 2,011,000	2,103,972	1,957,567
	MICROSOFT CORP	ZCP 28/MAR/2024 4,500,000	4,442,036	4,439,925
	MICROSOFT CORP	ZCP 07/JUN/2024 600,000	585,988	586,147
	MIDOCEAN CREDIT CLO VIII	FLT 20/FEB/2031 1,642,713	1,642,713	1,640,625
	MIDWEST CONNECTOR CAPITAL CO LLC	3.90% 01/APR/2024 800,000	803,500	795,409
	MIDWEST GAMING BORROWER LLC	4.88% 01/MAY/2029 2,128,000	2,128,000	1,979,040
	MILEAGE PLUS HOLDINGS LLC	6.50% 20/JUN/2027 2,834,352	2,860,788	2,842,530
	MILEAGE PLUS HOLDINGS LLC	6.50% 20/JUN/2027 210,000	226,800	210,606
	MITSUBISHI UFJ TR&BK NY	ZCP 05/JUL/2024 2,750,000	2,750,000	2,752,707
	MIZUHO BANK LTD	ZCP 10/JUN/2024 1,000,000	975,537	975,814
	MIZUHO BANK SINGAPORE	ZCP 07/MAY/2024 5,700,000	5,588,019	5,587,594
	MIZUHO BANK LTD	5.80% 29/FEB/2024 3,444,000	3,443,995	3,445,289
	MKS CLO 2017-1 LTD	FLT 20/JUL/2030 438,194	438,194	437,684
	MMAF EQUIPMENT FINANCE LLC	5.71% 09/AUG/2024 1,888,467	1,888,518	1,888,804
	MORGAN STANLEY	2.24% 21/JUL/2032 900,000	900,000	734,824
	MORGAN STANLEY	5.12% 01/FEB/2029 300,000	299,994	301,620
	MORGAN STANLEY ABS CAPITAL I INC TR	FLT 25/JUL/2034 192,319	192,108	193,345
	MORGAN STANLEY BANK NA	5.48% 16/JUL/2025 700,000	700,000	706,478
	MORGAN STANLEY BANK NA	5.88% 30/OCT/2026 400,000	400,000	411,364
	MOUNTAIN VIEW CLO 2017-1 LLC	FLT 16/OCT/2029 386,304	386,304	386,165
	MUFG BANK LTD	ZCP 02/FEB/2024 2,800,000	2,786,012	2,785,439

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	MUFG BANK LTD	ZCP 19/JAN/2024 4,200,000	4,188,345	4,186,910
	MUFG BANK LTD	ZCP 28/JUN/2024 1,000,000	972,951	973,263
	MUFG BANK LTD	5.71% 28/MAY/2024 2,800,000	2,800,102	2,801,663
	NABORS INDUSTRIES INC	7.38% 15/MAY/2027 1,189,000	1,167,121	1,164,843
	NABORS INDUSTRIES INC	9.13% 31/JAN/2030 1,685,000	1,684,376	1,691,841
	NABORS INDUSTRIES LTD	7.25% 15/JAN/2026 1,942,000	1,710,798	1,866,670
	NABORS INDUSTRIES LTD	7.50% 15/JAN/2028 153,000	146,514	132,919
	NATIONAL BANK OF CANADA	ZCP 01/APR/2024 2,650,000	2,612,446	2,612,488
	NATIONAL BANK OF CANADA	ZCP 15/MAR/2024 8,435,000	8,339,638	8,337,347
	NATIONAL BANK OF CANADA	ZCP 26/FEB/2024 5,189,000	5,143,926	5,143,177
	NATIONWIDE BUILDING SOCIETY	5.26% 10/NOV/2026 300,000	300,000	305,695
	NATIXIS NY	5.90% 05/JUN/2024 2,000,000	2,000,000	2,002,503
	NATL AUSTRALIA BK LTD	ZCP 04/MAR/2024 2,800,000	2,772,511	2,772,239
	NATWEST GROUP PLC	4.27% 22/MAR/2025 400,000	400,000	398,599
	NATWEST MARKETS PLC	FLT 29/SEP/2026 1,700,000	1,700,000	1,672,559
	NAVIENT CORP	11.50% 15/MAR/2031 1,386,000	1,389,465	1,518,267
	NAVIENT CORP	6.75% 25/JUN/2025 2,047,000	2,180,525	2,072,072
	NAVIENT PRIVATE EDUCATION LOAN TR	2.46% 15/NOV/2068 645,271	651,119	604,034
	NCL CORP LTD	5.88% 15/MAR/2026 1,809,000	1,692,729	1,766,093
	NCL CORP LTD	7.75% 15/FEB/2029 458,000	457,166	460,165
	NCL FINANCE LTD	6.13% 15/MAR/2028 537,000	494,040	512,896
	NCR ATLEOS CORP	9.50% 01/APR/2029 2,825,000	2,796,001	3,001,551
	NCR VOYIX CORP	5.00% 01/OCT/2028 2,893,000	2,821,314	2,735,951
	NCR VOYIX CORP	5.13% 15/APR/2029 3,090,000	2,658,214	2,937,034
	NCR VOYIX CORP	5.25% 01/OCT/2030 1,123,000	1,099,899	1,031,051
	NEDERLANDSE WATERSCHAPS	ZCP 26/FEB/2024 10,500,000	10,411,637	10,408,412
	NELNET STUDENT LOAN TRUST	FLT 20/FEB/2041 617,685	617,685	617,678
	NEPTUNE BIDCO US INC	9.29% 15/APR/2029 4,588,000	4,395,262	4,277,208
	NESTLE FINANCE INTL LTD	ZCP 31/JAN/2024 5,000,000	4,977,500	4,975,933
	NESTLE HOLDINGS INC	0.38% 15/JAN/2024 2,150,000	2,145,615	2,146,351
	NEW RED FINANCE IN	3.88% 15/JAN/2028 3,648,000	3,629,135	3,445,429
	NEW RED FINANCE IN	4.00% 15/OCT/2030 1,753,000	1,629,897	1,571,724
	NEW RED FINANCE IN	4.38% 15/JAN/2028 2,125,000	2,151,080	2,031,053
	NEW RED FINANCE IN	5.75% 15/APR/2025 883,000	895,925	880,079
	NEW YORK LIFE	2.88% 10/APR/2024 1,800,000	1,786,795	1,785,939
	NEW YORK LIFE	2.90% 17/JAN/2024 3,200,000	3,196,146	3,196,477
	NEW YORK LIFE	3.15% 06/JUN/2024 1,000,000	999,190	990,080

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	NEW YORK LIFE	FLT 26/APR/2024 254,000	253,985	253,970
	NEW YORK STATE ELECTRIC & GAS CORP	5.65% 15/AUG/2028 1,100,000	1,097,756	1,128,862
	NEWARK BSL CLO 2 LTD	FLT 25/JUL/2030 534,702	532,831	533,914
	NEWELL BRANDS INC	5.20% 01/APR/2026 1,780,000	1,666,473	1,756,022
	NEXTERA ENERGY OPERATING PARTNER	4.50% 15/SEP/2027 2,697,000	2,550,579	2,595,867
	NEXTERA ENERGY OPERATING PARTNER	7.25% 15/JAN/2029 2,294,000	2,294,000	2,399,243
	NFP CORP	6.88% 15/AUG/2028 5,235,000	5,216,684	5,320,722
	NFP CORP	7.50% 01/OCT/2030 3,571,000	3,557,114	3,797,466
	NISSAN AUTO LEASE TRUST	3.81% 15/MAY/2025 5,388,079	5,356,972	5,366,014
	NISSAN AUTO LEASE TRUST	5.10% 17/MAR/2025 3,630,911	3,619,401	3,623,846
	NISSAN AUTO RECEIV 2022-B OWNER TR	4.50% 15/AUG/2025 1,404,565	1,398,510	1,400,070
	NISSAN AUTO RECEIV 2023-B OWNER TR	5.71% 15/NOV/2024 5,628,252	5,628,252	5,630,698
	NISSAN MOTOR ACCEPTANCE CO LLC	1.85% 16/SEP/2026 900,000	797,769	809,883
	NOMURA HOLDINGS INC	1.85% 16/JUL/2025 600,000	600,000	568,186
	NOMURA HOLDINGS INC	2.17% 14/JUL/2028 500,000	485,238	439,215
	NOMURA HOLDINGS INC	5.71% 09/JAN/2026 700,000	700,000	706,558
	NOMURA HOLDINGS INC	5.84% 18/JAN/2028 600,000	600,000	613,234
	NORDEA BANK	ZCP 01/FEB/2024 5,200,000	5,175,516	5,173,906
	NORDEA BANK	ZCP 13/MAY/2024 750,000	734,958	735,010
	NORDEA KREDIT REALKREDIT	0.50% 01/OCT/2043 773,788	125,201	93,189
	NORDEA KREDIT REALKREDIT	1.50% 01/OCT/2053 400,000	58,405	40,145
	NORINCHUKIN BK	5.66% 29/JAN/2024 5,500,000	5,499,785	5,501,089
	NORTHWESTERN MUTUAL	FLT 25/MAR/2024 808,000	807,907	808,058
	NOVA CHEMICALS CORP	4.25% 15/MAY/2029 1,658,000	1,589,233	1,395,996
	NOVA CHEMICALS CORP	4.88% 01/JUN/2024 174,000	170,932	172,479
	NOVA CHEMICALS CORP	5.25% 01/JUN/2027 2,149,000	2,151,823	2,014,707
	NOVA CHEMICALS CORP	8.50% 15/NOV/2028 999,000	1,010,184	1,047,611
	NOVA CHEMICALS CORP	5.00% 01/MAY/2025 828,000	774,180	808,140
	NOVELIS CORP	3.25% 15/NOV/2026 1,091,000	1,101,910	1,026,966
	NOVELIS CORP	3.88% 15/AUG/2031 1,783,000	1,721,546	1,571,231
	NOVELIS CORP	4.75% 30/JAN/2030 3,238,000	3,187,400	3,045,262
	NRG ENERGY INC	3.63% 15/FEB/2031 2,839,000	2,818,143	2,439,378
	NRG ENERGY INC	3.88% 15/FEB/2032 443,000	377,978	379,230
	NRG ENERGY INC	5.25% 15/JUN/2029 1,167,000	1,207,967	1,129,903
	NTT FINANCE CORP	0.58% 01/MAR/2024 773,000	766,504	766,745
	NUSTAR LOGISTICS LP	5.75% 01/OCT/2025 1,516,000	1,575,825	1,504,630
	NUSTAR LOGISTICS LP	6.00% 01/JUN/2026 1,760,000	1,713,547	1,756,902

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	NUSTAR LOGISTICS LP	5.63% 28/APR/2027 2,636,000	2,670,950	2,624,771
	NVR INC	3.00% 15/MAY/2030 200,000	216,704	178,485
	NXP BV / NXP FUNDING LLC	3.88% 18/JUN/2026 300,000	299,892	292,542
	NXP BV / NXP FUNDING LLC	4.88% 01/MAR/2024 300,000	299,913	298,161
	NYKREDIT REALKREDIT	1.00% 01/OCT/2053 396,612	57,315	42,711
	NYKREDIT REALKREDIT	1.50% 01/OCT/2052 1,395,719	207,402	168,053
	NYKREDIT REALKREDIT	0.50% 01/OCT/2043 8,749,534	1,420,133	1,050,447
	NYKREDIT REALKREDIT	1.00% 01/OCT/2050 920	137	106
	OCCIDENTAL PETROLEUM CORP	7.50% 01/MAY/2031 565,000	413,863	633,560
	OESTERREICHISCHE	ZCP 22/JAN/2024 5,400,000	5,383,393	5,380,822
	OLYMPUS WATER US HOLDING CORP	4.25% 01/OCT/2028 2,183,000	2,172,909	1,963,925
	OLYMPUS WATER US HOLDING CORP	9.75% 15/NOV/2028 3,342,000	3,342,000	3,545,214
	OLYMPUS WATER US HOLDING CORP	6.25% 01/OCT/2029 2,893,000	2,195,603	2,568,525
	OLYMPUS WATER US HOLDING CORP	7.13% 01/OCT/2027 1,997,000	1,981,655	1,999,237
	ONEMAIN FINANCE CORP	4.00% 15/SEP/2030 1,687,000	1,255,443	1,443,382
	ONEMAIN FINANCE CORP	5.38% 15/NOV/2029 184,000	149,270	172,491
	ONEMAIN FINANCE CORP	6.88% 15/MAR/2025 2,382,000	2,361,145	2,411,251
	ONEMAIN FINANCE CORP	7.88% 15/MAR/2030 1,707,000	1,696,980	1,757,349
	ONEMAIN FINANCE CORP	9.00% 15/JAN/2029 1,193,000	1,193,000	1,261,959
	ONEMAIN FINANCIAL ISSUANCE TRUST	FLT 16/JUN/2036 1,300,000	1,237,781	1,273,862
	ONTARIO TEACHERS'FINAN	ZCP 15/JUL/2024 5,800,000	5,637,374	5,636,160
	ONTARIO TEACHERS'FINAN	ZCP 03/JAN/2024 500,000	499,849	499,631
	ONTARIO TEACHERS'FINAN	ZCP 06/MAY/2024 5,500,000	5,393,943	5,396,921
	ONTARIO TEACHERS'FINAN	ZCP 08/FEB/2024 3,000,000	2,982,678	2,981,727
	OPEN TEXT CORP	6.90% 01/DEC/2027 1,000,000	1,000,000	1,039,755
	OPENLANE INC	5.13% 01/JUN/2025 2,764,000	2,743,522	2,715,630
	OPTION ONE MORTGAGE LOAN TRUST	FLT 25/NOV/2034 254,857	253,622	250,710
	ORACLE CORP	2.88% 25/MAR/2031 600,000	510,426	532,234
	ORGANON & CO	4.13% 30/APR/2028 2,058,000	2,033,326	1,894,822
	ORGANON & CO	5.13% 30/APR/2031 3,711,000	3,643,945	3,173,045
	OUTFRONT MEDIA CAPITAL LLC	4.25% 15/JAN/2029 693,000	694,733	625,342
	OUTFRONT MEDIA CAPITAL LLC	4.63% 15/MAR/2030 3,050,000	2,615,665	2,720,847
	OUTFRONT MEDIA CAPITAL LLC	5.00% 15/AUG/2027 755,000	703,094	730,511
	OZLM XVI LTD	FLT 16/MAY/2030 735,656	735,656	734,743
	PACCAR FINL CORP	ZCP 25/JAN/2024 10,000,000	9,963,800	9,959,135
	PACIFIC GAS AND ELECTRIC CO	2.95% 01/MAR/2026 300,000	324,000	287,043
	PACIFIC GAS AND ELECTRIC CO	3.50% 15/JUN/2025 200,000	220,750	194,306

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	PACIFIC GAS AND ELECTRIC CO	4.25% 15/MAR/2046 800,000	852,240	616,895
	PACIFIC GAS AND ELECTRIC CO	4.55% 01/JUL/2030 400,000	453,284	380,908
	PACIFIC GAS AND ELECTRIC CO	6.75% 15/JAN/2053 400,000	398,000	436,720
	PACIFIC GAS AND ELECTRIC CO	6.95% 15/MAR/2034 700,000	698,250	770,405
	PACIFIC LIFE	ZCP 19/JAN/2024 3,000,000	2,991,720	2,990,659
	PALMER SQUARE LOAN FUNDING	FLT 20/JUL/2029 1,877,029	1,877,029	1,873,508
	PARK INTERMEDIATE HOLDINGS LLC	4.88% 15/MAY/2029 1,727,000	1,629,690	1,597,405
	PARK INTERMEDIATE HOLDINGS LLC	5.88% 01/OCT/2028 1,507,000	1,512,943	1,482,105
	PENSKE TRUCK LEASING CO LP	3.90% 01/FEB/2024 400,000	398,084	399,204
	PERMIAN RESOURCES OPERATING LLC	5.88% 01/JUL/2029 3,878,000	3,516,756	3,780,835
	PERMIAN RESOURCES OPERATING LLC	6.88% 01/APR/2027 353,000	341,528	352,826
	PERMIAN RESOURCES OPERATING LLC	7.00% 15/JAN/2032 3,346,000	3,349,455	3,448,783
	PETSMART INC	4.75% 15/FEB/2028 2,860,000	2,887,844	2,698,237
	PETSMART INC	7.75% 15/FEB/2029 2,721,000	2,732,730	2,646,441
	PG&E CORP	5.00% 01/JUL/2028 959,000	974,584	935,613
	PHILIP MORRIS INTERNATIONAL INC	5.13% 17/NOV/2027 600,000	597,078	611,139
	PIEDMONT HEALTHCARE INC	2.04% 01/JAN/2032 300,000	300,000	241,448
	PILGRIM'S PRIDE CORP	3.50% 01/MAR/2032 2,663,000	2,640,208	2,251,353
	PILGRIM'S PRIDE CORP	4.25% 15/APR/2031 2,073,000	1,964,248	1,872,380
	PNC BANK NA	2.50% 27/AUG/2024 900,000	899,577	882,151
	PORSCHE FINANCIAL AUTO SECURITIZ TR	5.66% 22/NOV/2024 5,883,512	5,883,512	5,886,382
	POST HOLDINGS INC	5.75% 01/MAR/2027 1,350,000	1,398,229	1,340,362
	POST HOLDINGS INC	4.63% 15/APR/2030 2,375,000	2,376,250	2,185,000
	POST HOLDINGS INC	5.63% 15/JAN/2028 2,669,000	2,648,833	2,645,105
	PRESTIGE BRANDS INC	5.13% 15/JAN/2028 1,000,000	1,014,169	971,130
	PRIMO WATER HOLDINGS INC	4.38% 30/APR/2029 2,727,000	2,666,676	2,512,638
	PRINCIPAL LIFE	5.50% 28/JUN/2028 900,000	899,964	912,377
	PRINCIPAL LIFE	FLT 12/APR/2024 2,709,000	2,709,013	2,707,808
	PROCTOR GAMBLE	ZCP 02/FEB/2024 4,635,000	4,612,917	4,611,350
	PROCTOR GAMBLE	ZCP 05/FEB/2024 6,000,000	5,968,617	5,966,805
	PROTECTIVE LIFE	0.47% 12/JAN/2024 4,776,000	4,768,378	4,769,746
	PROTECTIVE LIFE	5.47% 08/DEC/2028 700,000	700,000	719,395
	PROV. BRITISH COLUMBIA	ZCP 15/APR/2024 5,800,000	5,709,496	5,707,429
	PROV. BRITISH COLUMBIA	ZCP 16/FEB/2024 5,835,000	5,794,142	5,792,655
	PROV. BRITISH COLUMBIA	ZCP 22/JAN/2024 9,800,000	9,769,073	9,765,278
	PROV. BRITISH COLUMBIA	ZCP 25/MAR/2024 5,800,000	5,727,732	5,724,885
	PROVIDENCE ST JOSEPH HEALTH OBLIG	5.40% 01/OCT/2033 500,000	495,755	510,291

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	PROVIDENT FUNDING ASSOCIATES LP	6.38% 15/JUN/2025 1,815,000	1,826,877	1,665,263
	PROVINCE OF ALBERTA	ZCP 25/MAR/2024 5,800,000	5,727,867	5,725,165
	PROVINCE OF ALBERTA	ZCP 15/FEB/2024 10,400,000	10,329,800	10,326,146
	PSP CAPITAL INC	ZCP 02/FEB/2024 5,500,000	5,473,356	5,471,776
	PSP CAPITAL INC	ZCP 08/MAR/2024 5,000,000	4,950,029	4,948,083
	PUBLIC STORAGE OPERATING CO	FLT 23/APR/2024 4,223,000	4,222,376	4,222,752
	PUGET ENERGY INC	2.38% 15/JUN/2028 500,000	500,000	447,334
	RAAC SERIES 2007-RP3 TRUST	FLT 25/OCT/2046 225,823	130,082	215,428
	RAD CLO 21 LTD	FLT 25/JAN/2033 700,000	700,000	699,645
	RADIAN GROUP INC	4.88% 15/MAR/2027 1,599,000	1,602,525	1,545,603
	RADIAN GROUP INC	6.63% 15/MAR/2025 2,037,000	2,154,999	2,044,812
	RADIATE HOLDCO LLC	6.50% 15/SEP/2028 514,000	520,017	251,852
	RAMP SERIES 2005-RS7 TRUST	FLT 25/JUL/2035 63,254	62,780	62,638
	REALKREDIT DANMARK	1.00% 01/OCT/2050 2,949,483	428,900	340,545
	REALKREDIT DANMARK	1.00% 01/OCT/2053 1,126,957	159,360	128,668
	REALKREDIT DANMARK	1.00% 01/OCT/2053 20,993	3,418	2,259
	REALKREDIT DANMARK	1.50% 01/OCT/2053 1,091,763	163,549	124,385
	RENAISSANCE HOME EQUITY LOAN TR	FLT 25/MAY/2034 869,418	856,377	770,533
	RENESAS ELECTRONICS CORP	2.17% 25/NOV/2026 2,000,000	2,000,000	1,826,617
	RESIDEO FUNDING INC	4.00% 01/SEP/2029 1,944,000	1,860,660	1,696,140
	RHP HOTEL PROPERTIES LP	4.50% 15/FEB/2029 453,000	455,831	421,308
	RITCHIE BROS HOLDINGS INC	6.75% 15/MAR/2028 814,000	822,573	838,072
	RITCHIE BROS HOLDINGS INC	7.75% 15/MAR/2031 1,950,000	2,003,970	2,078,915
	RLJ LODGING TRUST LP	3.75% 01/JUL/2026 900,000	900,000	852,745
	RLJ LODGING TRUST LP	4.00% 15/SEP/2029 999,000	999,000	897,735
	ROBLOX CORP	3.88% 01/MAY/2030 3,496,000	3,371,611	3,117,628
	ROCKEFELLER FOUNDATION/THE	2.49% 01/OCT/2050 100,000	100,000	66,005
	ROCKET MORTGAGE LLC	3.63% 01/MAR/2029 900,000	898,730	814,572
	ROCKET MORTGAGE LLC	3.88% 01/MAR/2031 3,274,000	3,071,285	2,877,598
	ROCKET MORTGAGE LLC	4.00% 15/OCT/2033 3,547,000	3,435,367	3,015,637
	ROYAL BANK OF CANADA	FLT 19/JAN/2024 5,454,000	5,453,856	5,454,000
	ROYAL BANK OF CANADA	4.85% 14/DEC/2026 700,000	700,000	705,493
	ROYAL BANK OF CANADA	FLT 07/OCT/2024 650,000	649,038	648,842
	ROYAL BANK OF CANADA	FLT 29/JUL/2024 2,507,000	2,503,966	2,504,846
	ROYAL CARIBBEAN CRUISES LTD	3.70% 15/MAR/2028 1,663,000	1,355,930	1,532,947
	ROYAL CARIBBEAN CRUISES LTD	4.25% 01/JUL/2026 1,050,000	1,042,281	1,013,894
	ROYAL CARIBBEAN CRUISES LTD	5.38% 15/JUL/2027 1,482,000	1,371,889	1,467,257

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ROYAL CARIBBEAN CRUISES LTD	5.50% 31/AUG/2026 1,214,000	1,186,632	1,202,540
	ROYAL CARIBBEAN CRUISES LTD	7.25% 15/JAN/2030 2,091,000	2,106,951	2,184,267
	SANDS CHINA LTD	2.55% 08/MAR/2027 300,000	299,343	273,104
	SANDS CHINA LTD	4.63% 18/JUN/2030 300,000	298,740	272,948
	SANOFI	ZCP 27/MAR/2024 6,000,000	5,923,221	5,919,796
	SANTANDER HOLDINGS USA INC	6.50% 09/MAR/2029 640,000	639,591	661,571
	SANTANDER RETAIL AUTO LEASE TRUST	2.84% 20/MAY/2025 284,532	282,240	284,075
	SANTANDER RETAIL AUTO LEASE TRUST	1.34% 21/JUL/2025 6,174,206	6,060,683	6,066,614
	SANTANDER UK	4.00% 13/MAR/2024 5,700,000	5,677,733	5,679,474
	SANTANDER UK GROUP HOLDINGS PLC	6.83% 21/NOV/2026 700,000	702,191	713,006
	SANTANDER UK PLC	ZCP 14/FEB/2024 690,000	685,439	685,129
	SANTOS FINANCE LTD	3.65% 29/APR/2031 1,000,000	1,000,000	871,564
	SBA TOWER TRUST	2.33% 15/JUL/2052 1,600,000	1,651,200	1,413,588
	SCE RECOVERY FDG LLC	4.70% 15/JUN/2042 481,880	481,836	476,056
	SCIENTIFIC GAMES HOLDINGS LP	6.63% 01/MAR/2030 3,369,000	3,235,219	3,185,154
	SCOTTS MIRACLE-GRO CO/THE	4.00% 01/APR/2031 525,000	404,786	446,090
	SCOTTS MIRACLE-GRO CO/THE	4.38% 01/FEB/2032 1,756,000	1,614,189	1,488,183
	SEAGATE HDD CAYMAN	8.25% 15/DEC/2029 957,000	957,000	1,032,153
	SEAGATE HDD CAYMAN	8.50% 15/JUL/2031 1,063,000	1,063,000	1,153,902
	SEAGATE HDD CAYMAN	9.63% 01/DEC/2032 255,200	347,857	291,566
	SELECT MEDICAL CORP	6.25% 15/AUG/2026 4,411,000	4,499,794	4,434,206
	SEMPRA	3.30% 01/APR/2025 1,600,000	1,597,168	1,561,258
	SENSATA TECHNOLOGIES BV	5.88% 01/SEP/2030 1,263,000	1,263,000	1,254,592
	SERVICE PROPERTIES TRUST	5.50% 15/DEC/2027 499,000	499,000	456,822
	SHIFT4 PAYMENTS LLC	4.63% 01/NOV/2026 2,085,000	2,065,854	2,027,475
	SIEMENS	0.65% 11/MAR/2024 4,954,000	4,907,249	4,907,067
	SIEMENS	FLT 11/MAR/2024 5,496,000	5,498,038	5,497,381
	SIMMONS FOODS INC	4.63% 01/MAR/2029 2,529,000	2,188,220	2,189,948
	SIRIUS XM RADIO INC	3.13% 01/SEP/2026 1,395,000	1,213,650	1,311,329
	SIRIUS XM RADIO INC	4.00% 15/JUL/2028 203,000	178,133	187,610
	SIRIUS XM RADIO INC	4.13% 01/JUL/2030 2,675,000	2,621,449	2,380,146
	SIRIUS XM RADIO INC	5.00% 01/AUG/2027 1,365,000	1,298,803	1,317,652
	SIX FLAGS ENTERTAINMENT CORP	7.25% 15/MAY/2031 2,143,000	2,100,730	2,149,600
	SIX FLAGS THEME PARKS INC	7.00% 01/JUL/2025 584,000	630,720	586,529
	SKANDIN ENS BANKEN AG	ZCP 26/MAR/2024 2,700,000	2,664,619	2,664,386
	SKANDIN ENS BANKEN AG	ZCP 01/APR/2024 801,000	789,664	789,705
	SKANDIN ENS BANKEN AG	ZCP 31/JUL/2024 1,500,000	1,500,000	1,502,649

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	SLC STUDENT LOAN TRUST	FLT 25/NOV/2042 29,947	29,907	30,000
	SLM STUDENT LOAN TRUST	FLT 25/OCT/2029 106,123	101,082	106,028
	SM ENERGY CO	6.75% 15/SEP/2026 804,000	832,884	801,418
	SNF GROUP SACA	3.13% 15/MAR/2027 787,000	787,491	716,446
	SOCIETE GENERALE	ZCP 31/JAN/2024 1,200,000	1,194,440	1,194,088
	SOUTHERN CA GAS	ZCP 11/JAN/2024 10,400,000	10,384,544	10,379,888
	SOUTHERN CALIFORNIA EDISON CO	1.20% 01/FEB/2026 900,000	898,290	838,274
	SOUTHERN CALIFORNIA EDISON CO	2.25% 01/JUN/2030 800,000	829,896	687,772
	SOUTHERN CO/THE	1.75% 15/MAR/2028 300,000	299,286	266,990
	SOUTHERN CO/THE	3.75% 15/SEP/2051 400,000	400,000	364,201
	SOUTHERN NATURAL GAS CO LLC	8.00% 01/MAR/2032 77,000	66,228	90,130
	SOUTHWEST AIRLINES CO	5.25% 04/MAY/2025 400,000	399,460	399,924
	SOUTHWESTERN ENERGY CO	4.75% 01/FEB/2032 2,741,000	2,809,223	2,536,272
	SOUTHWESTERN ENERGY CO	5.38% 01/FEB/2029 1,226,000	1,214,964	1,196,532
	SOUTHWESTERN ENERGY CO	5.70% 23/JAN/2025 688,000	694,060	685,130
	SPECTRUM BRANDS INC	3.88% 15/MAR/2031 435,000	360,900	396,172
	SPECTRUM BRANDS INC	5.00% 01/OCT/2029 1,242,000	1,094,735	1,187,340
	SPECTRUM BRANDS INC	5.50% 15/JUL/2030 906,000	804,604	879,155
	SPIRIT AEROSYSTEMS INC	3.85% 15/JUN/2026 900,000	877,626	864,874
	SPIRIT AEROSYSTEMS INC	9.38% 30/NOV/2029 940,000	949,224	1,028,417
	SPIRIT AEROSYSTEMS INC	9.75% 15/NOV/2030 1,104,000	1,104,000	1,187,136
	SRS DISTRIBUTION INC	4.63% 01/JUL/2028 1,395,000	1,331,075	1,323,431
	SRS DISTRIBUTION INC	6.00% 01/DEC/2029 3,248,000	3,160,069	3,028,456
	SRS DISTRIBUTION INC	6.13% 01/JUL/2029 2,754,000	2,800,346	2,610,875
	STANDARD CHRTRD BNKNY	6.07% 24/JUL/2024 2,253,000	2,254,360	2,259,519
	STANDARD CHRTRD BNKNY	5.78% 15/NOV/2024 3,000,000	3,004,861	3,015,140
	STANDARD CHARTERED PLC	2.68% 29/JUN/2032 400,000	400,000	324,258
	STANDARD CHARTERED PLC	3.27% 18/FEB/2036 400,000	400,000	327,755
	STANDARD CHARTERED PLC	7.78% 16/NOV/2025 600,000	600,000	611,514
	STANDARD INDUSTRIES INC	5.00% 15/FEB/2027 822,000	783,983	801,312
	STAR PARENT INC	9.00% 01/OCT/2030 2,457,000	2,474,456	2,589,535
	STIFEL FINANCIAL CORP	4.00% 15/MAY/2030 900,000	893,565	817,731
	STRUCTURED ASSET SECU MORTG LOAN	FLT 25/AUG/2037 4,786	4,535	4,750
	SUMITOMO MITSUI BANKING CORP	ZCP 22/JAN/2024 5,100,000	5,083,429	5,081,845
	SUMITOMO MITSUI FINANCIAL GRP INC	1.90% 17/SEP/2028 700,000	587,749	613,192
	SUMITOMO MITSUI TRUST BANK	0.85% 25/MAR/2024 620,000	613,141	613,658
	SUMITOMO MITSUI TRUST BANK	ZCP 24/MAY/2024 5,500,000	5,379,216	5,382,743

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	SUMITOMO MTSU BKG CORP	ZCP 05/JAN/2024 1,800,000	1,798,963	1,798,147
	SUMITOMO MTSU BKG CORP	5.66% 15/APR/2024 1,500,000	1,500,130	1,500,815
	SUMITOMO MTSU BKG CORP	5.55% 07/MAY/2024 2,900,000	2,900,139	2,901,198
	SUMITOMO MITSUI BANKING CORP	FLT 06/JUN/2024 2,539,000	2,539,000	2,543,810
	SUMITOMO MITSUI BANKING CORP	FLT 07/AUG/2024 2,607,000	2,607,000	2,612,313
	SUMMIT MATERIALS LLC	5.25% 15/JAN/2029 278,000	257,845	268,965
	SUMMIT MATERIALS LLC	7.25% 15/JAN/2031 1,590,000	1,593,958	1,673,255
	SUNCORP METWAY LTD	ZCP 07/MAY/2024 5,700,000	5,587,419	5,584,274
	SUNCORP METWAY LTD	ZCP 16/JAN/2024 2,700,000	2,693,723	2,692,506
	SUNOCO LP	5.88% 15/MAR/2028 482,000	472,360	481,402
	SUNOCO LP	6.00% 15/APR/2027 1,149,000	1,215,498	1,150,648
	SURGERY CENTER HOLDINGS INC	10.00% 15/APR/2027 159,000	162,586	160,590
	SURGERY CENTER HOLDINGS INC	6.75% 01/JUL/2025 427,000	415,656	425,399
	SUTTER HEALTH	3.70% 15/AUG/2028 500,000	552,220	479,431
	SVENSKA HANDLSBNKN	ZCP 03/JUN/2024 391,000	382,135	381,975
	SVENSKA HANDLSBNKN	ZCP 07/JUN/2024 1,650,000	1,609,157	1,611,053
	SVENSKA HANDLSBNKN	ZCP 18/JUN/2024 3,491,000	3,399,423	3,403,633
	SVENSKA HANDLSBNKN	ZCP 27/AUG/2024 2,800,000	2,698,319	2,704,037
	SVENSKA HANDLSBNKN	ZCP 09/JAN/2024 2,033,000	2,030,714	2,029,727
	SVENSKA HANDLSBNKN	5.72% 01/MAR/2024 912,000	912,000	912,345
	SYMPHONY CLO 39 LTD	FLT 25/APR/2034 700,000	700,000	699,609
	SYMPHONY CLO XVII LTD	FLT 15/APR/2028 38,376	38,376	38,373
	SYMPHONY CLO XXIV LTD	FLT 23/JAN/2032 700,000	696,290	700,012
	SYNAPTICS INC	4.00% 15/JUN/2029 569,000	480,805	510,385
	SYNGENTA FINANCE NV	4.89% 24/APR/2025 200,000	196,012	197,271
	TAKEDA PHARMACEUTICAL CO LTD	3.38% 09/JUL/2060 650,000	650,000	457,214
	TAYLOR MORRISON COMMUNITIES INC	5.13% 01/AUG/2030 864,000	850,435	835,816
	TAYLOR MORRISON COMMUNITIES INC	5.75% 15/JAN/2028 1,070,000	1,098,088	1,073,734
	TAYLOR MORRISON COMMUNITIES INC	5.88% 15/JUN/2027 365,000	363,854	366,825
	TELEFLEX INC	4.63% 15/NOV/2027 929,000	935,483	907,196
	TEMPO ACQUISITION LLC	5.75% 01/JUN/2025 1,154,000	1,157,159	1,156,181
	TENET HEALTHCARE CORP	4.38% 15/JAN/2030 1,765,000	1,710,776	1,635,959
	TENET HEALTHCARE CORP	4.88% 01/JAN/2026 2,758,000	2,798,679	2,727,517
	TENET HEALTHCARE CORP	5.13% 01/NOV/2027 1,302,000	1,302,000	1,272,728
	TENET HEALTHCARE CORP	6.13% 01/OCT/2028 1,840,000	1,848,598	1,834,793
	TENET HEALTHCARE CORP	6.13% 15/JUN/2030 1,150,000	1,150,000	1,162,503
	TENET HEALTHCARE CORP	6.25% 01/FEB/2027 4,650,000	4,696,781	4,672,743

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	TENET HEALTHCARE CORP	6.75% 15/MAY/2031 1,760,000	1,760,000	1,798,808
	TENNESSEE GAS PIPELINE CO LLC	8.38% 15/JUN/2032 28,000	25,048	32,644
	TERRAFORM POWER OPERATING LLC	4.75% 15/JAN/2030 785,000	785,000	730,050
	TERRAFORM POWER OPERATING LLC	5.00% 31/JAN/2028 1,548,000	1,567,913	1,501,917
	TERWIN MORTGAGE TRUST	FLT 25/OCT/2037 558,203	144,055	243,411
	TESLA AUTO LEASE TRUST	5.63% 22/JUL/2024 100,944	100,944	100,947
	TESLA AUTO LEASE TRUST	5.68% 20/SEP/2024 2,542,496	2,542,884	2,542,945
	TESLA ELECTRIC VEHICLE TRUST	5.58% 20/DEC/2024 3,600,000	3,600,000	3,600,719
	THOMSON REUTERS CORP	3.35% 15/MAY/2026 900,000	860,193	865,397
	THUNDER BAY FNDNG LLC	ZCP 11/APR/2024 2,800,000	2,757,580	2,756,319
	TK ELEVATOR HOLDCO GMBH	7.63% 15/JUL/2028 1,197,000	1,259,795	1,175,802
	TK ELEVATOR US NEWCO INC	5.25% 15/JUL/2027 3,447,000	3,443,044	3,387,293
	TORONTO-DOMINION BANK	0.55% 04/MAR/2024 3,454,000	3,423,035	3,424,370
	TORONTO-DOMINION BANK	2.35% 08/MAR/2024 530,000	526,597	526,848
	TORONTO-DOMINION BANK	4.70% 05/JUN/2027 500,000	500,000	500,339
	TORONTO-DOMINION BANK	ZCP 02/FEB/2024 1,800,000	1,791,200	1,790,731
	TORONTO-DOMINION BANK	ZCP 06/MAR/2024 5,000,000	4,951,250	4,949,258
	TORONTO-DOMINION BANK	ZCP 14/MAR/2024 3,000,000	2,967,028	2,965,830
	TOYOTA AUTO RECEIVABLES TR	0.47% 15/JAN/2026 1,854,117	1,812,634	1,819,969
	TOYOTA AUTO RECEIVABLES TR	1.23% 15/JUN/2026 4,934,399	4,780,955	4,801,234
	TOYOTA AUTO RECEIVABLES TR	2.35% 15/JAN/2025 287,123	285,886	286,729
	TOYOTA AUTO RECEIVABLES TR	2.93% 15/SEP/2026 5,699,000	5,568,326	5,585,355
	TOYOTA AUTO RECEIVABLES TR	5.60% 15/AUG/2024 1,207,034	1,207,034	1,207,115
	TOYOTA MOTOR CREDIT	0.45% 11/JAN/2024 2,500,000	2,496,431	2,497,114
	TOYOTA MOTOR CREDIT	2.50% 22/MAR/2024 1,000,000	993,306	993,454
	TOYOTA MOTOR CREDIT	ZCP 12/FEB/2024 6,440,000	6,398,752	6,396,892
	TOYOTA MOTOR CREDIT CORP	FLT 11/JAN/2024 6,950,000	6,950,050	6,949,881
	TOYOTA MOTOR CREDIT CORP	FLT 13/JUN/2024 763,000	763,744	763,686
	TOYOTA MOTOR CREDIT CORP	FLT 22/AUG/2024 500,000	500,000	500,471
	TOYOTA MOTOR CREDIT CORP	FLT 22/MAR/2024 1,810,000	1,811,011	1,811,301
	TRANSDIGM INC	5.50% 15/NOV/2027 1,957,000	1,976,364	1,916,725
	TRANSDIGM INC	6.25% 15/MAR/2026 8,202,000	8,369,620	8,187,323
	TRANSDIGM INC	6.75% 15/AUG/2028 1,390,000	1,389,701	1,421,989
	TRANSDIGM INC	6.88% 15/DEC/2030 2,133,000	2,133,000	2,196,990
	TRANSMONTAIGNE PARTNERS LP	6.13% 15/FEB/2026 2,427,000	2,362,008	2,190,368
	TRANSOCEAN AQUILA LTD	8.00% 30/SEP/2028 1,879,000	1,877,399	1,906,877
	TRANSOCEAN TITAN FINANCING LTD	8.38% 01/FEB/2028 1,362,000	1,375,304	1,413,058

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	TRI POINTE GROUP INC	5.88% 15/JUN/2024 705,000	704,119	705,000
	TRITON WATER HOLDINGS INC	6.25% 01/APR/2029 1,522,000	1,425,886	1,326,043
	TRIVIUM PACKAGING FINANCE BV	5.50% 15/AUG/2026 2,231,000	2,193,885	2,188,854
	TRIVIUM PACKAGING FINANCE BV	8.50% 15/AUG/2027 499,000	525,588	489,434
	TRONOX INC	4.63% 15/MAR/2029 349,000	264,321	309,010
	UBER TECHNOLOGIES INC	4.50% 15/AUG/2029 5,355,000	5,299,833	5,107,611
	UBS GROUP AG	1.36% 30/JAN/2027 900,000	900,000	825,508
	UBS GROUP AG	2.13% 13/OCT/2026 100,000	97,798	107,292
	UBS GROUP AG	3.75% 26/MAR/2025 3,425,000	3,416,780	3,355,888
	UBS GROUP AG	4.38% 31/DEC/2164 600,000	600,000	473,883
	UBS GROUP AG	4.70% 05/AUG/2027 1,445,000	1,442,919	1,424,983
	UBS GROUP AG	FLT 16/JAN/2026 100,000	98,651	110,574
	UKG INC.	ZCP 03/MAY/2027 1,770,000	1,770,000	1,776,797
	UKG INC.	ZCP 04/MAY/2026 899,551	899,551	903,140
	UNITED AIRLINES INC	4.38% 15/APR/2026 2,860,000	2,861,989	2,788,317
	UNITED AIRLINES INC	4.63% 15/APR/2029 1,954,000	2,029,718	1,827,564
	UNITED OVERSEAS BANK LTD	ZCP 14/FEB/2024 10,600,000	10,529,392	10,525,708
	UNITED WHOLESALE MORTGAGE LLC	5.50% 15/APR/2029 126,000	105,525	119,285
	UNITEDHEALTH GROUP INC	3.50% 15/FEB/2024 1,221,000	1,217,886	1,217,837
	UNIVISION COMMUNICATIONS INC	4.50% 01/MAY/2029 2,721,000	2,516,374	2,434,745
	UNIVISION COMMUNICATIONS INC	7.38% 30/JUN/2030 1,334,000	1,337,678	1,330,266
	UNIVISION COMMUNICATIONS INC	8.00% 15/AUG/2028 1,052,000	1,059,146	1,085,464
	US FOODS INC	4.63% 01/JUN/2030 1,315,000	1,323,219	1,225,999
	US FOODS INC	4.75% 15/FEB/2029 2,473,000	2,506,035	2,349,178
	US FOODS INC	6.88% 15/SEP/2028 850,000	856,375	874,957
	US FOODS INC	7.25% 15/JAN/2032 2,131,000	2,128,336	2,222,020
	USA COMPRESSION PARTNERS LP	6.88% 01/APR/2026 2,053,000	2,104,500	2,044,288
	USA COMPRESSION PARTNERS LP	6.88% 01/SEP/2027 560,000	547,400	553,462
	USAA AUTO OWNER TRUST	4.60% 18/FEB/2025 1,535,243	1,532,804	1,534,029
	USI INC	7.50% 15/JAN/2032 991,000	994,716	1,012,059
	UTAH ACQUISITION SUB INC	3.95% 15/JUN/2026 600,000	574,584	580,012
	VALE OVERSEAS LTD	3.75% 08/JUL/2030 500,000	495,880	461,730
	VENTURE 33 CLO LTD	FLT 15/JUL/2031 1,181,700	1,181,700	1,181,694
	VENTURE GLOBAL CALCASIEU PASS LLC	3.88% 01/NOV/2033 2,729,000	2,574,216	2,315,138
	VENTURE GLOBAL CALCASIEU PASS LLC	3.88% 15/AUG/2029 1,071,000	1,103,341	972,471
	VENTURE GLOBAL CALCASIEU PASS LLC	4.13% 15/AUG/2031 5,516,000	5,516,006	4,859,082
	VENTURE GLOBAL LNG INC	8.38% 01/JUN/2031 3,845,000	3,830,581	3,845,900

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	VENTURE GLOBAL LNG INC	9.50% 01/FEB/2029 1,112,000	1,112,000	1,176,398
	VENTURE GLOBAL LNG INC	9.88% 01/FEB/2032 1,111,000	1,124,888	1,157,394
	VENTURE XXIV CLO LTD	FLT 20/OCT/2028 518,242	518,242	517,340
	VENTURE XXV CLO LTD	FLT 20/APR/2029 210,804	210,804	210,748
	VENTURE XXVI CLO LTD	FLT 20/JAN/2029 1,193,710	1,193,710	1,192,912
	VERIZON MASTER TRUST	5.16% 20/JUN/2029 500,000	499,944	506,111
	VERSCEND ESCROW CORP	9.75% 15/AUG/2026 3,062,000	3,001,634	3,082,687
	VIBRANT CLO VI LTD	FLT 20/JUN/2029 41,088	41,088	41,052
	VIBRANT CLO VII LTD	FLT 15/SEP/2030 1,352,181	1,352,181	1,351,835
	VIKING CRUISES LTD	5.88% 15/SEP/2027 1,935,000	1,675,600	1,867,275
	VIKING CRUISES LTD	9.13% 15/JUL/2031 641,000	641,000	683,120
	VIRGIN MEDIA FINANCE PLC	5.00% 15/JUL/2030 2,016,000	2,011,563	1,779,242
	VIRGIN MEDIA FINANCE PLC	5.50% 15/MAY/2029 926,000	866,968	894,558
	VISTRA OPERATIONS CO LLC	5.50% 01/SEP/2026 1,773,000	1,771,775	1,753,618
	VISTRA OPERATIONS CO LLC	5.63% 15/FEB/2027 2,628,000	2,655,530	2,592,170
	VISTRA OPERATIONS CO LLC	7.75% 15/OCT/2031 3,857,000	3,909,393	4,004,785
	VMC FINANCE 2022-FL5 LLC	FLT 18/FEB/2039 1,200,000	1,200,000	1,184,417
	VMED O2 UK FINANCING I PLC	4.25% 31/JAN/2031 4,275,000	4,257,433	3,732,690
	VMED O2 UK FINANCING I PLC	4.75% 15/JUL/2031 2,682,000	2,653,855	2,395,572
	VOLKSWAGEN AUTO LEASE TRUST	3.02% 21/OCT/2024 21,764	21,681	21,752
	VOLKSWAGEN AUTO LEASE TRUST	3.44% 21/JUL/2025 7,125,000	7,066,919	7,069,933
	VOLKSWAGEN AUTO LEASE TRUST	5.63% 20/SEP/2024 2,523,907	2,523,907	2,524,199
	VOLKSWAGEN AUTO LOAN ENHANCE TR	5.60% 20/NOV/2024 4,844,878	4,844,838	4,845,555
	VOLKSWAGEN GROUP OF AMER FINANCE	3.20% 26/SEP/2026 300,000	299,814	284,902
	VOLKSWAGEN GROUP OF AMER FINANCE	FLT 12/SEP/2025 1,000,000	1,000,000	1,002,168
	VOYA CLO 2019-1 LTD	FLT 15/APR/2031 773,082	770,376	773,074
	VZ SECURED FINANCING BV	5.00% 15/JAN/2032 4,319,000	4,104,768	3,675,421
	W. R. GRACE HOLDINGS LLC	ZCP 11/AUG/2028 1,355,340	1,346,449	1,361,758
	WASTE PRO USA INC	5.50% 15/FEB/2026 3,635,000	3,505,898	3,498,688
	WELLS FARGO	3.20% 17/JUN/2027 700,000	654,101	669,154
	WELLS FARGO	2.41% 30/OCT/2025 1,200,000	1,149,873	1,167,426
	WELLS FARGO	5.57% 25/JUL/2029 700,000	700,000	715,467
	WELLS FARGO BANK NA	5.45% 07/AUG/2026 400,000	399,968	406,897
	WELLS FARGO BANK NA	5.55% 01/AUG/2025 300,000	299,784	303,056
	WELLS FARGO BANK NA	ZCP 02/AUG/2024 3,798,000	3,798,000	3,804,456
	WELLS FARGO BANK NA	FLT 02/AUG/2024 1,305,000	1,305,000	1,307,218
	WESCO DISTRIBUTION INC	7.13% 15/JUN/2025 1,749,000	1,749,000	1,761,993

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	WESCO DISTRIBUTION INC	7.25% 15/JUN/2028 5,055,000	5,394,883	5,194,562
	WESTERN MIDSTREAM OPERATING LP	6.35% 15/JAN/2029 600,000	598,716	626,258
	WESTERN MIDSTREAM OPERATING LP	4.50% 01/MAR/2028 2,295,000	2,263,847	2,219,821
	WESTINGHOUSE AIR BRAKE TECHNOL	3.45% 15/NOV/2026 400,000	355,537	382,815
	WESTINGHOUSE AIR BRAKE TECHNOL	4.15% 15/MAR/2024 600,000	597,778	597,460
	WESTLAKE AUTOMOBIL RECEIVABLES TR	3.36% 15/AUG/2025 747,099	743,969	746,089
	WESTLAKE AUTOMOBIL RECEIVABLES TR	5.24% 15/JUL/2025 1,454,337	1,452,078	1,453,349
	WESTLAKE AUTOMOBIL RECEIVABLES TR	5.51% 15/JUN/2026 667,907	667,522	667,068
	WESTLAKE AUTOMOBIL RECEIVABLES TR	5.78% 15/AUG/2024 9,100,174	9,100,542	9,101,911
	WESTLAKE AUTOMOBIL RECEIVABLES TR	5.88% 15/NOV/2024 3,631,716	3,632,977	3,632,753
	WESTPAC BANKING CORP	ZCP 06/JUN/2024 1,650,000	1,609,847	1,611,639
	WESTPAC BANKING CORP	ZCP 30/MAY/2024 4,000,000	3,907,000	3,911,168
	WESTPAC SECURITIES	ZCP 05/JUN/2024 2,900,000	2,832,140	2,831,336
	WESTPAC SECURITIES	ZCP 15/APR/2024 1,750,000	1,721,322	1,721,281
	WHITE CAP BUYER LLC	6.88% 15/OCT/2028 3,435,000	3,305,821	3,325,120
	WILLIAMS SCOTSMAN INC	6.13% 15/JUN/2025 635,000	681,038	636,251
	WOLVERINE WORLD WIDE INC	4.00% 15/AUG/2029 2,708,000	2,078,101	2,125,780
	WOODSIDE FINANCE LTD	3.65% 05/MAR/2025 600,000	639,216	586,804
	WORLD OMNI AUTO RECEIVABLES TR	0.30% 15/JAN/2026 880,393	859,499	865,555
	WORLD OMNI AUTO RECEIVABLES TR	0.48% 17/NOV/2025 691,761	680,786	684,028
	WORLD OMNI AUTO RECEIVABLES TR	0.48% 17/NOV/2025 905,515	888,636	895,393
	WORLD OMNI AUTO RECEIVABLES TR	2.77% 15/OCT/2025 906,955	900,554	902,671
	WORLD OMNI AUTO RECEIVABLES TR	3.73% 16/MAR/2026 1,730,797	1,717,369	1,721,271
	WORLD OMNI AUTO RECEIVABLES TR	5.67% 15/NOV/2024 6,640,473	6,640,473	6,643,236
	WORLD OMNI AUTO LEASE SECURITIZ TR	3.21% 18/FEB/2025 1,709,362	1,697,362	1,698,717
	WP CAREY INC	4.00% 01/FEB/2025 100,000	101,926	98,483
	WR GRACE HOLDINGS LLC	4.88% 15/JUN/2027 3,394,000	3,373,384	3,265,614
	WR GRACE HOLDINGS LLC	5.63% 15/AUG/2029 5,524,000	5,333,050	4,880,454
	WR GRACE HOLDINGS LLC	7.38% 01/MAR/2031 1,013,000	1,019,331	1,013,309
	WYNN LAS VEGAS LLC	5.50% 01/MAR/2025 655,000	677,732	651,589
	YUM! BRANDS INC	4.63% 31/JAN/2032 614,000	601,720	574,354
	YUM! BRANDS INC	5.38% 01/APR/2032 1,820,000	1,820,000	1,788,595
	ZF NORTH AMERICA CAPITAL INC	7.13% 14/APR/2030 825,000	819,027	879,462
	ZIGGO BOND CO BV	4.88% 15/JAN/2030 2,092,000	2,134,325	1,865,294
	ZIGGO BOND CO BV	5.13% 28/FEB/2030 675,000	675,000	564,396

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT AND ASSET-BACKED SECURITIES (CONTINUED):
	ZIGGO BOND CO BV	6.00% 15/JAN/2027 1,996,000	1,940,884	1,942,625
	ZOOMINFO TECHNOLOGIES LLC	3.88% 01/FEB/2029 4,952,000	4,804,536	4,493,152

	TOTAL CORPORATE DEBT SECURITIES		2,102,229,214	2,062,386,913

U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES:
	ASIAN DEVELOP. BANK BD	1.63% 15/MAR/2024 5,400,000	5,361,338	5,362,772
	CALIFORNIA HEALTH FACS AUTH	4.19% 01/JUN/2037 500,000	500,000	462,458
	CANADIAN GOVERNMENT REAL RT BD	4.25% 01/DEC/2026 500,000	770,515	742,160
	EMIRATE OF ABU DHABI	1.70% 02/MAR/2031 2,000,000	1,993,880	1,692,920
	FEDERAL HOME LOAN BANK	5.00% 10/JAN/2024 6,000,000	5,999,112	5,999,420
	FEDERAL HOME LOAN BANK	5.00% 21/FEB/2024 6,000,000	5,995,807	5,996,360
	FEDERAL HOME LOAN BANK	5.00% 21/FEB/2024 5,000,000	4,996,375	4,996,848
	FEDERAL HOME LOAN BANK	5.33% 26/APR/2024 525,000	524,770	524,724
	FEDERAL HOME LOAN MORTGAGE CORP	ZCP 12/JAN/2024 3,000,000	2,995,092	2,993,922
	FEDERAL HOME LOAN MORTGAGE CORP	0.80% 28/OCT/2026 4,000,000	3,999,400	3,627,822
	FEDERAL HOME LOAN MORTGAGE CORP	0.68% 06/AUG/2025 1,400,000	1,400,000	1,319,962
	FEDERAL HOME LOAN MORTGAGE CORP	ZCP 06/FEB/2024 5,400,000	5,375,506	5,369,170
	FEDERAL NATIONAL MORTGAGE ASSOC	2.50% 05/FEB/2024 4,000,000	3,988,531	3,989,382
	FRENCH REPUBLIC BOND	0.25% 25/JUL/2024 3,400,000	4,502,631	4,692,940
	FRENCH REPUBLIC BOND	0.10% 01/MAR/2026 2,800,000	3,543,561	3,613,802
	FRENCH REPUBLIC BOND	0.10% 25/JUL/2031 2,000,000	2,763,513	2,571,175
	FRENCH REPUBLIC BOND	0.10% 25/JUL/2038 1,200,000	1,485,928	1,437,433
	GOLDEN ST TOB SECURITIZATION CORP	3.71% 01/JUN/2041 700,000	520,856	533,348
	JAPAN BOND	0.10% 10/MAR/2029 321,000,000	2,487,995	2,568,453
	JAPAN BOND	0.10% 10/MAR/2028 203,000,000	1,575,338	1,631,811
	JAPAN BOND	0.10% 10/MAR/2028 149,000,000	1,414,505	1,197,733
	JAPAN BOND	0.10% 10/MAR/2029 228,000,000	2,168,182	1,824,321
	PETROLEOS MEXICANOS BD	6.70% 16/FEB/2032 600,000	600,048	497,962
	REPUBLIC OF CHILE BD	2.75% 31/JAN/2027 400,000	399,760	377,708
	REPUBLIC OF ITALY BD	1.40% 26/MAY/2025 3,300,000	3,615,496	3,582,723
	REPUBLIC OF ITALY BD	0.40% 15/MAY/2030 1,600,000	2,101,919	1,978,269
	REPUBLIC OF ITALY BD	1.40% 26/MAY/2025 7,400,000	8,813,897	8,037,963
	REPUBLIC OF PHILIPPINES BD	5.00% 17/JUL/2033 700,000	699,944	718,688
	SAUDI ARABIAN OIL CO BD	2.88% 16/APR/2024 200,000	204,860	198,104
	TEXAS NAT GAS SECURITIZ FIN CORP	5.17% 01/APR/2041 500,000	500,000	516,694

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	U.S. OF AMERICA TREAS BILL	ZCP 08/FEB/2024 7,000,000	6,961,194	6,962,090
	U.S. OF AMERICA TREAS BILL	ZCP 29/FEB/2024 8,000,000	7,930,747	7,932,150
	U.S. OF AMERICA TREAS BILL	ZCP 14/MAR/2024 3,000,000	2,968,239	2,968,865
	U.S. OF AMERICA TREAS BILL	ZCP 28/MAR/2024 9,900,000	9,774,107	9,777,097
	U.S. OF AMERICA TREAS BILL	ZCP 21/MAR/2024 5,300,000	5,238,255	5,239,617
	U.S. OF AMERICA TREAS BILL	ZCP 28/MAR/2024 6,100,000	6,023,703	6,024,272
	U.S. OF AMERICA TREAS BILL	ZCP 20/FEB/2024 12,000,000	11,920,085	11,913,942
	U.S. OF AMERICA TREAS BILL	ZCP 27/FEB/2024 5,750,000	5,703,782	5,702,752
	U.S. OF AMERICA TREAS BILL	ZCP 12/MAR/2024 11,570,000	11,451,331	11,453,059
	U.S. OF AMERICA TREAS BILL	ZCP 16/APR/2024 12,000,000	11,821,695	11,817,708
	U.S. OF AMERICA TREAS BILL	ZCP 23/APR/2024 6,100,000	6,001,069	6,001,347
	U.S. OF AMERICA TREAS BOND	3.38% 15/MAY/2044 1,000,000	1,221,563	885,078
	U.S. OF AMERICA TREAS BOND	3.13% 15/AUG/2044 10,000,000	9,194,996	8,500,781
	U.S. OF AMERICA TREAS BOND	2.50% 15/FEB/2045 2,400,000	1,981,629	1,824,937
	U.S. OF AMERICA TREAS BOND	0.75% 15/FEB/2045 1,200,000	1,264,567	1,227,016
	U.S. OF AMERICA TREAS BOND	1.00% 15/FEB/2049 300,000	320,009	295,733
	U.S. OF AMERICA TREAS BOND	2.88% 15/MAY/2049 2,251,000	2,553,044	1,797,195
	U.S. OF AMERICA TREAS BOND	0.25% 15/FEB/2050 600,000	500,153	469,518
	U.S. OF AMERICA TREAS BOND	1.13% 15/AUG/2040 14,300,000	10,651,003	9,165,965
	U.S. OF AMERICA TREAS BOND	1.38% 15/NOV/2040 12,040,000	10,168,913	8,021,650
	U.S. OF AMERICA TREAS BOND	0.13% 15/FEB/2051 1,000,000	724,176	734,141
	U.S. OF AMERICA TREAS BOND	1.88% 15/FEB/2041 12,400,000	9,542,415	8,950,766
	U.S. OF AMERICA TREAS BOND	2.88% 15/MAY/2052 10,600,000	9,306,142	8,481,656
	U.S. OF AMERICA TREAS BOND	3.25% 15/MAY/2042 4,900,000	4,114,243	4,315,254
	U.S. OF AMERICA TREAS BOND	4.00% 15/NOV/2052 1,500,000	1,607,342	1,486,934
	U.S. OF AMERICA TREAS BOND	4.00% 15/NOV/2042 1,000,000	988,875	975,391
	U.S. OF AMERICA TREAS BOND	3.88% 15/FEB/2043 2,400,000	2,374,721	2,296,687
	U.S. OF AMERICA TREAS BOND	3.88% 15/MAY/2043 7,600,000	7,383,849	7,272,250
	U.S. OF AMERICA TREAS BOND	4.38% 15/AUG/2043 7,100,000	6,615,335	7,274,172
	U.S. OF AMERICA TREAS BOND	ZCP 15/MAY/2049 23,800,000	12,705,830	8,402,306
	U.S. OF AMERICA TREAS BOND	3.63% 15/APR/2028 5,324,000	10,340,483	10,850,030
	U.S. OF AMERICA TREAS BOND	3.88% 15/APR/2029 1,910,000	3,917,737	3,941,804
	U.S. OF AMERICA TREAS BOND	3.38% 15/APR/2032 269,000	512,186	521,675
	U.S. OF AMERICA TREAS BOND	2.38% 15/JAN/2025 7,370,000	11,305,329	11,939,515
	U.S. OF AMERICA TREAS BOND	2.00% 15/JAN/2026 4,187,000	5,784,101	6,438,420
	U.S. OF AMERICA TREAS BOND	1.75% 15/JAN/2028 9,736,000	15,251,998	14,211,351
	U.S. OF AMERICA TREAS BOND	2.50% 15/JAN/2029 4,080,000	5,627,578	6,045,138

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	U.S. OF AMERICA TREAS BOND	2.13% 15/FEB/2040 1,380,000	2,047,060	2,019,996
	U.S. OF AMERICA TREAS BOND	2.13% 15/FEB/2041 2,490,000	4,094,242	3,596,568
	U.S. OF AMERICA TREAS BOND	0.75% 15/FEB/2042 4,260,000	5,102,042	4,709,188
	U.S. OF AMERICA TREAS BOND	0.63% 15/FEB/2043 4,370,000	5,494,341	4,574,358
	U.S. OF AMERICA TREAS BOND	1.38% 15/FEB/2044 6,980,000	10,091,958	8,239,413
	U.S. OF AMERICA TREAS BOND	0.75% 15/FEB/2045 4,990,000	5,359,996	5,102,341
	U.S. OF AMERICA TREAS BOND	1.00% 15/FEB/2046 6,030,000	7,456,130	6,412,055
	U.S. OF AMERICA TREAS BOND	0.88% 15/FEB/2047 6,491,000	6,932,855	6,529,516
	U.S. OF AMERICA TREAS BOND	1.00% 15/FEB/2048 3,541,000	3,930,822	3,570,965
	U.S. OF AMERICA TREAS BOND	1.00% 15/FEB/2049 3,880,000	5,262,960	3,824,811
	U.S. OF AMERICA TREAS BOND	0.25% 15/FEB/2050 2,990,000	3,397,524	2,339,765
	U.S. OF AMERICA TREAS BOND	0.13% 15/FEB/2051 4,700,000	5,409,350	3,450,461
	U.S. OF AMERICA TREAS BOND	0.13% 15/FEB/2052 3,200,000	3,380,727	2,177,118
	U.S. OF AMERICA TREAS BOND	1.50% 15/FEB/2053 1,200,000	1,112,451	1,129,778
	U.S. OF AMERICA TREAS NOTE	0.50% 15/APR/2024 200,000	229,177	241,008
	U.S. OF AMERICA TREAS NOTE	0.25% 15/JAN/2025 4,400,000	5,500,623	5,548,640
	U.S. OF AMERICA TREAS NOTE	0.13% 15/OCT/2024 2,100,000	2,423,907	2,463,815
	U.S. OF AMERICA TREAS NOTE	0.63% 15/JUL/2032 3,900,000	3,656,932	3,777,395
	U.S. OF AMERICA TREAS NOTE	1.25% 15/APR/2028 12,800,000	12,585,580	12,792,572
	U.S. OF AMERICA TREAS NOTE	0.25% 15/MAR/2024 5,650,000	5,601,469	5,593,721
	U.S. OF AMERICA TREAS NOTE	0.38% 15/JUL/2027 12,630,000	14,603,554	15,091,171
	U.S. OF AMERICA TREAS NOTE	0.50% 15/JAN/2028 15,398,000	17,931,933	18,172,525
	U.S. OF AMERICA TREAS NOTE	0.88% 15/JAN/2029 8,080,000	9,483,864	9,425,535
	U.S. OF AMERICA TREAS NOTE	0.50% 15/APR/2024 30,000	33,717	36,151
	U.S. OF AMERICA TREAS NOTE	0.25% 15/JUL/2029 13,623,000	15,115,779	15,154,417
	U.S. OF AMERICA TREAS NOTE	0.25% 15/JAN/2025 7,800,000	9,289,771	9,836,226
	U.S. OF AMERICA TREAS NOTE	0.63% 15/JAN/2026 10,650,000	12,838,311	13,305,493
	U.S. OF AMERICA TREAS NOTE	0.13% 15/JUL/2026 9,345,000	10,255,893	11,426,804
	U.S. OF AMERICA TREAS NOTE	0.38% 15/JAN/2027 5,490,000	5,907,447	6,645,337
	U.S. OF AMERICA TREAS NOTE	0.38% 15/JUL/2025 8,726,000	10,972,608	10,969,095
	U.S. OF AMERICA TREAS NOTE	0.75% 15/JUL/2028 9,110,000	10,407,235	10,690,443
	U.S. OF AMERICA TREAS NOTE	0.13% 15/OCT/2024 4,200,000	4,608,187	4,927,629
	U.S. OF AMERICA TREAS NOTE	0.13% 15/JAN/2030 15,980,000	16,988,924	17,330,761
	U.S. OF AMERICA TREAS NOTE	0.13% 15/APR/2025 11,900,000	13,376,617	13,671,795
	U.S. OF AMERICA TREAS NOTE	0.13% 15/JUL/2030 11,140,000	12,611,452	12,082,789
	U.S. OF AMERICA TREAS NOTE	0.13% 15/OCT/2025 6,600,000	7,320,089	7,524,658
	U.S. OF AMERICA TREAS NOTE	0.13% 15/JAN/2031 7,670,000	8,985,825	8,095,561
	U.S. OF AMERICA TREAS NOTE	0.13% 15/APR/2026 2,610,000	2,942,400	2,913,743
	U.S. OF AMERICA TREAS NOTE	0.13% 15/JUL/2031 30,740,000	30,685,183	31,383,008
	U.S. OF AMERICA TREAS NOTE	0.13% 15/OCT/2026 27,300,000	28,999,740	29,182,996

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	U.S. OF AMERICA TREAS NOTE	0.13% 15/JAN/2032 17,300,000	16,730,500	16,878,902
	U.S. OF AMERICA TREAS NOTE	0.13% 15/APR/2027 1,400,000	1,394,356	1,433,374
	U.S. OF AMERICA TREAS NOTE	0.63% 15/JUL/2032 22,500,000	21,645,863	21,792,664
	U.S. OF AMERICA TREAS NOTE	1.63% 15/OCT/2027 2,200,000	2,261,350	2,267,386
	U.S. OF AMERICA TREAS NOTE	1.13% 15/JAN/2033 900,000	882,316	880,518
	U.S. OF AMERICA TREAS NOTE	1.38% 15/JUL/2033 1,200,000	1,131,422	1,179,858

	TOTAL U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES		699,525,665	681,567,632

MORTGAGE-BACKED SECURITIES:
	ALTERNATIVE LOAN TRUST	FLT 20/DEC/2046 259,451	143,127	221,968
	AREIT 2020-CRE4 TRUST	FLT 17/JUN/2039 1,500,000	1,496,250	1,502,772
	AREIT 2023-CRE8 LLC	FLT 17/FEB/2028 900,000	895,500	900,048
	BAMLL COMM MORTG SECURITIES TR	FLT 15/SEP/2038 1,100,000	1,100,000	1,039,234
	BANC OF AMERICA FUNDING 2007-3 TR	STEP 25/APR/2037 64,462	48,802	54,347
	BANC OF AMERICA FUNDING TR	FLT 20/MAY/2036 43,217	28,317	39,211
	BANC OF AMERICA MORTGAGE	FLT 25/FEB/2035 22,480	16,916	21,032
	BIG COMMERCIAL MORTGAGE TR	FLT 15/FEB/2039 766,863	732,833	751,159
	BSST 2022-1700 MORTGAGE TRUST	FLT 15/FEB/2037 1,100,000	1,100,000	956,350
	BX TRUST	FLT 15/APR/2039 1,746,547	1,606,823	1,695,057
	CHL MORTGAGE PASS-THROUGH TRUST	FLT 20/NOV/2034 31,320	30,850	28,980
	CIM TRUST	STEP 25/DEC/2067 652,110	652,098	658,018
	CIM TRUST	FLT 25/FEB/2049 61,858	61,735	59,578
	CITIGROUP COMMERCIAL MORTGAGE TR	3.21% 10/MAY/2049 500,000	533,711	472,992
	CITIGROUP MORTGAGE LOAN TRUST	FLT 25/SEP/2037 53,986	33,747	47,441
	CITIGROUP MORTGAGE LOAN TRUST INC	FLT 25/OCT/2035 162,379	86,767	131,974
	COMM MORTGAGE TRUST	3.09% 10/OCT/2049 600,000	622,641	555,473
	COMM MORTGAGE TRUST	4.23% 10/MAY/2051 1,900,000	2,220,105	1,784,517
	CSMC 2020-FACT	FLT 15/OCT/2037 1,400,000	1,400,000	1,344,000
	CSMC 2020-NET	2.26% 15/AUG/2037 670,706	605,731	620,483
	EQUS MORTGAGE TRUST	FLT 15/OCT/2038 799,984	756,985	783,903
	EUROPEAN LOAN CONDUIT	FLT 17/FEB/2030 286,677	319,344	311,792
	FEDERAL HOME LOAN MORTG CORP	FLT 15/OCT/2043 312,224	302,857	304,175
	FEDERAL HOME LOAN MORTG CORP	FLT 25/JUL/2026 309,435	308,197	308,917
	FEDERAL HOME LOAN MORTG CORP	2.50% 25/DEC/2049 1,760,783	1,793,797	1,529,908
	FEDERAL HOME LOAN MORTG CORP	3.50% 25/DEC/2046 558,632	575,936	495,138
	FEDERAL NATIONAL MORTG ASSOC	FLT 25/SEP/2041 105,551	104,166	104,548
	FEDERAL NATIONAL MORTG ASSOC	3.00% 25/APR/2028 584,894	18,223	18,710
	FEDERAL NATIONAL MORTG ASSOC	2.00% 25/DEC/2044 87,093	88,399	76,949
	FEDERAL NATIONAL MORTG ASSOC	FLT 25/JUN/2055 83,118	82,574	82,080

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	FEDERAL NATIONAL MORTG ASSOC	FLT 25/JUN/2059 486,164	485,633	470,440
	FHLMC GLD MORTPASS	4.00% 01/SEP/2039 2,900	3,003	2,836
	FHLMC GLD MORTPASS	4.00% 01/AUG/2043 4,622	4,785	4,514
	FHLMC GLD MORTPASS	4.00% 01/SEP/2043 214,921	222,511	206,160
	FHLMC MORTPASS	FLT 01/JAN/2037 54,499	56,519	54,522
	FHLMC MORTPASS	FLT 01/SEP/2037 16,744	17,252	17,216
	FHLMC MORTPASS	FLT 15/JAN/2047 548,328	528,108	530,266
	FHLMC MORTPASS	FLT 15/JUL/2048 134,045	132,705	129,177
	GOVT NATIONAL MORTG ASSOC	4.00% 20/JUN/2048 90,810	94,226	87,394
	GOVT NATIONAL MORTG ASSOC	7.50% 15/MAR/2029 965	1,027	974
	GOVT NATIONAL MORTG ASSOC	FLT 20/JUL/2042 757,281	737,166	745,711
	GOVT NATIONAL MORTG ASSOC	FLT 20/MAY/2037 16,629	16,377	16,550
	GOVT NATIONAL MORTG ASSOC	FLT 20/MAR/2037 41,914	41,279	41,515
	GOVT NATIONAL MORTG ASSOC	FLT 20/MAY/2066 297,316	296,480	295,577
	GOVT NATIONAL MORTG ASSOC	FLT 20/MAR/2049 450,574	450,363	440,122
	GOVT NATIONAL MORTG ASSOC	FLT 20/MAR/2049 284,041	283,775	276,757
	GOVT NATIONAL MORTG ASSOC	FLT 20/JUN/2044 404,973	403,834	387,018
	GOVT NATIONAL MORTG ASSOC	FLT 20/OCT/2072 545,267	544,330	540,353
	GOVT NATIONAL MORTG ASSOC	FLT 20/DEC/2072 406,223	405,643	406,652
	GOVT NATIONAL MORTG ASSOC	FLT 20/JAN/2073 410,360	410,235	408,031
	GOVT NATIONAL MORTG ASSOC	FLT 20/JAN/2073 1,009,480	1,009,076	1,004,467
	GOVT NATIONAL MORTG ASSOC	FLT 20/JAN/2072 358,929	350,099	346,984
	GOVT NATIONAL MORTG ASSOC	FLT 20/JAN/2073 607,803	604,069	601,338
	GOVT NATIONAL MORTG ASSOC	FLT 20/FEB/2073 304,883	304,742	302,580
	GOVT NATIONAL MORTG ASSOC	FLT 20/JAN/2073 613,376	613,188	608,667
	GOVT NATIONAL MORTG ASSOC	FLT 20/FEB/2073 708,196	709,175	703,687
	GOVT NATIONAL MORTG ASSOC	FLT 20/DEC/2073 1,400,000	1,398,250	1,397,977
	GOVT NATIONAL MORTG ASSOC	FLT 20/AUG/2068 272,084	268,603	266,718
	GOVT NATIONAL MORTG ASSOC	FLT 20/OCT/2072 4,418,346	4,418,346	4,328,643
	GOVT NATIONAL MORTG ASSOC	FLT 20/JUL/2073 3,935,401	3,919,559	3,911,658
	GS MORTGAGE SECURITIES TRUST	3.62% 10/OCT/2035 700,000	642,387	658,694
	HARBORVIEW MORTGAGE	FLT 25/FEB/2036 63,486	33,052	16,829
	HARBORVIEW MORTGAGE LOAN TR	FLT 20/JUN/2035 636,493	611,033	573,414
	HARBORVIEW MORTGAGE LOAN TR	FLT 20/JUN/2035 504,087	491,485	450,083
	MASTR ADJUSTABLE	FLT 25/JAN/2036 23,917	18,206	22,085
	MFA 2022-INV3 TRUST	FLT 25/DEC/2066 371,448	371,447	353,353
	MFA 2023-INV2 TRUST	STEP 25/OCT/2058 691,934	690,310	699,821
	MILL CITY MORTGAGE LOAN TRUST	FLT 25/AUG/2059 565,300	568,859	533,443
	MILL CITY MORTGAGE LOAN TRUST	FLT 25/JUL/2059 98,680	99,141	93,910
	MORGAN STANLEY BOA MERRILL LYNCH	3.73% 15/MAY/2048 600,000	654,680	575,829
	MORGAN STANLEY CAPITAL	3.59% 15/DEC/2050 400,000	433,344	377,433

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	MORGAN STANLEY CAPITAL	4.07% 15/MAR/2052 200,000	228,297	188,621
	MORGAN STANLEY MORTGAGE LOAN TR	FLT 25/JUL/2035 111,706	67,922	97,139
	MORGAN STANLEY MORTGAGE LOAN TR	FLT 25/AUG/2034 12,864	6,677	12,182
	MORGAN STANLEY MORTGAGE LOAN TR	FLT 25/JUN/2036 120,418	97,332	113,281
	MORGAN STANLEY MORTGAGE LOAN TR	FLT 25/JUN/2037 190,998	89,845	102,890
	MRCD 2019-MARK MORTGAGE TRUST	2.72% 15/DEC/2036 1,800,000	1,694,953	1,566,001
	NATIXIS COMMERCIAL	FLT 15/MAR/2035 718,588	717,690	711,861
	NEW ORLEANS HOTEL TRUST	FLT 15/APR/2032 1,700,000	1,630,531	1,639,440
	NEW RESIDENTIAL MORTGAGE LN TR	FLT 25/OCT/2058 110,144	110,144	100,229
	NEW RESIDENTIAL MORTGAGE LN TR	STEP 25/OCT/2063 675,784	675,775	685,826
	OBX 2023-NQM4 TRUST	STEP 25/MAR/2063 525,499	523,667	528,461
	OBX 2023-NQM7 TRUST	STEP 25/APR/2063 679,249	679,239	692,121
	PFP 2021-8 LTD	FLT 09/AUG/2037 560,610	538,747	557,363
	PRKCM 2022-AFC2 TRUST	FLT 25/AUG/2057 627,226	609,585	617,795
	PRKCM 2023-AFC3 TRUST	STEP 25/SEP/2058 679,396	679,391	689,969
	RALI SERIES 2005-QA13 TRUST	FLT 25/DEC/2035 345,506	194,880	297,061
	RALI SERIES 2006-QO6 TRUST	FLT 25/JUN/2046 123,788	102,966	28,695
	RBSGC MORTGAGE LOAN TRUST	FLT 25/JAN/2037 163,005	63,622	51,172
	READY CAPITAL MORTGAGE FINANCING	FLT 25/JUL/2036 668,551	639,302	659,397
	RESIDENTIAL MORTGAGE SECURITIES	FLT 20/JUN/2070 267,580	342,182	341,759
	SEASONED LOANS STRUCTURED T	2.75% 25/NOV/2029 962,021	982,791	886,827
	STRUCTURED ADJ RATE MRTG LOAN TR	FLT 25/JAN/2035 61,877	38,747	58,466
	STRUCTURED ADJ RATE MRTG LOAN TR	FLT 25/MAY/2036 156,357	84,985	116,499
	TBA FNMA SINGLE FAMILY 30YR	5.50% 25/FEB/2048 26,300,000	26,346,744	26,439,719
	TBA GNMA2 SINGLE FAMILY 30YR	2.00% 15/JAN/2054 800,000	643,461	678,000
	TBA GNMA2 SINGLE FAMILY 30YR	2.50% 15/JAN/2053 200,000	169,992	175,125
	TBA UMBS SINGLE FAMILY 30YR	2.50% 25/JAN/2054 18,100,000	14,396,570	15,410,453
	TBA UMBS SINGLE FAMILY 30YR	3.00% 25/JAN/2053 4,200,000	3,724,219	3,721,064
	TBA UMBS SINGLE FAMILY 30YR	3.00% 25/FEB/2054 27,000,000	23,159,355	23,946,440
	TBA UMBS SINGLE FAMILY 30YR	3.50% 25/FEB/2053 41,150,000	37,345,232	37,835,496
	TBA UMBS SINGLE FAMILY 30YR	4.00% 25/JAN/2054 11,900,000	10,596,318	11,269,207
	TBA UMBS SINGLE FAMILY 30YR	4.00% 25/FEB/2054 7,100,000	6,570,539	6,729,746
	TBA UMBS SINGLE FAMILY 30YR	4.50% 25/FEB/2053 3,800,000	3,667,965	3,690,156
	TBA UMBS SINGLE FAMILY 30YR	5.00% 25/JAN/2053 5,900,000	5,609,644	5,843,305
	TBA UMBS SINGLE FAMILY 30YR	5.00% 25/FEB/2054 18,000,000	17,794,063	17,835,469
	TBA UMBS SINGLE FAMILY 30YR	6.00% 25/FEB/2054 8,600,000	8,715,898	8,738,742
	TBA UMBS SINGLE FAMILY 30YR	4.00% 25/JAN/2054 5,000,000	4,426,386	4,734,961
	TBA UMBS SINGLE FAMILY 30YR	4.00% 25/FEB/2054 129,000	118,677	122,273
	TBA UMBS SINGLE FAMILY 30YR	4.50% 25/FEB/2053 4,100,000	3,957,541	3,981,484
	TBA UMBS SINGLE FAMILY 30YR	5.00% 25/FEB/2054 1,300,000	1,283,547	1,288,117
	TBA UMBS SINGLE FAMILY 30YR	5.50% 25/FEB/2048 4,600,000	4,608,176	4,624,438

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	TBA UMBS SINGLE FAMILY 30YR	6.00% 25/FEB/2054 8,500,000	8,614,395	8,637,129
	TBA UMBS SINGLE FAMILY 30YR	6.50% 25/FEB/2054 5,400,000	5,493,656	5,533,523
	THORNBURG MORTGAGE SECURITIES TR	FLT 25/SEP/2037 19,507	14,852	18,980
	TOWD POINT MORTGAGE FUNDING	FLT 20/OCT/2051 342,119	452,281	436,632
	TOWD POINT MORTGAGE TRUST	FLT 25/OCT/2057 483,384	493,448	462,641
	TOWD POINT MORTGAGE TRUST	FLT 25/MAR/2058 1,018,065	1,043,994	986,279
	TOWD POINT MORTGAGE TRUST	FLT 25/MAR/2058 209,228	225,312	199,781
	TOWD POINT MORTGAGE TRUST	FLT 25/OCT/2059 425,453	425,967	427,684
	TOWD POINT MORTGAGE TRUST	FLT 25/MAY/2058 387,365	390,331	393,618
	TOWD POINT MORTGAGE TRUST	FLT 25/OCT/2059 265,908	266,229	267,302
	UMBS MORTPASS	4.00% 01/OCT/2052 492,626	472,690	466,672
	UMBS MORTPASS	3.50% 01/SEP/2052 292,601	272,416	268,673
	UMBS MORTPASS	5.00% 01/JUN/2053 1,926,109	1,929,420	1,907,469
	UMBS MORTPASS	3.50% 01/APR/2053 1,634,498	1,521,743	1,501,165
	UMBS MORTPASS	3.50% 01/APR/2052 253,036	231,844	232,331
	UMBS MORTPASS	3.50% 01/APR/2052 714,438	654,604	658,135
	UMBS MORTPASS	5.00% 01/MAY/2053 1,642,415	1,635,486	1,626,520
	UMBS MORTPASS	4.00% 01/JUN/2042 24,639	26,025	23,998
	UMBS MORTPASS	4.00% 01/JAN/2045 109,586	116,213	106,257
	UMBS MORTPASS	4.00% 01/NOV/2044 350,024	371,190	339,434
	UMBS MORTPASS	4.00% 01/Jan/2045 176,269	186,928	171,042
	UMBS MORTPASS	4.00% 01/JUN/2045 52,784	55,976	50,349
	UMBS MORTPASS	4.00% 01/JUL/2042 31,254	33,144	30,447
	UMBS MORTPASS	4.00% 01/NOV/2042 27,897	29,466	27,239
	UMBS MORTPASS	3.00% 01/MAY/2043 371,474	362,419	342,416
	UMBS MORTPASS	4.00% 01/JUN/2043 107,620	114,128	104,818
	UMBS MORTPASS	4.00% 01/JUL/2043 327,880	347,707	319,340
	UMBS MORTPASS	4.00% 01/SEP/2044 1,702,086	1,805,009	1,649,155
	UMBS MORTPASS	3.00% 01/FEB/2046 95,689	95,600	87,527
	UMBS MORTPASS	4.00% 01/AUG/2048 78,006	82,723	75,658
	UMBS MORTPASS	4.00% 01/DEC/2045 295,210	311,816	285,183
	UMBS MORTPASS	3.50% 01/JUN/2052 292,174	272,018	269,269
	UMBS MORTPASS	5.00% 01/APR/2053 1,934,991	1,938,317	1,916,649
	UMBS MORTPASS	5.00% 01/MAY/2053 2,619,017	2,623,519	2,593,672
	UMBS MORTPASS	4.00% 01/JUN/2048 659,396	684,433	635,559
	UMBS MORTPASS	4.50% 01/MAY/2053 97,976	96,200	95,157
	UMBS MORTPASS	4.50% 01/MAY/2053 1,129,301	1,107,244	1,096,226
	UMBS MORTPASS	3.50% 01/MAR/2053 98,238	90,011	90,182
	UMBS MORTPASS	5.00% 01/JUL/2053 388,268	376,726	385,622
	UMBS MORTPASS	5.00% 01/JUL/2053 488,156	472,825	484,849

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	UMBS MORTPASS	4.00% 01/JUN/2049 836,264	872,524	806,723
	UMBS MORTPASS	3.00% 01/MAR/2052 965,138	870,434	855,463
	UMBS MORTPASS	4.00% 01/JUN/2052 548,467	529,185	525,013
	UMBS MORTPASS	4.00% 01/OCT/2052 90,710	87,691	86,673
	UMBS MORTPASS	3.50% 01/AUG/2052 1,070,116	996,713	983,151
	UMBS MORTPASS	4.50% 01/SEP/2052 98,896	96,949	96,000
	UMBS MORTPASS	4.00% 01/DEC/2041 171,370	181,733	167,050
	UMBS MORTPASS	4.00% 01/FEB/2043 28,386	29,983	27,647
	UMBS MORTPASS	3.00% 01/SEP/2043 820,502	788,451	755,314
	UMBS MORTPASS	3.00% 01/SEP/2032 1,434,415	1,497,618	1,370,636
	UMBS MORTPASS	3.50% 01/JUL/2052 371,273	347,140	341,100
	UMBS MORTPASS	4.00% 01/JUL/2048 47,622	50,911	45,860
	UMBS MORTPASS	4.00% 01/MAR/2050 65,690	69,549	62,854
	UMBS MORTPASS	4.00% 01/AUG/2052 987,095	871,184	934,877
	UMBS MORTPASS	FLT 15/AUG/2039 2,200,000	2,189,000	2,212,749
	VASA TRUST 2021	FLT 15/JUL/2039 1,400,000	1,400,000	1,264,067
	VMC FINANCE 2021-FL4 LLC	FLT 16/JUN/2036 461,197	461,197	456,616
	WAIKIKI BEACH HOTEL TRUST	FLT 15/DEC/2033 550,000	538,313	540,338
	WELLS FARGO COMMERCIAL MORTG TR	2.73% 15/FEB/2053 500,000	518,496	438,162
	WELLS FARGO COMMERCIAL MORTG TR	FLT 15/FEB/2037 700,000	676,703	692,548
	WELLS FARGO COMMERCIAL MORTG TR	4.02% 15/MAR/2052 300,000	341,355	285,973
	WELLS FARGO COMMERCIAL MORTG TR	3.45% 15/FEB/2048 1,100,000	1,175,840	1,063,369

	TOTAL MORTGAGE-BACKED SECURITIES		275,373,604	276,814,167

OTHER:
	FIDELITY GOVT PORTFOLIO - INST SHRS	294,668,406 UNITS	294,668,406	294,668,406
	PIMCO FDS PAC INVT MGMT OPN-END FD	1,449,576 UNITS	16,750,546	16,670,127
	TR RECEIPT MISCELLANEOUS INCOME	1 UNIT	1	1
	UNITED STATES OF AMERICA	REPURCHASE AG 18,700,000 SHARES	18,700,000	18,700,000

	TOTAL OTHER		330,118,953	330,038,534

DERIVATIVES RECEIVABLE:
	PURCHASE OPTIONS	PUT SCTY EX 10/07/2024 1	57,600	146,396
	PURCHASE OPTIONS	CALL SCTY EX 05/28/2024 1	5,290	1,396
	PURCHASE OPTIONS	CALL SCTY EX 05/29/2024 1	5,060	1,736
	PURCHASE OPTIONS	PUT SCTY EX 02/06/2024 1	12,190	22,420
	PURCHASE OPTIONS	PUT SCTY EX 02/06/2024 1	7,985	15,057

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	PURCHASE OPTIONS	CALL SCTY EX 12/13/2024 1	27,240	16,629
	CREDIT DEFAULT SWAP	EX 20/JUN/2026 100,000	—	1,502
	CREDIT DEFAULT SWAP	EX 20/JUN/2027 300,000	—	101
	CREDIT DEFAULT SWAP	EX 20/JUN/2027 100,000	—	1,421
	CREDIT DEFAULT SWAP	EX 20/DEC/2026 200,000	—	3,157
	CREDIT DEFAULT SWAP	EX 20/JUN/2027 400,000	—	135
	INTEREST RATE SWAP	EX 15/NOV/2028 3,200,000	—	281,736
	CREDIT DEFAULT SWAP	EX 20/DEC/2028 300,000	—	1,579
	CREDIT DEFAULT SWAP	EX 20/JUN/2028 100,000	—	891
	INTEREST RATE SWAP	EX 31/OCT/2025 3,700,000	—	28,083
	INTEREST RATE SWAP	EX 31/OCT/2025 18,000,000	—	135,042
	INTEREST RATE SWAP	EX 03/AUG/2033 200,000	—	3,986
	INTEREST RATE SWAP	EX 30/AUG/2033 700,000	—	23,751
	INTEREST RATE SWAP	EX 07/AUG/2033 200,000	—	4,072
	INTEREST RATE SWAP	EX 13/SEP/2033 700,000	—	26,699
	INTEREST RATE SWAP	EX 15/DEC/2026 2,000,000	—	155,025
	INTEREST RATE SWAP	EX 10/JUL/2033 400,000	—	5,352
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2026 1,000,000		9,191
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2026 1,000,000	9,191	(9,191)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2024 100,000		787
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2024 100,000	787	(787)
	CREDIT INDEX SWAP	CDI EX 20/DEC/2028 1,500,000		29,096
	CREDIT INDEX SWAP	VM EX 20/DEC/2028 1,500,000	29,096	(29,096)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2028 800,000		9,757
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2028 800,000	9,757	(9,757)
	INTEREST RATE SWAP	OIS EX 16/JUN/2051 5,000,000		2,111,745
	INTEREST RATE SWAP	VM EX 16/JUN/2051 5,000,000	2,111,745	(2,111,745)
	INTEREST RATE SWAP	OIS EX 22/AUG/2030 200,000		3,585
	INTEREST RATE SWAP	VM EX 22/AUG/2030 200,000	3,585	(3,585)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2028 300,000		3,043
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2028 300,000	3,043	(3,043)
	INTEREST RATE SWAP	OIS EX 26/JUN/2053 4,100,000		1,045,508
	INTEREST RATE SWAP	VM EX 26/JUN/2053 4,100,000	1,045,508	(1,045,508)
	INFLATION INDEX SWAPTION	EX 22/JUN/2035 800,000	—	(107,766)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2026 100,000		1,685
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2026 100,000	1,685	(1,685)
	CREDIT DEFAULT SWAP	CDS EX 20/JUN/2024 600,000		2,430
	CREDIT DEFAULT SWAP	VM EX 20/JUN/2024 600,000	2,430	(2,430)
	INTEREST RATE SWAP	OIS EX 26/JUN/2053 4,100,000		1,060,963
	INTEREST RATE SWAP	VM EX 26/JUN/2053 4,100,000	1,060,963	(1,060,963)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2028 200,000		2,331

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2028 200,000	2,331	(2,331)
	INTEREST RATE SWAP	OIS EX 15/DEC/2051 700,000		204,638
	INTEREST RATE SWAP	VM EX 15/DEC/2051 700,000	204,638	(204,638)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2027 700,000		12,714
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2027 700,000	12,714	(12,714)
	INTEREST RATE SWAP	OIS EX 20/JUN/2048 6,700,000		1,316,580
	INTEREST RATE SWAP	VM EX 20/JUN/2048 6,700,000	1,316,580	(1,316,580)
	CREDIT DEFAULT SWAP	CDS EX 20/DEC/2028 1,000,000		128,717
	CREDIT DEFAULT SWAP	VM EX 20/DEC/2028 1,000,000	128,717	(128,717)
	INTEREST RATE SWAP	OIS EX 15/JUN/2032 13,800,000		1,737,727
	INTEREST RATE SWAP	VM EX 15/JUN/2032 13,800,000	1,737,727	(1,737,727)
	INTEREST RATE SWAP	OIS EX 09/JUN/2041 8,470,000		2,789,880
	INTEREST RATE SWAP	VM EX 09/JUN/2041 8,470,000	2,789,880	(2,789,880)
	INTEREST RATE SWAP	OIS EX 30/JUN/2053 9,700,000		2,431,561
	INTEREST RATE SWAP	VM EX 30/JUN/2053 9,700,000	2,431,561	(2,431,561)
	INFLATION SWAP	CPI EX 15/MAR/2024 300,000		44,907
	INFLATION SWAP	VM EX 15/MAR/2024 300,000	44,907	(44,907)
	INFLATION SWAP	CPI EX 15/MAR/2024 700,000		104,784
	INFLATION SWAP	VM EX 15/MAR/2024 700,000	104,784	(104,784)
	INFLATION SWAP	CPI EX 15/MAR/2024 100,000		15,201
	INFLATION SWAP	VM EX 15/MAR/2024 100,000	15,201	(15,201)
	INFLATION SWAP	CPI EX 24/FEB/2031 1,000,000		172,127
	INFLATION SWAP	VM EX 24/FEB/2031 1,000,000	172,127	(172,127)
	INFLATION SWAP	CPI EX 24/FEB/2031 900,000		154,914
	INFLATION SWAP	VM EX 24/FEB/2031 900,000	154,914	(154,914)
	INFLATION SWAP	CPI EX 26/FEB/2026 2,000,000		331,996
	INFLATION SWAP	VM EX 26/FEB/2026 2,000,000	331,996	(331,996)
	INFLATION SWAP	CPI EX 05/MAR/2026 2,400,000		391,749
	INFLATION SWAP	VM EX 05/MAR/2026 2,400,000	391,749	(391,749)
	INFLATION SWAP	CPI EX 13/MAY/2026 2,000,000		293,339
	INFLATION SWAP	VM EX 13/MAY/2026 2,000,000	293,339	(293,339)
	INFLATION SWAP	CPI EX 14/MAY/2026 800,000		116,711
	INFLATION SWAP	VM EX 14/MAY/2026 800,000	116,711	(116,711)
	INFLATION SWAP	CPI EX 26/AUG/2028 1,600,000		193,937
	INFLATION SWAP	VM EX 26/AUG/2028 1,600,000	193,937	(193,937)
	INFLATION SWAP	CPI EX 10/SEP/2028 500,000		57,056
	INFLATION SWAP	VM EX 10/SEP/2028 500,000	57,056	(57,056)
	INTEREST RATE SWAP	OIS EX 20/MAR/2028 6,120,000		267
	INTEREST RATE SWAP	VM EX 20/MAR/2028 6,120,000	267	(267)
	INTEREST RATE SWAP	OIS EX 20/SEP/2027 23,000,000		635
	INTEREST RATE SWAP	VM EX 20/SEP/2027 23,000,000	635	(635)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INFLATION SWAP	CPI EX 15/MAY/2032 600,000		40,407
	INFLATION SWAP	VM EX 15/MAY/2032 600,000	40,407	(40,407)
	INFLATION SWAP	CPI EX 15/MAY/2032 600,000		40,407
	INFLATION SWAP	VM EX 15/MAY/2032 600,000	40,407	(40,407)
	INFLATION SWAP	CPI EX 15/JUN/2032 600,000		21,163
	INFLATION SWAP	VM EX 15/JUN/2032 600,000	21,163	(21,163)
	INFLATION SWAP	CPI EX 15/JUN/2032 800,000		28,218
	INFLATION SWAP	VM EX 15/JUN/2032 800,000	28,218	(28,218)
	INFLATION SWAP	CPI EX 15/JUL/2032 600,000		34,168
	INFLATION SWAP	VM EX 15/JUL/2032 600,000	34,168	(34,168)
	INFLATION SWAP	CPI EX 15/MAY/2027 1,000,000		67,994
	INFLATION SWAP	VM EX 15/MAY/2027 1,000,000	67,994	(67,994)
	INTEREST RATE SWAP	IRS EX 04/NOV/2052 1,300,000		639,697
	INTEREST RATE SWAP	VM EX 04/NOV/2052 1,300,000	639,697	(639,697)
	INTEREST RATE SWAP	IRS EX 04/NOV/2052 1,200,000		591,858
	INTEREST RATE SWAP	VM EX 04/NOV/2052 1,200,000	591,858	(591,858)
	INTEREST RATE SWAP	IRS EX 08/NOV/2052 1,490,000		732,690
	INTEREST RATE SWAP	VM EX 08/NOV/2052 1,490,000	732,690	(732,690)
	INTEREST RATE SWAP	IRS EX 08/NOV/2052 810,000		398,308
	INTEREST RATE SWAP	VM EX 08/NOV/2052 810,000	398,308	(398,308)
	INTEREST RATE SWAP	OIS EX 13/FEB/2054 3,400,000		277,764
	INTEREST RATE SWAP	VM EX 13/FEB/2054 3,400,000	277,764	(277,764)
	INTEREST RATE SWAP	OIS EX 13/FEB/2054 100,000		8,170
	INTEREST RATE SWAP	VM EX 13/FEB/2054 100,000	8,170	(8,170)
	INTEREST RATE SWAP	OIS EX 13/FEB/2054 1,330,000		108,655
	INTEREST RATE SWAP	VM EX 13/FEB/2054 1,330,000	108,655	(108,655)
	INTEREST RATE SWAP	OIS EX 13/FEB/2054 1,070,000		87,414
	INTEREST RATE SWAP	VM EX 13/FEB/2054 1,070,000	87,414	(87,414)
	INTEREST RATE SWAP	IRS EX 15/AUG/2032 4,900,000		189,445
	INTEREST RATE SWAP	VM EX 15/AUG/2032 4,900,000	189,445	(189,445)
	INFLATION SWAP	CPI EX 15/APR/2053 700,000		46,037
	INFLATION SWAP	VM EX 15/APR/2053 700,000	46,037	(46,037)
	INTEREST RATE SWAP	OIS EX 15/DEC/2031 278,000,000		31,665
	INTEREST RATE SWAP	VM EX 15/DEC/2031 278,000,000	31,665	(31,665)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 6,700,000		352,963
	INTEREST RATE SWAP	VM EX 20/MAR/2034 6,700,000	352,963	(352,963)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 545,000		28,711
	INTEREST RATE SWAP	VM EX 20/MAR/2034 545,000	28,711	(28,711)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 555,000		29,238
	INTEREST RATE SWAP	VM EX 20/MAR/2034 555,000	29,238	(29,238)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 550,000		28,975

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INTEREST RATE SWAP	VM EX 20/MAR/2034 550,000	28,975	(28,975)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 550,000		28,975
	INTEREST RATE SWAP	VM EX 20/MAR/2034 550,000	28,975	(28,975)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 550,000		28,975
	INTEREST RATE SWAP	VM EX 20/MAR/2034 550,000	28,975	(28,975)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 550,000		28,975
	INTEREST RATE SWAP	VM EX 20/MAR/2034 550,000	28,975	(28,975)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 474,000		24,971
	INTEREST RATE SWAP	VM EX 20/MAR/2034 474,000	24,971	(24,971)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 1,226,000		64,587
	INTEREST RATE SWAP	VM EX 20/MAR/2034 1,226,000	64,587	(64,587)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 2,400,000		126,434
	INTEREST RATE SWAP	VM EX 20/MAR/2034 2,400,000	126,434	(126,434)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 2,400,000		126,434
	INTEREST RATE SWAP	VM EX 20/MAR/2034 2,400,000	126,434	(126,434)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 2,060,000		108,523
	INTEREST RATE SWAP	VM EX 20/MAR/2034 2,060,000	108,523	(108,523)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 3,390,000		178,589
	INTEREST RATE SWAP	VM EX 20/MAR/2034 3,390,000	178,589	(178,589)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 3,740,000		197,027
	INTEREST RATE SWAP	VM EX 20/MAR/2034 3,740,000	197,027	(197,027)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 1,680,000		88,504
	INTEREST RATE SWAP	VM EX 20/MAR/2034 1,680,000	88,504	(88,504)
	INFLATION SWAP	CPI EX 15/SEP/2053 300,000		30,356
	INFLATION SWAP	VM EX 15/SEP/2053 300,000	30,356	(30,356)
	INFLATION SWAP	CPI EX 15/SEP/2053 300,000		30,356
	INFLATION SWAP	VM EX 15/SEP/2053 300,000	30,356	(30,356)
	INFLATION SWAP	CPI EX 15/OCT/2053 100,000		9,544
	INFLATION SWAP	VM EX 15/OCT/2053 100,000	9,544	(9,544)
	INFLATION SWAP	CPI EX 15/SEP/2053 100,000		10,119
	INFLATION SWAP	VM EX 15/SEP/2053 100,000	10,119	(10,119)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 4,240,000		223,367
	INTEREST RATE SWAP	VM EX 20/MAR/2034 4,240,000	223,367	(223,367)
	INTEREST RATE SWAP	IRS EX 20/MAR/2034 2,360,000		124,327
	INTEREST RATE SWAP	VM EX 20/MAR/2034 2,360,000	124,327	(124,327)
	INFLATION SWAP	CPI EX 15/OCT/2053 300,000		28,632
	INFLATION SWAP	VM EX 15/OCT/2053 300,000	28,632	(28,632)
	INFLATION SWAP	CPI EX 15/OCT/2053 200,000		15,157
	INFLATION SWAP	VM EX 15/OCT/2053 200,000	15,157	(15,157)
	INFLATION SWAP	CPI EX 15/NOV/2033 600,000		12,051
	INFLATION SWAP	VM EX 15/NOV/2033 600,000	12,051	(12,051)

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INFLATION SWAP	CPI EX 15/NOV/2033 700,000		16,615
	INFLATION SWAP	VM EX 15/NOV/2033 700,000	16,615	(16,615)
	INTEREST RATE SWAP	OIS EX 15/NOV/2033 2,600,000		638,374
	INTEREST RATE SWAP	VM EX 15/NOV/2033 2,600,000	638,374	(638,374)
	INFLATION SWAP	CPI EX 15/NOV/2033 800,000		16,626
	INFLATION SWAP	VM EX 15/NOV/2033 800,000	16,626	(16,626)
	INFLATION SWAP	CPI EX 15/NOV/2033 700,000		14,059
	INFLATION SWAP	VM EX 15/NOV/2033 700,000	14,059	(14,059)
	INTEREST RATE SWAP	OIS EX 22/MAR/2026 7,600,000		12,925
	INTEREST RATE SWAP	VM EX 22/MAR/2026 7,600,000	12,925	(12,925)
	3 MONTH SOFR FUT INTEREST RATE	FUTURE LONG EX 09/17/2024		7,485
	3 MONTH SOFR FUT INTEREST RATE	VM EX 09/17/2024 SIZE 2,500	7,485	(7,485)
	3 MONTH SOFR FUT INTEREST RATE	FUTURE LONG EX 03/19/2024		3,534
	3 MONTH SOFR FUT INTEREST RATE	VM EX 03/19/2024 SIZE 2,500	3,534	(3,534)
	E-MINI RUSS 2000 EQUITY INDEX	FUTURE LONG EX 03/15/2024		1,402,587
	E-MINI RUSS 2000 EQUITY INDEX	VM EX 03/15/2024 SIZE 50	1,402,587	(1,402,587)
	EURO-BTP FUTURE BOND	FUTURE LONG EX 03/07/2024		103,327
	EURO-BTP FUTURE BOND	VM EX 03/07/2024 SIZE 100,000	103,327	(103,327)
	US 10YR ULTRA FUT BOND	FUTURE LONG EX 03/19/2024		1,427,936
	US 10YR ULTRA FUT BOND	VM EX 03/19/2024 SIZE 100,000	1,427,936	(1,427,936)
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.9271	—	4,893
	FORWARD CURRENCY CONTRACTS - MXN	MXN RATE 17.5413	—	3,093
	FORWARD CURRENCY CONTRACTS - DKK	DKK RATE 6.808	—	13,712
	FORWARD CURRENCY CONTRACTS - DKK	DKK RATE 6.7593	—	487
	FORWARD CURRENCY CONTRACTS - EUR	EUR RATE 0.9046	—	(169)
	FORWARD CURRENCY CONTRACTS - CHF	CHF RATE 0.8422	—	109
	FORWARD CURRENCY CONTRACTS - JPY	JPY RATE 141.41	—	134
	FORWARD CURRENCY CONTRACTS - CHF	CHF RATE 0.8396	—	(203)

	TOTAL DERIVATIVES RECEIVABLE		23,808,244	790,456

COLLECTIVE INVESTMENT FUNDS:
	BLCKRCK DEVELOPED REAL	14,602,020 UNITS	154,190,963	171,581,042
	BLCKRCK EAFE EQUITY	250,542,393 UNITS	2,674,054,917	3,308,387,239
	BLCKRCK EAFE SMALL CAP	28,263,083 UNITS	293,664,980	332,580,173
	BLCKRCK EMER MARKETS	109,745,473 UNITS	1,124,238,890	1,126,482,403
	BLCKRCK EQUITY INDEX	518,257,511 UNITS	6,413,587,430	10,245,069,948
	BLCKRCK RUSSELL GROWTH 1000	133,385,976 UNITS	1,613,111,086	3,131,822,690
	BLCKRCK RUSSELL VALUE 1000	101,774,309 UNITS	1,079,765,115	1,597,734,517

JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 – EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – PART IV – LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
COLLECTIVE INVESTMENT FUNDS (CONTINUED):
	BLCKRCK RUSSELL 2000	97,249,692 UNITS	1,101,240,091	1,378,475,484
	BLCKRCK U.S. DEBT	172,136,574 UNITS	1,838,718,937	1,840,071,121
	BLCKRCK U.S. TIPS U/A	9,933,713 UNITS	110,062,178	114,501,463
*	JPMAM EMBI GLOBAL FUND	4,719,463 UNITS	75,077,062	80,561,235
*	JPMCB CORE BOND FUND	28,630,082 UNITS	548,034,045	592,642,704
*	JPMCB LIQUIDITY	100,366,591 UNITS	100,366,591	100,366,591
	BLCKRCK SHORT-TERM	52,978,575 UNITS	52,978,575	52,978,575
	SSGA S&P MIDCAP INDEX	99,738,159 UNITS	1,329,904,295	2,228,748,909

	TOTAL COLLECTIVE INVESTMENT FUNDS		18,508,995,155	26,302,004,094

	SUBTOTAL INVESTMENTS AT FAIR VALUE		28,622,124,277	40,133,351,968

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
*	JPMAM/VOYA CONTRACT MCA	CONTRACT - 3.09%	37,189,663	37,189,663
*	JPMAM/TRANSAMERICA CONTRACT	CONTRACT - 3.11%	36,598,178	36,598,178
*	JPMAM/METLIFE GAC	CONTRACT - 3.19%	39,865,061	39,865,061
*	JPMAM/PRUD'L CONTRACT	CONTRACT - 3.16%	41,493,545	41,493,545
*	JPMC INTERMEDT AGGREGATE SEP ACCT	SEPARATE ACCT 2,425,277,812 UNITS	2,270,131,365	2,270,131,365

	TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS		2,425,277,812	2,425,277,812

	TOTAL INVESTMENTS		31,047,402,089	42,558,629,780

*	PARTICIPANT NOTES RECEIVABLE	INT RATE: 3.25 – 10.00%	—	581,834,377

	TOTAL INVESTMENTS INCLUDING NOTES RECEIVABLE FROM PARTICIPANTS		$31,047,402,089	$43,140,464,157

* PARTY-IN-INTEREST AS DEFINED BY ERISA

GLOSSARY OF ACRONYMS
FLT: FLOATING/VARIABLE RATE
ZCP: ZERO COUPON

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
FOLLOWING ARE THE PURCHASES AND SALES OF NON-EXCLUDED ASSETS:
DERIVATIVES:
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 06/16/2023 SIZE 50	$—	$76,111
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 08/25/2023 100,000	16,147	(6)
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 05/26/2023 100,000	3,159	(1)
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 04/21/2023 100,000	2,620	—
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 05/26/2023 100,000	2,030	(1)
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 04/21/2023 100,000	3,849	(1)
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 06/23/2023 100,000	3,372	(1)
	10 YEAR US TREASURY NOTES CA	CALL SCTY EX 04/21/2023 100,000	21,942	(878)
	5 YEAR US TREASURY NOTES CA	CALL SCTY EX 04/21/2023 100,000	1,627	—
	SWAPTION - SOP	PUT SCTY EX 10/25/2024 1	(22,050)	45,500
	SWAPTION - SOP	PUT SCTY EX 10/07/2024 1	(32,400)	62,501
	SWAPTION - SOP	CALL SCTY EX 09/06/2023 1	(11,000)	—
	SWAPTION - SOP	CALL SCTY EX 10/16/2023 1	(9,380)	8,777
	SWAPTION - SOP	CALL SCTY EX 10/16/2023 1	(9,520)	13,124
	SWAPTION - SOP	CALL SCTY EX 02/21/2023 1	913	(3)
	SWAPTION - SOP	CALL SCTY EX 05/12/2023 1	4,900	—
	SWAPTION - SOP	CALL SCTY EX 05/08/2023 1	2,190	—
	SWAPTION - SOP	CALL SCTY EX 02/06/2023 1	1,690	—
	SWAPTION - SOP	CALL SCTY EX 02/21/2023 1	1,032	(2)
	SWAPTION - SOP	CALL SCTY EX 02/21/2023 1	1,037	(2)
	SWAPTION - SOP	CALL SCTY EX 06/12/2023 1	4,106	—
	SWAPTION - SOP	CALL SCTY EX 02/21/2023 1	865	(4)
	SWAPTION - SOP	CALL SCTY EX 02/21/2023 1	855	(4)
	SWAPTION - SOP	CALL SCTY EX 03/02/2023 1	1,224	—
	SWAPTION - SOP	CALL SCTY EX 05/11/2023 1	3,092	—
	SWAPTION - SOP	CALL SCTY EX 02/09/2023 1	1,245	—
	SWAPTION - SOP	CALL SCTY EX 02/27/2023 1	883	(15)
	SWAPTION - SOP	CALL SCTY EX 02/27/2023 1	1,320	(22)
	SWAPTION - SOP	CALL SCTY EX 02/13/2023 1	825	—
	SWAPTION - SOP	CALL SCTY EX 02/13/2023 1	815	—
	SWAPTION - SOP	CALL SCTY EX 02/23/2023 1	2,400	(23)
	SWAPTION - SOP	CALL SCTY EX 05/04/2023 1	3,128	—
	SWAPTION - SOP	CALL SCTY EX 02/17/2023 1	2,463	(7)
	SWAPTION - SOP	CALL SCTY EX 05/22/2023 1	2,000	—
	SWAPTION - SOP	CALL SCTY EX 02/13/2023 1	1,451	—
	SWAPTION - SOP	CALL SCTY EX 02/13/2023 1	971	—
	SWAPTION - SOP	CALL SCTY EX 04/28/2023 1	950	—
	SWAPTION - SOP	CALL SCTY EX 06/20/2023 1	4,043	—
	SWAPTION - SOP	CALL SCTY EX 07/03/2023 1	683	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 02/06/2023 1	458	—
	SWAPTION - SOP	CALL SCTY EX 02/06/2023 1	460	—
	SWAPTION - SOP	CALL SCTY EX 02/06/2023 1	855	—
	SWAPTION - SOP	CALL SCTY EX 03/10/2023 1	1,995	—
	SWAPTION - SOP	CALL SCTY EX 02/13/2023 1	1,820	—
	SWAPTION - SOP	CALL SCTY EX 02/03/2023 1	2,091	—
	SWAPTION - SOP	PUT SCTY EX 05/12/2023 1	4,550	—
	SWAPTION - SOP	CALL SCTY EX 07/06/2023 1	640	—
	SWAPTION - SOP	CALL SCTY EX 07/06/2023 1	645	—
	SWAPTION - SOP	PUT SCTY EX 05/08/2023 1	2,190	—
	SWAPTION - SOP	CALL SCTY EX 07/26/2023 1	325	—
	SWAPTION - SOP	CALL SCTY EX 07/26/2023 1	650	—
	SWAPTION - SOP	CALL SCTY EX 07/26/2023 1	650	—
	SWAPTION - SOP	CALL SCTY EX 07/24/2023 1	661	—
	SWAPTION - SOP	CALL SCTY EX 07/24/2023 1	665	—
	SWAPTION - SOP	PUT SCTY EX 03/02/2023 1	1,360	—
	SWAPTION - SOP	PUT SCTY EX 06/12/2023 1	4,106	—
	SWAPTION - SOP	CALL SCTY EX 07/10/2023 1	695	—
	SWAPTION - SOP	CALL SCTY EX 09/08/2023 1	855	—
	SWAPTION - SOP	PUT SCTY EX 02/06/2023 1	1,690	—
	SWAPTION - SOP	CALL SCTY EX 08/01/2023 1	730	—
	SWAPTION - SOP	CALL SCTY EX 08/03/2023 1	795	—
	SWAPTION - SOP	PUT SCTY EX 02/21/2023 1	1,032	—
	SWAPTION - SOP	PUT SCTY EX 02/21/2023 1	1,037	—
	SWAPTION - SOP	CALL SCTY EX 03/08/2023 1	855	—
	SWAPTION - SOP	PUT SCTY EX 05/11/2023 1	3,092	—
	SWAPTION - SOP	CALL SCTY EX 07/27/2023 1	475	—
	SWAPTION - SOP	CALL SCTY EX 07/27/2023 1	465	—
	SWAPTION - SOP	CALL SCTY EX 08/18/2023 1	635	—
	SWAPTION - SOP	PUT SCTY EX 02/27/2023 1	883	—
	SWAPTION - SOP	PUT SCTY EX 02/27/2023 1	1,320	—
	SWAPTION - SOP	PUT SCTY EX 02/21/2023 1	865	—
	SWAPTION - SOP	PUT SCTY EX 02/21/2023 1	855	—
	SWAPTION - SOP	PUT SCTY EX 07/03/2023 1	683	—
	SWAPTION - SOP	PUT SCTY EX 07/03/2023 1	1,380	—
	SWAPTION - SOP	CALL SCTY EX 09/11/2023 1	730	—
	SWAPTION - SOP	PUT SCTY EX 02/09/2023 1	1,245	—
	SWAPTION - SOP	PUT SCTY EX 02/13/2023 1	825	(49)
	SWAPTION - SOP	PUT SCTY EX 02/13/2023 1	815	(49)
	SWAPTION - SOP	PUT SCTY EX 05/22/2023 1	2,017	—
	SWAPTION - SOP	PUT SCTY EX 02/23/2023 1	2,400	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	PUT SCTY EX 02/13/2023 1	1,451	(50)
	SWAPTION - SOP	PUT SCTY EX 02/13/2023 1	971	(33)
	SWAPTION - SOP	PUT SCTY EX 03/03/2023 1	2,494	—
	SWAPTION - SOP	PUT SCTY EX 05/04/2023 1	3,128	—
	SWAPTION - SOP	CALL SCTY EX 09/11/2023 1	718	—
	SWAPTION - SOP	CALL SCTY EX 09/11/2023 1	710	—
	SWAPTION - SOP	CALL SCTY EX 09/11/2023 1	1,420	—
	SWAPTION - SOP	CALL SCTY EX 09/11/2023 1	720	—
	SWAPTION - SOP	PUT SCTY EX 02/17/2023 1	2,463	—
	SWAPTION - SOP	PUT SCTY EX 04/28/2023 1	950	—
	SWAPTION - SOP	PUT SCTY EX 06/16/2023 1	3,220	(755)
	SWAPTION - SOP	PUT SCTY EX 06/20/2023 1	4,043	—
	SWAPTION - SOP	CALL SCTY EX 08/28/2023 1	710	—
	SWAPTION - SOP	CALL SCTY EX 08/28/2023 1	1,058	—
	SWAPTION - SOP	CALL SCTY EX 08/28/2023 1	700	—
	SWAPTION - SOP	CALL SCTY EX 09/05/2023 1	1,247	—
	SWAPTION - SOP	CALL SCTY EX 10/02/2023 1	2,078	—
	SWAPTION - SOP	PUT SCTY EX 03/10/2023 1	1,995	—
	SWAPTION - SOP	PUT SCTY EX 06/20/2023 1	2,765	—
	SWAPTION - SOP	PUT SCTY EX 02/06/2023 1	458	—
	SWAPTION - SOP	PUT SCTY EX 02/06/2023 1	460	—
	SWAPTION - SOP	PUT SCTY EX 02/06/2023 1	855	—
	SWAPTION - SOP	PUT SCTY EX 07/06/2023 1	640	—
	SWAPTION - SOP	PUT SCTY EX 07/06/2023 1	645	—
	SWAPTION - SOP	PUT SCTY EX 02/13/2023 1	1,820	(52)
	SWAPTION - SOP	PUT SCTY EX 07/26/2023 1	325	—
	SWAPTION - SOP	PUT SCTY EX 07/26/2023 1	650	—
	SWAPTION - SOP	PUT SCTY EX 07/26/2023 1	650	—
	SWAPTION - SOP	CALL SCTY EX 09/25/2023 1	1,631	—
	SWAPTION - SOP	PUT SCTY EX 02/03/2023 1	2,091	—
	SWAPTION - SOP	PUT SCTY EX 07/24/2023 1	661	—
	SWAPTION - SOP	PUT SCTY EX 07/24/2023 1	665	—
	SWAPTION - SOP	CALL SCTY EX 08/31/2023 1	530	—
	SWAPTION - SOP	CALL SCTY EX 08/31/2023 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 04/14/2023 1	4,360	—
	SWAPTION - SOP	PUT SCTY EX 09/08/2023 1	855	—
	SWAPTION - SOP	CALL SCTY EX 09/28/2023 1	1,545	—
	SWAPTION - SOP	CALL SCTY EX 10/05/2023 1	1,076	—
	SWAPTION - SOP	PUT SCTY EX 08/01/2023 1	730	—
	SWAPTION - SOP	PUT SCTY EX 08/03/2023 1	795	—
	SWAPTION - SOP	CALL SCTY EX 09/18/2023 1	1,615	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	PUT SCTY EX 07/10/2023 1	695	—
	SWAPTION - SOP	CALL SCTY EX 09/12/2023 1	66,253	(1,210)
	SWAPTION - SOP	CALL SCTY EX 09/01/2023 1	878	—
	SWAPTION - SOP	CALL SCTY EX 09/05/2023 1	908	—
	SWAPTION - SOP	CALL SCTY EX 10/10/2023 1	1,185	—
	SWAPTION - SOP	CALL SCTY EX 12/28/2023 1	865	—
	SWAPTION - SOP	CALL SCTY EX 09/18/2023 1	1,760	—
	SWAPTION - SOP	CALL SCTY EX 09/25/2023 1	2,200	—
	SWAPTION - SOP	PUT SCTY EX 03/08/2023 1	855	—
	SWAPTION - SOP	PUT SCTY EX 08/18/2023 1	635	—
	SWAPTION - SOP	CALL SCTY EX 09/05/2023 1	915	—
	SWAPTION - SOP	CALL SCTY EX 09/05/2023 1	945	—
	SWAPTION - SOP	PUT SCTY EX 09/11/2023 1	730	—
	SWAPTION - SOP	CALL SCTY EX 09/22/2023 1	1,740	—
	SWAPTION - SOP	CALL SCTY EX 10/16/2023 1	1,013	—
	SWAPTION - SOP	CALL SCTY EX 12/28/2023 1	865	—
	SWAPTION - SOP	CALL SCTY EX 10/18/2023 1	1,028	—
	SWAPTION - SOP	CALL SCTY EX 10/19/2023 1	703	—
	SWAPTION - SOP	PUT SCTY EX 07/27/2023 1	475	—
	SWAPTION - SOP	PUT SCTY EX 07/27/2023 1	465	—
	SWAPTION - SOP	CALL SCTY EX 10/19/2023 1	708	—
	SWAPTION - SOP	CALL SCTY EX 12/27/2023 1	863	—
	SWAPTION - SOP	CALL SCTY EX 12/27/2023 1	853	—
	SWAPTION - SOP	CALL SCTY EX 01/16/2024 1	9,380	(1,117)
	SWAPTION - SOP	CALL SCTY EX 01/16/2024 1	9,520	(1,133)
	SWAPTION - SOP	PUT SCTY EX 08/28/2023 1	710	—
	SWAPTION - SOP	PUT SCTY EX 08/28/2023 1	1,058	—
	SWAPTION - SOP	PUT SCTY EX 08/28/2023 1	700	—
	SWAPTION - SOP	CALL SCTY EX 10/23/2023 1	688	—
	SWAPTION - SOP	PUT SCTY EX 09/11/2023 1	718	—
	SWAPTION - SOP	PUT SCTY EX 09/11/2023 1	710	—
	SWAPTION - SOP	PUT SCTY EX 09/11/2023 1	1,420	—
	SWAPTION - SOP	PUT SCTY EX 09/11/2023 1	720	—
	SWAPTION - SOP	CALL SCTY EX 12/15/2023 1	1,260	—
	SWAPTION - SOP	CALL SCTY EX 10/30/2023 1	815	—
	SWAPTION - SOP	PUT SCTY EX 09/05/2023 1	1,247	—
	SWAPTION - SOP	CALL SCTY EX 10/30/2023 1	842	—
	SWAPTION - SOP	PUT SCTY EX 10/02/2023 1	2,078	—
	SWAPTION - SOP	CALL SCTY EX 11/13/2023 1	1,448	—
	SWAPTION - SOP	CALL SCTY EX 11/13/2023 1	875	—
	SWAPTION - SOP	PUT SCTY EX 12/29/2023 1	915	(20)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	PUT SCTY EX 01/04/2024 1	1,365	(36)
	SWAPTION - SOP	CALL SCTY EX 11/02/2023 1	935	—
	SWAPTION - SOP	CALL SCTY EX 11/06/2023 1	1,508	—
	SWAPTION - SOP	PUT SCTY EX 09/28/2023 1	1,545	—
	SWAPTION - SOP	PUT SCTY EX 10/10/2023 1	1,185	—
	SWAPTION - SOP	PUT SCTY EX 12/28/2023 1	865	(20)
	SWAPTION - SOP	PUT SCTY EX 09/25/2023 1	1,631	—
	SWAPTION - SOP	PUT SCTY EX 08/31/2023 1	530	—
	SWAPTION - SOP	PUT SCTY EX 08/31/2023 1	1,020	—
	SWAPTION - SOP	PUT SCTY EX 10/05/2023 1	1,076	—
	SWAPTION - SOP	PUT SCTY EX 10/16/2023 1	1,013	—
	SWAPTION - SOP	PUT SCTY EX 12/28/2023 1	865	(20)
	SWAPTION - SOP	PUT SCTY EX 09/18/2023 1	1,760	—
	SWAPTION - SOP	PUT SCTY EX 09/25/2023 1	2,200	(32)
	SWAPTION - SOP	PUT SCTY EX 10/18/2023 1	1,028	—
	SWAPTION - SOP	PUT SCTY EX 09/18/2023 1	1,615	—
	SWAPTION - SOP	PUT SCTY EX 10/19/2023 1	703	—
	SWAPTION - SOP	PUT SCTY EX 09/01/2023 1	878	—
	SWAPTION - SOP	PUT SCTY EX 09/05/2023 1	908	—
	SWAPTION - SOP	PUT SCTY EX 10/19/2023 1	708	—
	SWAPTION - SOP	CALL SCTY EX 11/20/2023 1	1,365	—
	SWAPTION - SOP	PUT SCTY EX 12/27/2023 1	863	(20)
	SWAPTION - SOP	PUT SCTY EX 12/27/2023 1	853	—
	SWAPTION - SOP	PUT SCTY EX 09/05/2023 1	915	—
	SWAPTION - SOP	PUT SCTY EX 09/05/2023 1	945	—
	SWAPTION - SOP	PUT SCTY EX 09/22/2023 1	1,740	—
	SWAPTION - SOP	PUT SCTY EX 10/23/2023 1	688	—
	SWAPTION - SOP	CALL SCTY EX 09/21/2023 1	136,560	—
	SWAPTION - SOP	PUT SCTY EX 10/30/2023 1	815	—
	SWAPTION - SOP	PUT SCTY EX 10/30/2023 1	842	—
	SWAPTION - SOP	PUT SCTY EX 12/15/2023 1	1,260	—
	SWAPTION - SOP	PUT SCTY EX 11/13/2023 1	1,448	—
	SWAPTION - SOP	PUT SCTY EX 11/13/2023 1	875	—
	SWAPTION - SOP	PUT SCTY EX 10/27/2023 1	96,300	—
	SWAPTION - SOP	PUT SCTY EX 10/27/2023 1	20,073	—
	SWAPTION - SOP	PUT SCTY EX 11/02/2023 1	935	—
	SWAPTION - SOP	PUT SCTY EX 11/06/2023 1	1,508	—
	SWAPTION - SOP	PUT SCTY EX 11/20/2023 1	1,365	—
	SWAPTION - SOP	CALL SCTY EX 12/20/2023 1	55,125	—
	SWAPTION - SOP	CALL SCTY EX 11/13/2023 1	33,695	—
	SWAPTION - SOP	PUT SCTY EX 10/25/2024 1	22,050	(5,261)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	SWAPTION - SOP	PUT SCTY EX 10/07/2024 1	57,600	(15,696)
	SWAPTION - SOP	PUT SCTY EX 10/07/2024 1	32,400	(9,724)
	SWAPTION - SOP	PUT SCTY EX 09/06/2023 1	10,800	(2,700)
	10 YEAR US TREASURY NOTES	PUT SCTYEX 04/21/2023 100,000	1,433	—
	10 YEAR US TREASURY NOTES	PUT SCTY EX 08/25/2023 100,000	934	(2)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 08/25/2023 100,000	30,676	(31)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 04/21/2023 100,000	12,851	(406)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 05/26/2023 100,000	2,182	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 04/21/2023 100,000	2,442	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 05/26/2023 100,000	1,013	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 06/23/2023 100,000	2,191	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 07/21/2023 100,000	43,762	(7,036)
	30 YEAR US TREASURY NOTES	CALL SCTY EX 06/23/2023 100,000	3,915	—
	30 YEAR US TREASURY NOTES	PUT SCTY EX 06/23/2023 100,000	3,374	—
	5 YEAR US TREASURY NOTES	PUT SCTY EX 04/21/2023 100,000	1,349	—
	BOND OPTION	BOP CALL SCTY SWP-USD EX 04/06/2023 1	2,922	(86)
	CREDIT DEFAULT SWAP	CDS BA 2.6 30Oct25@1%USD 20/DEC/2027	—	—
	CREDIT DEFAULT SWAP	CDS MEX 4.15 28Mar@1%USD 20/JUN/2028	—	—
	CREDIT DEFAULT SWAP	CDS T 3.8 02/15/27@1%USD 20/JUN/2028	—	—
	CREDIT DEFAULT SWAP	CDS VRZN 4.125 16M@1%USD 20/JUN/2028	—	—
	CREDIT DEFAULT SWAP	CDS VRZN 4.125 16M@1%USD 20/JUN/2028	—	—
	CREDIT DEFAULT SWAP	CDS VRZN 4.125 16M@1%USD 20/DEC/2028	—	—
	CREDIT DEFAULT SWAP	CDS F 4.346 08Dec2@5%USD 20/DEC/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.39-V@1%USD 20/DEC/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.39-V@1%USD 20/DEC/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.39-V@1%USD 20/DEC/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.39-V@1%USD 20/DEC/2027	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.40-V@1%USD 20/JUN/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.EM.40-V@1%USD 20/DEC/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.41-V@1%USD 20/DEC/2028	—	—
	CREDIT INDEX SWAP	CDI CDX.NA.IG.41-V@1%USD 20/DEC/2028	—	—
	INTEREST RATE SWAP	IRS 1.5/EURIBOR 0.0000 EUR 15/Mar/2053	—	—
	INTEREST RATE SWAP	IRS 1.5/EURIBOR 0.0000 EUR 15/Mar/2053	—	—
	INTEREST RATE SWAP	IRS 1.5/EURIBOR 0.0000 EUR 15/Mar/2053	—	—
	INTEREST RATE SWAP	IRS 1.75/EURIBOR 0.0000 EUR 15/Mar/2033	—	—
	INTEREST RATE SWAP	IRS 1.75/EURIBOR 0.0000 EUR 15/Mar/2033	—	—
	INTEREST RATE SWAP	IRS 1.75/EURIBOR 0.0000 EUR 15/Mar/2033	—	—
	INTEREST RATE SWAP	IRS 2.54/EURIBOR 0.0000 EUR 09/Mar/2033	—	—
	INTEREST RATE SWAP	IRS 2.5/EURIBOR 0.0000 EUR 20/Sep/2053	—	—
	INTEREST RATE SWAP	IRS 2.5/EURIBOR 0.0000 EUR 20/Sep/2053	—	—
	INTEREST RATE SWAP	IRS 3/EURIBOR 0.0000 EUR 20/Sep/2033	—	—
	INTEREST RATE SWAP	IRS 3/EURIBOR 0.0000 EUR 20/Sep/2033	—	—
	INTEREST RATE SWAP	IRS 2.5/EURIBOR 0.0000 EUR 20/Sep/2053	—	—
	INTEREST RATE SWAP	IRS 3/EURIBOR 0.0000 EUR 20/Sep/2033	—	—
	INTEREST RATE SWAP	IRS 3/EURIBOR 0.0000 EUR 20/Sep/2033	—	—
	INTEREST RATE SWAP	IRS 2.5/EURIBOR 0.0000 EUR 20/Sep/2053	—	—
	INTEREST RATE SWAP	IRS 3/EURIBOR 0.0000 EUR 20/Sep/2033	—	—
	INTEREST RATE SWAP	IRS 1.25/LIBOR 0.0000 USD 16/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 1.25/LIBOR 0.0000 USD 16/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0.5/LIBOR 0.0000 USD 16/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 04/Aug/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 04/Aug/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 15/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 15/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 15/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 15/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 20/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 0/LIBOR 0.0000 USD 09/Sep/2023	—	—
	INTEREST RATE SWAP	IRS 3/EURIBOR 0.0000 EUR 20/Sep/2033	—	—
	INTEREST RATE SWAP	IRS 3/EURIBOR 0.0000 EUR 20/Sep/2033	—	—
	INTEREST RATE SWAP	IRS 2.28/LIBOR 0.0000 USD 15/Nov/2053	—	—
	INTEREST RATE SWAP	IRS 2.3/LIBOR 0.0000 USD 15/Nov/2028	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.47% USD 22/FEB/2030	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.4% USD 23/FEB/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.4% USD 23/FEB/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.34% USD 23/FEB/2030	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.34% USD 23/FEB/2030	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.08% USD 23/FEB/2053	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.43% USD 27/FEB/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.37% USD 01/MAR/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.37% USD 01/MAR/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.3% USD 06/MAR/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.45% USD 07/MAR/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.8% USD 10/MAR/2028	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 16/JUN/2051	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 16/JUN/2051	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0.5% USD 16/JUN/2026	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.42% USD 24/MAY/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.27%USD 04/NOV/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.27% USD 04/NOV/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/2% USD 15/DEC/2051	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/2% USD 15/DEC/2051	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 15/DEC/2026	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 15/DEC/2026	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/2.5% USD 20/JUN/2048	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/1.25% USD 09/JUN/2041	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 20/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 04/AUG/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 04/AUG/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 15/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 15/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 15/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 15/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0.261%/0% USD 09/SEP/2023	—	—
	OVERNIGHT INDEX SWAP	OIS TONAR +0% /0.5% JPY 15/DEC/2031	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.3% USD 14/JUN/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.5% USD 21/JUN/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.5% USD 22/JUN/2030	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.42% USD 25/SEP/2025	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /1.9516% USD 26/JUN/2053	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /1.9312% USD 26/JUN/2053	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /1.7165% USD 26/JUN/2028	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /1.803% USD 30/JUN/2028	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /1.975% USD 30/JUN/2053	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.5% USD 20/DEC/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.5% USD 20/DEC/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.65% USD 10/JUL/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.65% USD 10/JUL/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.5% USD 18/JUL/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.5% USD 18/JUL/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.75% USD 12/JUL/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.73% USD 03/AUG/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.735% USD 07/AUG/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /5.15% USD 13/SEP/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /5.15% USD 13/SEP/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.8% USD 22/AUG/2030	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /5.388% USD 18/OCT/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.9% USD 30/AUG/2033	—	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.9% USD 30/AUG/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.9% USD 30/AUG/2033	—	—
	OVERNIGHT INDEX SWAP	OIS TONAR +0% /0.85% JPY 20/SEP/2033	—	—
	OVERNIGHT INDEX SWAP	OIS TONAR +0% /0.85% JPY 20/SEP/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.95% USD 13/SEP/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.715% USD 13/SEP/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.95% USD 13/SEP/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.95% USD 13/SEP/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.715% USD 13/SEP/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.75% USD 13/SEP/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.2325% USD 13/SEP/2024	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.95% USD 13/SEP/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.165% USD 27/SEP/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.155% USD 02/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.03% USD 04/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.175% USD 10/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.15% USD 12/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.2% USD 18/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.22% USD 20/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.255% USD 23/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.23% USD 23/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.3925% USD 25/OCT/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.45% USD 01/NOV/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.435% USD 01/NOV/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.9% USD 15/NOV/2025	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.9% USD 15/NOV/2025	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.9% USD 15/NOV/2025	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.25% USD 22/NOV/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.95% USD 19/DEC/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /4.868% USD 22/DEC/2025	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.854% USD 29/DEC/2033	—	—
	OVERNIGHT INDEX SWAP	OIS SOFR +0% /3.854% USD 29/DEC/2033	—	—
	AUST 10Y BOND FUT BOND	EXPIRES 06/15/2023 SIZE 100,000	—	12,218
	AUST 3YR BOND FUT BOND	EXPIRES 06/15/2023 SIZE 100,000	—	3,388
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 12/15/2023 SIZE 50	—	1,164,891
	E-MINI RUSS 2000 EQUITY INDEX	EXPIRES 09/15/2023 SIZE 50	—	449,999
	EURO-BOBL FUTURE BOND	EXPIRES 12/07/2023 SIZE 100,000	—	(18,414)
	EURO-BOBL FUTURE BOND	EXPIRES 09/07/2023 SIZE 100,000	—	57,073
	EURO-BOBL FUTURE BOND	EXPIRES 06/08/2023 SIZE 100,000	—	(125,583)
	EURO-BTP FUTURE BOND	EXPIRES 12/07/2023 SIZE 100,000	—	69,315
	EURO-BTP FUTURE BOND	EXPIRES 09/07/2023 SIZE 100,000	—	(39,756)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	EURO-BTP FUTURE BOND	EXPIRES 06/08/2023 SIZE 100,000	—	(418,128)
	EURO-BUND FUTURE BOND	EXPIRES 12/07/2023 SIZE 100,000	—	(143,520)
	EURO-BUND FUTURE BOND	EXPIRES 09/07/2023 SIZE 100,000	—	(11,415)
	EURO-BUND FUTURE BOND	EXPIRES 06/08/2023 SIZE 100,000	—	105,881
	EURO-BUXL 30Y BND BOND	EXPIRES 12/07/2023 SIZE 100,000	—	25,757
	EURO-BUXL 30Y BND BOND	EXPIRES 09/07/2023 SIZE 100,000	—	98,419
	EURO-BUXL 30Y BND BOND	EXPIRES 06/08/2023 SIZE 100,000	—	(121,310)
	EURO-OAT FUTURE BOND	EXPIRES 12/07/2023 SIZE 100,000	—	(72,483)
	EURO-OAT FUTURE BOND	EXPIRES 09/07/2023 SIZE 100,000	—	86,954
	EURO-OAT FUTURE BOND	EXPIRES 06/08/2023 SIZE 100,000	—	(168,707)
	EURO-SCHATZ FUT BOND	EXPIRES 12/07/2023 SIZE 100,000	—	20,466
	EURO-SCHATZ FUT BOND	EXPIRES 09/07/2023 SIZE 100,000	—	709,760
	EURO-SCHATZ FUT BOND	EXPIRES 06/08/2023 SIZE 100,000	—	(748,497)
	FED FUND 30DAY	EXPIRES 10/31/2023 SIZE 4,167	—	(2,867)
	JPN 10Y BOND(OSE) BOND	EXPIRES 09/12/2023 SIZE 100,000,000	—	112,283
	JPN 10Y BOND(OSE) BOND	EXPIRES 06/13/2023 SIZE 100,000,000	—	(719,512)
	SHORT EURO-BTP FU BOND	EXPIRES 12/07/2023 SIZE 100,000	—	(47,982)
	SHORT EURO-BTP FU BOND	EXPIRES 09/07/2023 SIZE 100,000	—	40,079
	SHORT EURO-BTP FU BOND	EXPIRES 06/08/2023 SIZE 100,000	—	(86,578)
	US LONG BOND(CBT) BOND	EXPIRES 12/19/2023 SIZE 100,000	—	573,815
	US LONG BOND(CBT) BOND	EXPIRES 09/20/2023 SIZE 100,000	—	768,381
	US LONG BOND(CBT) BOND	EXPIRES 06/21/2023 SIZE 100,000	—	(171,519)
	US ULTRA BOND CBT BOND	EXPIRES 12/19/2023 SIZE 100,000	—	(100,924)
	US ULTRA BOND CBT BOND	EXPIRES 09/20/2023 SIZE 100,000	—	109,015
	US ULTRA BOND CBT BOND	EXPIRES 06/21/2023 SIZE 100,000	—	49,853
	US 10YR NOTE (CBT) BOND	EXPIRES 12/19/2023 SIZE 100,000	—	343,822
	US 10YR NOTE (CBT) BOND	EXPIRES 09/20/2023 SIZE 100,000	—	1,811,378
	US 10YR NOTE (CBT) BOND	EXPIRES 06/21/2023 SIZE 100,000	—	(346,414)
	US 10YR ULTRA FUT BOND	EXPIRES 12/19/2023 SIZE 100,000	—	265,198
	US 10YR ULTRA FUT BOND	EXPIRES 09/20/2023 SIZE 100,000	—	150,109
	US 10YR ULTRA FUT BOND	EXPIRES 06/21/2023 SIZE 100,000	—	(380,869)
	US 2YR NOTE (CBT) BOND	EXPIRES 12/29/2023 SIZE 200,000	—	140,329
	US 2YR NOTE (CBT) BOND	EXPIRES 09/29/2023 SIZE 200,000	—	861,701
	US 2YR NOTE (CBT) BOND	EXPIRES 06/30/2023 SIZE 200,000	—	238,802
	US 5YR NOTE (CBT) BOND	EXPIRES 12/29/2023 SIZE 100,000	—	201,849
	US 5YR NOTE (CBT) BOND	EXPIRES 09/29/2023 SIZE 100,000	—	(153,367)
	US 5YR NOTE (CBT) BOND	EXPIRES 06/30/2023 SIZE 100,000	—	890,778
	3 MON SOFR FUR INT RATE	EXPIRES 06/18/2024 SIZE 2,500	—	(184,164)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
SECURITIES SOLD SHORT:
	FEDERAL NATIONAL MORT ASSOC	2.00% 12/25/2054 5,600,000	4,264,984	(4,348,094)
	FEDERAL NATIONAL MORT ASSOC	2.00% 09/25/2054 2,000,000	1,642,813	(1,563,672)
	TBA FNMA SINGLE FAMILY 30YR	5.50% 05/25/2047 18,100,000	18,214,656	(18,214,656)
	TBA GNMA2 SINGLE FAMILY 30YR	2.50% 02/15/2053 200,000	180,875	(180,875)
	TBA GNMA2 SINGLE FAMILY 30YR	2.50% 07/15/2054 200,000	170,594	(170,594)
	TBA GNMA2 SINGLE FAMILY 30YR	2.50% 09/15/2054 200,000	168,906	(168,906)
	TBA GNMA2 SINGLE FAMILY 30YR	2.50% 10/15/2054 200,000	160,063	(160,063)
	TBA UMBS SINGLE FAMILY 30YR	2.00% 03/25/2054 2,000,000	1,689,375	(1,603,711)
	TBA UMBS SINGLE FAMILY 30YR	2.00% 04/25/2054 4,000,000	3,252,109	(3,295,117)
	TBA UMBS SINGLE FAMILY 30YR	2.00% 05/25/2053 4,000,000	3,301,875	(3,312,891)
	TBA UMBS SINGLE FAMILY 30YR	2.00% 06/25/2054 2,000,000	1,664,531	(1,645,391)
	TBA UMBS SINGLE FAMILY 30YR	2.00% 07/25/2054 4,000,000	3,246,719	(3,225,781)
	TBA UMBS SINGLE FAMILY 30YR	2.00% 08/25/2054 2,000,000	1,629,375	(1,640,234)
	TBA UMBS SINGLE FAMILY 30YR	2.00% 10/25/2054 2,000,000	1,565,625	(1,536,523)
	TBA UMBS SINGLE FAMILY 30YR	2.00% 11/25/2054 2,000,000	1,538,984	(1,468,438)
	TBA UMBS SINGLE FAMILY 30YR	2.50% 01/25/2054 18,100,000	15,441,563	(15,441,563)
	TBA UMBS SINGLE FAMILY 30YR	2.50% 11/25/2054 18,100,000	14,236,781	(14,236,781)
	TBA UMBS SINGLE FAMILY 30YR	3.00% 01/25/2053 18,600,000	16,492,969	(16,492,969)
	TBA UMBS SINGLE FAMILY 30YR	3.00% 03/25/2054 36,000,000	31,391,563	(32,127,969)
	TBA UMBS SINGLE FAMILY 30YR	3.00% 05/25/2054 1,950,000	1,780,441	(1,780,441)
	TBA UMBS SINGLE FAMILY 30YR	3.00% 06/25/2054	—	—
	TBA UMBS SINGLE FAMILY 30YR	3.00% 07/25/2054 8,000,000	7,060,625	(7,060,625)
	TBA UMBS SINGLE FAMILY 30YR	3.00% 10/25/2054 27,000,000	22,097,813	(22,097,813)
	TBA UMBS SINGLE FAMILY 30YR	3.50% 05/25/2053 1,400,000	1,298,719	(1,298,719)
	TBA UMBS SINGLE FAMILY 30YR	3.50% 09/25/2054 32,250,000	28,752,891	(28,752,891)
	TBA UMBS SINGLE FAMILY 30YR	3.50% 08/25/2054 13,750,000	(12,658,639)	12,708,842
	TBA UMBS SINGLE FAMILY 30YR	4.00% 04/25/2053 13,300,000	12,687,688	(12,687,688)
	TBA UMBS SINGLE FAMILY 30YR	4.00% 08/25/2054 8,629,000	8,014,858	(8,014,858)
	TBA UMBS SINGLE FAMILY 30YR	4.00% 01/25/2054 19,300,000	18,217,961	(18,217,961)
	TBA UMBS SINGLE FAMILY 30YR	4.00% 09/25/2054 12,071,000	(11,070,424)	11,417,838
	TBA UMBS SINGLE FAMILY 30YR	4.00% 10/25/2054 24,629,000	(21,602,103)	22,791,229
	TBA UMBS SINGLE FAMILY 30YR	4.50% 05/25/2054	—	—
	TBA UMBS SINGLE FAMILY 30YR	4.50% 07/25/2054 900,000	861,680	(861,680)
	TBA UMBS SINGLE FAMILY 30YR	4.50% 08/25/2054 3,000,000	2,859,609	(2,859,609)
	TBA UMBS SINGLE FAMILY 30YR	4.50% 12/25/2053 3,800,000	3,523,906	(3,523,906)
	TBA UMBS SINGLE FAMILY 30YR	5.00% 02/25/2054 2,900,000	2,914,047	(2,914,047)
	TBA UMBS SINGLE FAMILY 30YR	5.00% 04/25/2053 4,900,000	4,912,250	(4,912,250)
	TBA UMBS SINGLE FAMILY 30YR	5.00% 06/25/2054 1,300,000	1,294,922	(1,293,906)
	TBA UMBS SINGLE FAMILY 30YR	5.00% 07/25/2054 1,900,000	1,855,398	(1,855,398)
	TBA UMBS SINGLE FAMILY 30YR	5.00% 08/25/2054 1,300,000	1,231,344	(1,227,344)
	TBA UMBS SINGLE FAMILY 30YR	5.00% 09/25/2054 100,000	(101,488)	132,352

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (BOTH ACQUIRED AND DISPOSED OF WITHIN THE PLAN YEAR)
YEAR ENDED DECEMBER 31, 2023
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
SECURITIES SOLD SHORT (CONTINUED):
	TBA UMBS SINGLE FAMILY 30YR	5.00% 10/25/2054 500,000	469,648	(469,648)
	TBA UMBS SINGLE FAMILY 30YR	5.50% 04/25/2053 100,000	100,867	(100,867)
	TBA UMBS SINGLE FAMILY 30YR	5.50% 06/25/2054 16,600,000	16,610,438	(16,681,328)
	TBA UMBS SINGLE FAMILY 30YR	5.50% 08/25/2054 30,000,000	29,637,063	(29,637,063)
	TBA UMBS SINGLE FAMILY 30YR	5.50% 11/25/2054 13,400,000	12,919,484	(12,919,484)
	TBA UMBS SINGLE FAMILY 30YR	5.50% 12/25/2054 900,000	888,539	(888,539)
	TBA UMBS SINGLE FAMILY 30YR	6.50% 08/25/2054 5,000,000	(5,111,523)	5,098,828
	TBA UMBS SINGLE FAMILY 30YR	6.50% 11/25/2053 5,000,000	5,023,438	(5,023,438)

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 – EIN# 13/4994650
SCHEDULE OF LOANS OR FIXED INCOME OBLIGATIONS IN DEFAULT OR CLASSIFIED AS UNCOLLECTIBLE
AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE G – PART I)

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
			AMOUNT RECEIVED DURING THE YEAR				AMOUNT OVERDUE
	IDENTITY AND ADDRESS OF OBLIGOR	ORIGINAL AMOUNT OF LOAN	PRINCIPAL	INTEREST	UNPAID BALANCE AT END OF YEAR	DETAILED DESCRIPTION OF LOAN, INCLUDING DATES OF MAKING AND MATURITY, INTEREST RATE, THE TYPE AND VALUE OF COLLATERAL, ANY RENEGOTIATION OF THE LOAN AND THE TERMS OF THE RENEGOTIATION, AND OTHER MATERIAL ITEMS	PRINCIPAL	INTEREST
	LEHMAN BROTHERS HDGS 1271 AVE OF THE AMERICAS, NEW YORK, NY 10020	$210,000	$77	$—	$210,000	ESC LEHMAN BRTH HLD 5.250% 06/FEB/2012. ISSUE DATE: 01/12/2007	$210,000	$—
	LEHMAN BROTHERS HDGS 1271 AVE OF THE AMERICAS, NEW YORK, NY 10020	340,000	128	—	340,000	LEH.BROS.HOLD.INC. 6.2% BDS 26/SEP/2014 USD. ISSUE DATE: 09/26/2007	340,000	—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
AS OF DECEMBER 31, 2023
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2023	$—	$—	$169,842	$—
February 2023	—	—	241,118	—
March 2023	—	—	247,527	—
April 2023	—	—	66,504	—
May 2023	—	—	26,194	—
June 2023	—	—	63,505	—
July 2023	—	—	124,469	—
August 2023	—	—	120,910	—
September 2023	—	—	3,710,773	—
October 2023	—	—	92,660	—
November 2023	—	—	81,191	—
December 2023	—	—	137,759	—
Total	$—	$—	$5,082,452	$—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
AS OF DECEMBER 31, 2022
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2022	$—	$—	$473,378	$—
February 2022	—	—	362,264	—
March 2022	—	—	226,982	—
April 2022	—	—	134,698	—
May 2022	—	—	122,123	—
June 2022	—	—	196,245	—
July 2022	—	—	224,856	—
August 2022	—	—	277,504	—
September 2022	—	—	96,760	—
October 2022	—	—	99,025	—
November 2022	—	—	2,421,447	—
December 2022	—	—	169,653	—
Total	$—	$—	$4,804,935	$—

JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
AS OF DECEMBER 31, 2021
(IRS FORM 5500 – SCHEDULE H – LINE 4a)

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check Here if Late Participant Loan Repayment are Included	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
X
January 2021	$—	$—	$354,101	$—
February 2021	—	—	377,493	—
March 2021	—	—	384,921	—
April 2021	—	—	281,778	—
May 2021	—	—	190,211	—
June 2021	—	—	130,965	—
July 2021	—	—	676,827	—
August 2021	—	—	365,257	—
September 2021	—	—	109,099	—
October 2021	—	—	2,826,192	—
November 2021	—	—	82,611	—
December 2021	—	—	217,997	—
Total	$—	$—	$5,997,452	$—

JPMORGAN CHASE 401(k) SAVINGS PLAN

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase 401(k) Savings Plan
(Registrant)

By:	/s/ Elena Korablina
Elena Korablina

Managing Director and Firmwide Controller
(Principal Accounting Officer)
JPMorgan Chase & Co.

Date: October 11, 2024

JPMORGAN CHASE 401(k) SAVINGS PLAN

INDEX TO EXHIBIT

Exhibit No.	Description of Exhibit	Page at which located

23	Consent of Independent Registered Public Accounting Firm	100